As filed with the Securities and Exchange Commission on August 18, 2006
Registration No. 333-134269
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WESTERN GOLDFIELDS, INC.
(Name of Small Business Issuer in its Charter)

Idaho	1040	38-3661016

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Brian Penny, Chief Financial Officer
6520 E. Highway 78
Brawley, California 92227
(928) 341-0041
(Name, Address and Telephone Number of Principal Executive Offices and Agent for Service)

With a Copy to:
Henry I. Rothman, Esq.
Troutman Sanders LLP
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
(212) 704-6000

Approximate date of commencement of proposed sale to the public:  From time to time after this post-effective amendment is declared effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $0.01 per share	49,638,450	$1.96	$97,291,362	$10,410.18

(1)
Total represents 49,638,450 shares of common stock, 12,624,999 shares of which are issuable upon the exercise of warrants and 13,825,950 shares of which are issuable upon the exercise of options. In the event of a stock split, stock dividend or similar transaction involving the common stock of the Registrant, in order to prevent dilution, the number of shares registered shall be automatically increased to cover additional shares in accordance with Rule 416(a) under the Securities Act.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act based on the average of the closing bid and asked prices of the common stock on August 14, 2006 as reported on the OTC Bulletin Board.

(3)	Of this registration fee, $9,164 has been previously paid and $1,246.97 is being paid herewith.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated August 18, 2006.

WESTERN GOLDFIELDS, INC.
49,638,450 Shares of Common Stock

$0.01 par value

We are registering up to 49,638,450 shares of our common stock, 12,624,999 shares of which are issuable upon the exercise of warrants and 13,825,950 shares of which are issuable upon the exercise of options, for sale by certain of our shareholders from time to time. The selling shareholders will receive all the proceeds from the sale of the offered shares. See “Selling Shareholders” on page 37 of this prospectus.

Our common stock is traded on the OTC Bulletin Board under the symbol “WGDF.OB.” On August 11, 2006, the last reported bid price of our common stock was $2.04 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 4 to read about certain risks you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Our principal executive offices are located at Western Goldfields, Inc., 6502 E. Highway 78, Brawley, California 92227. Our telephone number is (928) 341-0041.

The date of this Prospectus is                 , 2006.

PROSPECTUS SUMMARY

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely on the information provided in this prospectus. Neither we nor the selling shareholders listed in this prospectus have authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. Applicable SEC rules may require us to update this prospectus in the future.

The Company

We were incorporated as Bismarck Mining in the State of Idaho in 1924. We initially focused on silver exploration in the Coeur d’Alene district of northern Idaho and held various exploration claims from time to time until 1971. From 1971 to 1999 we did not conduct any business operations. In 1999, we commenced exploration activities and acquired rights to three groups of claims in the western United States. As part of our program to acquire additional claims, in August 2002, we acquired Calumet Mining Company, a privately held exploration company which held exploration rights to five groups of claims.

In early 2003, we commenced the process of acquiring the Mesquite Mine (“Mesquite” or “the Mine”) in Imperial County, California from Hospah Coal Company (“Hospah”), a wholly-owned subsidiary of Newmont Mining Corporation (“Newmont”). During the first half of 2003, we conducted due diligence and held extensive discussions with Newmont and potential investors which resulted in us and Newmont signing a letter of intent in July 2003. In November 2003, we acquired a 100% interest in Mesquite pursuant to an asset purchase agreement. These assets are now held by our wholly-owned subsidiary, Western Mesquite Mining Inc. The transaction included:

•	assumption of reclamation and closure liabilities at the property, estimated at $6,000,000;

•	provision of approximately $7,800,000 in reclamation bonds to various governmental authorities replacing equivalent bonds previously provided by Newmont, which was subsequently reduced to $7,000,000;

•
issuance of additional shares of our common stock and warrants to purchase our common stock valued at approximately $3,100,000. As a result of the transaction, Newmont acquired 3,454,468 shares of our common stock and warrants to purchase an additional 8,091,180 shares of our common stock. On April 18, 2005 Newmont surrendered warrants to purchase 2,035,000 shares of common stock;

•	the grant to Newmont of a perpetual net smelter return royalty ranging, according to location, from 0.5% to 2.0% on any newly mined ore; and

•
the grant to Newmont of a net operating cash flow royalty equal to 50% of the proceeds received from the sale of gold and silver produced from materials in place on the heap leach pads on the date of the acquisition, less certain operating costs, capital expenses and other allowances and adjustments.

Mesquite is our most important asset, providing us with current gold production from material that was placed on the heap leach pads by Newmont and previous owners of the property. The gold produced has provided us with operating cash flow to help sustain our operations pending the results of a feasibility study, which was recently completed in August 2006. The results of the study were favorable and reported proven and probable reserves of 1.23 and 1.13 million ounces of gold, respectively. Since we acquired Mesquite, we have been continuously reviewing the current gold recovery program from the heap leach pads and have conducted metallurgical tests in an attempt to improve the recovery and better understand the remaining potential on the pads.

Our current operations are based on the cyanidation of the heaps created by the previous owners. The operation includes circulating cyanide solution through the heaps, with subsequent recovery of gold and silver extracted during the cyanidation process on activated carbon. Periodically the activated carbon is treated to recover the gold and silver into dore. The dore is then transported to Johnson Matthey Inc. for further refining to 0.9999 bullion.

Subsequent to the management changes and refinancing activities in February 2006, described under "Business-Business Development" below, our immediate priorities are to finance the developments of Mesquite, and bring the Mine back into full production based on the recently issued feasability report.

In 2006 we conducted a review of certain of our other exploration properties. Based on the outcome of this review, we disposed of these exploration properties on June 19, 2006.

We sell our gold production to bullion dealers and refiners. In 2005, sales to four customers totaled $3,911,655, $3,875,114, $1,510,031 and $501,350, respectively. In 2004, sales to two customers totaled $8,303,971 and $2,563,264, respectively.

The Offering

Common stock offered by the selling shareholders	49,638,450 shares

Common stock outstanding as of August 11, 2006	67,780,801 shares

Use of Proceeds
We will not receive any of the proceeds from the sale of the shares by the selling shareholders. We may receive proceeds in connection with the exercise of warrants, the underlying shares of which may be sold by the selling shareholders under this prospectus.

Risk Factors
An investment in our securities involves a high degree of risk and could result in a loss of your entire investment. Prior to making an investment decision, you should carefully consider all of the information in this prospectus and, in particular, you should evaluate the risk factors set forth under the caption “Risk Factors” beginning on page 4.

OTC Bulletin Board Symbol	WGDF.OB

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus before deciding to invest in our common stock.

Risks Related to Our Industry

We are dependent on the price of gold, which is subject to numerous factors beyond our control. A substantial or extended decline in gold prices would have a material adverse effect on our revenues, profits and cash flows.

Our business is extremely dependent on the price of gold, which is affected by numerous factors beyond our control. Factors tending to put downward pressure on the price of gold include:

•    sales or leasing of gold by governments and central banks;

•    a low rate of inflation and a strong U.S. dollar;

•    global and regional recession or reduced economic activity;

•    speculative trading;

•    the demand for gold for industrial uses, use in jewelry, and investment;

•    high supply of gold from production, disinvestment, scrap and hedging;

•    interest rates;

•    sales by gold producers in forward transactions and other hedging;

•    the production and cost levels for gold in major gold-producing nations; and

•    the cost level (in local currencies) for gold in major consuming nations.

Any drop in the price of gold would adversely impact our future revenues, profits and cash flows. In addition, sustained low gold prices can:

•	reduce revenues further by production cutbacks due to cessation of the mining of deposits or portions of deposits that have become uneconomic at the then-prevailing gold price;

•	halt or delay the development of new projects; and

•	reduce funds available for exploration, with the result that depleted minerals are not replaced.

We are subject to substantial costs for compliance with environmental laws and regulations and may be subject to substantial costs for liability related to environmental claims.

Our exploration, production and processing operations are extensively regulated under various U.S. federal, state and local laws relating to the protection of air and water quality, hazardous waste management and mine reclamation. We may have potential future liability for environmental costs. In addition, we may be subject to reclamation costs for our claims, even if we have not conducted the activity on those properties. Further, the regulatory environment for our operations could change in ways that would substantially increase our liability or the costs of compliance and that could have a material adverse effect on our operations or financial position.

Various laws and permits require that financial assurances be in place for certain environmental and reclamation obligations and other potential liabilities. We may be unable to undertake any trenching, drilling, or development on any of our properties until we obtain financial assurances to cover potential liabilities.

Risks Related to our Operations

Only one of our properties has commenced commercial production, and if we continue to experience significant operating losses, we may need additional financing to fund our operations, which may not be available to us.

We emerged from dormancy in 1999 to pursue mineral exploration and development opportunities, and we have a limited operating history in our current form. Since we reorganized our business, we have incurred operating costs in each quarter but only began to generate any revenue in January 2004. We have incurred cumulative net losses of approximately $14.1 million to date through December 31, 2005, and we may experience additional net losses in 2006.

Except for the Mesquite Mine, none of our properties has commenced commercial production, and we have a limited history of earnings or cash flow from our operations. In addition, in our acquisition of the Mesquite Mine, we purchased an asset that had been scheduled for closure by the previous owner. Newmont Mining Corporation operated the Mesquite Mine in a limited caretaker mode with a view towards closure until our acquisition of the Mesquite Mine in November 2003. At that time, Newmont Mining Corporation did not operate the Mesquite Mine as an operating mine but as an operation to be discontinued, and we may not be able to successfully reopen and operate the mine and to execute our business strategy.

We believe that additional financing will be required in the future to fund our operations. While we may attempt to generate additional working capital through the operation, development, sale or possible joint venture development of our properties, there is no assurance that any such activity will generate funds that will be available for operations. We do not know whether additional financing will be available when needed or on acceptable terms, if at all. If we are unable to raise additional financing when necessary, we may have to delay our exploration efforts or any property acquisitions or be forced to cease operations.

We have thirty-eight full-time employees including our executive officers, and we are dependent on our directors, officers and third-party contractors.

We have five executive officers and thirty-three other individuals who are full time employees. We have a small number of individuals in management and each person has experience in the mining industries. We are wholly dependent upon the personal efforts and abilities of these officers and our independent directors and our consultants. Our consultants devote less than all of their time and efforts to our operations. While much of our operations are handled by our employees, our directors and officers direct our policies and manage our operations. The loss of any one of these individuals could adversely affect our business. We are currently seeking to hire geologists and engineers on a permanent basis and unless and until we do so we must rely on consultants paid on a per diem basis. Competition for such personnel is intense, and there is no assurance that we will be able to hire and retain such personnel in the future.

If we do not continually obtain additional deposits for gold production, we will be unable to achieve or maintain targeted production levels.

We must continually replace gold deposits depleted by production. Our Mesquite Mine operation began producing gold from material that the previous owners had placed on the heap leach pads. Depleted deposits must be replaced by expanding operations on known properties or by locating new deposits in order for us to maintain our production levels over the long term. Success in exploration for gold is uncertain. There is no assurance that a commercially viable mineral deposit exists on any of our properties. As a result, our metals inventory may decline as minerals are produced without adequate replacement.

Estimates of proven and probable deposits are uncertain, and any inaccuracies could result in the estimates being overstated.

Estimates of proven and probable deposits and costs of goods sold are subject to considerable uncertainty. Such estimates are, to a large extent, based on interpretations of geologic data obtained from drill holes and other sampling techniques. Gold producers use feasibility studies to derive estimates of costs of goods sold based upon anticipated tonnage and grades of minerals to be mined and processed, the predicted configuration of the deposits, expected recovery rates, comparable facility, equipment and operating costs, and other factors. Actual costs of goods sold and economic returns on projects may differ significantly from original estimates. Further, it may take many years from the initial phase of drilling before production is possible and, during that time, the economic feasibility of exploiting a discovery may change. Any significant inaccuracies in these interpretations or assumptions or changes of conditions could cause the quantities and net present value of our deposits to be overstated. The data included and referred to in this prospectus represent only estimates. You should not assume that the present value referred to in this prospectus represent the current market value of our estimated deposits.

Risks Relating to our Common Stock

We may experience volatility in our stock price, which could negatively affect your investment, and you may not be able to resell your shares at or above the price you paid for them.

The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control, including:

•	quarterly variations in operating results;

•	changes in financial estimates by securities analysts;

•	changes in market valuations of other similar companies;

•	announcements by us or our competitors of new products or of significant technical innovations, contracts, acquisitions, strategic partnerships or joint ventures;

•	additions or departures of key personnel;

•	any deviations in net sales or in losses from levels expected by securities analysts; and

•	future sales of common stock.

In addition, the stock market has recently experienced extreme volatility that has often been unrelated to the performance of particular companies. These market fluctuations may cause our stock price to fall regardless of our performance.

Because our securities trade on the OTC Bulletin Board, your ability to sell your shares in the secondary market may be limited.

Because our securities currently trade on the OTC Bulletin Board, they are subject to the rules promulgated under the Securities Exchange Act of 1934, as amended, which impose additional sales practice requirements on broker-dealers that sell securities governed by these rules to persons other than established customers and "accredited investors" (generally, individuals with a net worth in excess of $1,000,000 or annual individual income exceeding $200,000 or $300,000 jointly with their spouses). For such transactions, the broker-dealer must determine whether persons that are not established customers or accredited investors qualify under the rule for purchasing such securities and must receive that person's written consent to the transaction prior to sale. Consequently, these rules may adversely effect the ability of purchasers to sell our securities and otherwise affect the trading market in our securities. Because our shares are deemed "penny stocks," you may have difficulty selling them in the secondary trading market.

The Securities and Exchange Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined in the regulations) less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. Additionally, if the equity security is not registered or authorized on a national securities exchange or Nasdaq, the equity security also would constitute a "penny stock." As our common stock falls within the definition of penny stock, these regulations require the delivery, prior to any transaction involving our common stock, of a risk disclosure schedule explaining the penny stock market and the risks associated with it. Disclosure is also required to be made about compensation payable to both the broker-dealer and the registered representative and current quotations for the securities. In addition, monthly statements are required to be sent disclosing recent price information for the penny stocks. The ability of broker/dealers to sell our common stock and the ability of shareholders to sell our common stock in the secondary market would be limited. As a result, the market liquidity for our common stock would be severely and adversely affected. We can provide no assurance that trading in our common stock will not be subject to these or other regulations in the future, which would negatively affect the market for our common stock.

Our Articles of Incorporation contain provisions that discourage a change of control.

Our articles of incorporation contain provisions that could discourage an acquisition or change of control without our board of directors' approval. Our articles of incorporation authorize our board of directors to issue preferred stock without shareholder approval. If our board of directors elects to issue preferred stock, it could be more difficult for a third party to acquire control of us, even if that change of control might be beneficial to our shareholders.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares owned by the selling shareholders. We may receive proceeds in connection with the exercise of warrants, the underlying shares of which may in turn be sold by selling shareholder. Although the timing of our receipt of any such proceeds are uncertain, such proceeds, if received, will be used for general corporate purposes.

MARKET FOR OUR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

Market for Our Common Stock

Our common stock is quoted under the symbol “WGDF.OB” on the Over-the-Counter Bulletin Board. The following table sets forth the high and low bid information for our common stock for the periods indicated, which reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions:

Quarter Ended	High Bid Quotation	Low Bid Quotation
2006:
First Quarter	$0.92	$0.16
Second Quarter	$3.08	$0.83
Third Quarter (through August 11, 2006)	$2.70	$1.98
2005:
Fourth quarter	$0.29	$0.16
Third quarter	$0.29	$0.16
Second quarter	$0.46	$0.27
First quarter	$0.46	$0.33
2004:
Fourth quarter	$0.60	$0.36
Third quarter	$0.90	$0.53
Second quarter	$0.86	$0.58
First quarter	$1.62	$0.71

Holders

As of August 11, 2006, there were approximately 891 shareholders on record of our common stock, however we believe that there are additional beneficial owners of our common stock who own our stock in “street name.”

Dividends

We have never declared or paid dividends on our common stock. We currently intend to retain future earnings, if any, for use in our business, and, therefore, we do not anticipate declaring or paying any dividends in the foreseeable future. Payments of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

FORWARD LOOKING STATEMENTS

We have included and from time to time may make in our public filings, press releases or other public statements, certain statements, including, without limitation, those under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus. In some cases these statements are identifiable through the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would” and similar expressions. You are cautioned not to place undue reliance on these forward-looking statements. In addition, our management may make forward-looking statements to analysts, investors, representatives of the media and others. These forward-looking statements are not historical facts and represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and beyond our control.

The nature of our business makes predicting the future trends of our revenues, expenses and net income difficult. The risks and uncertainties involved in our businesses could affect the matters referred to in such statements and it is possible that our actual results may differ materially from the anticipated results indicated in these forward looking statements. Important factors that could cause actual results to differ from those in the forward-looking statements include, without limitation, the factors discussed above in the section entitled “Risk Factors” and the following:

•    the effect of political, economic and market conditions and geopolitical events;

•    the actions and initiatives of current and potential competitors;

•    our reputation;

•    investor sentiment; and

•    other risks and uncertainties detailed elsewhere throughout this prospectus.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. You are cautioned not to place undue reliance on such statements, which speak only as of the date of the prospectus or supplements to this prospectus.

We do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus or supplements to this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by the forward-looking statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with our financial statements, together with the notes to those statements included elsewhere in this prospectus. The following discussion contains forward-looking statements that involve risks, uncertainties and assumptions such as statements of our plans, objectives, expectations and intentions. Our actual results may differ materially from those discussed in these forward-looking statements because of the risks and uncertainties inherent in future events.

Overview

We are an independent precious metals production and exploration company with operations focused in the western United States. In November 2003 we acquired the assets of Mesquite from a subsidiary of Newmont. Mesquite is our most important asset, providing us with current gold production based on leaching the material that was placed on the heap leach pads by Newmont and previous owners of the property. As a result of the current relatively high selling price for gold, since the acquisition from Newmont, this production has provided us with operating cash flow to help sustain our operations pending completion of a feasibility study which was recently completed and provides grounds to resume mining operations at Mesquite.

There are two phases to the Mesquite Project. The first phase is comprised of the continuing leaching operations of minerals inventoried on the pads prior to September 2001. The second phase is to develop a detailed mine plan and model to be used to conduct a feasibility study of the expanded operation. We plan to implement this work during the first half of 2006.

In February 2006, we closed a $6,000,000 private placement financing which significantly improved our financial position, enabled us to repay all our outstanding debt and proceed towards completion of the Mesquite feasibility study. We also announced the appointment of new directors and a new management team.

On completion of the feasibility study, we announced the highlights of the feasibility study report on August 9, 2006, including disclosure of proven and probable reserves.

Overall Performance

During 2004 and 2005 and during the first half of 2006 (“2006 YTD”) our operational activities have been focused on optimizing gold recovery from the pads. Production from the Mine operations during 2005 resulted in sales of 23,818 ounces of gold for revenues of $9,798,150 compared with 2004 sales of 27,357 ounces for revenues of $ 10,867,235. During  2006 YTD our production resulted in sales of 8,375 ounces of gold for revenues of $4,878,943 compared with sales during the first half of 2005 (“2005 YTD”) of 14,092 ounces for revenues of $5,698,487.

We were also focused on putting in place the corporate and financial structure to support the feasibility study and eventual resumption of mining operations in 2008. The costs associated with these initiatives negatively impacted our financial performance.

Sales of gold ounces decreased in 2006 YTD due to lower solution grades coming from the leach pads. With no new material being placed on the leach pads, it is becoming increasingly difficult to extract the residual gold. In early 2006 we commenced phased installation of a “wobbler” spray system to replace the old drip system as part of our program of production improvement. The new system is designed to give better spray coverage and increase the overall grade of solution in the coming months. The average selling price increased from $404.38 per ounce in 2005 YTD to $582.56 per ounce in 2006 YTD, reflecting strong pricing in world markets and our sale of a higher proportion of our output on the spot market. Under our credit facility with RMB International (Dublin) Limited (“RMB”) we were required to hedge a substantial portion of our gold production. On satisfaction of our hedging undertakings to RMB effective October 30, 2005, we have been free to pursue our preferred strategy of selling 100% of our production on the spot market.

General and administrative costs for 2006 YTD were $2,175,604 compared with 2005 YTD costs of $888,427. The increase relates to significantly higher legal and travel costs related to the merger with Romarco Minerals Inc., costs of $233,000 relating to warrants issued for services provided in connection with the private placement in February 2006 and termination costs for several employees aggregating $466,510. Increased costs also derive from the transition to the new management team and other administrative costs related to the completion of the feasability study and planning for receommencement of production at Mesquite.

Stock based compensation for 2006 YTD was $1,770,156 compared with 2005 YTD costs of $199,861. The increase relates to the grant of options in February and June 2006 to the new management team.

In May 2005, we filed an application and preliminary prospectus to have our common stock listed on the Toronto Stock Exchange (“TSX”). This initiative was abandoned as a result of the proposed merger with Romarco. We have filed a new application and look to have our common stock listed on the TSX later this year.

On September 30, 2005, we entered into an Agreement and Plan of Merger and Reorganization with Romarco. However, on February 13, 2006 we announced that we and Romarco had terminated our negotiations and that we had entered into a Termination Agreement under which we agreed to pay Romarco a termination fee of $1,000,000, together with reimbursement of $225,000 for their out-of-pocket expenses in pursuing the merger. In addition, we agreed to repay all outstanding promissory notes payable to Romarco, totaling $728,257 including principal and interest. The Termination Agreement also provided for a mutual release of all claims in connection with the termination of the Agreement and Plan of Merger and Reorganization.

On February 13, 2006 we announced that we and Romarco had terminated our Agreement and Plan of Merger and Reorganization of September 30, 2005, and that we had entered into a Termination Agreement under which we agreed to pay Romarco a termination fee of $1,000,000, together with reimbursement of $225,000 for their out-of-pocket expenses in pursuing the merger.  In addition, we agreed to repay all outstanding promissory notes payable to Romarco, totaling $728,257 including principal and interest.  The Termination Agreement also provided for a mutual release of all claims in connection with the termination of the Agreement and Plan of Merger and Reorganization.

On February 13, 2006, we closed the initial $3,700,000 of a private placement financing of $6,000,000. We sold 12,333,333 units at a purchase price of $0.30 per unit at the initial closing. On February 20, 2006, we closed the balance of $2,300,000 of the private placement. We sold 7,666,667 units at a purchase price of $0.30 per unit at the second closing. Each unit is comprised of one share of common stock and one half common stock purchase warrant. Each full common stock purchase warrant has an exercise price of $0.45 and a term of two years to February 13, 2008.

The proceeds from the private placement have been or will be used as follows:

•	to repay in full our outstanding debt facility with RMB of $1,500,000 plus accrued interest;

•	to pay Romarco $1,953,257 in full satisfaction of amounts owing upon termination of the merger agreement;

•	to finance the completion of the Mesquite feasibility study; and

•	for general corporate purposes.

In conjunction with the appointment of the new directors and management team, we granted 7,600,000 options to the new team.

Critical Accounting Policies

Listed below are the accounting policies that we believe are critical to our financial statements due to the degree of uncertainty regarding the estimates or assumptions involved and the magnitude of the asset, liability, revenue or expense being reported.

Depreciation and Amortization

Expenditures for new facilities or equipment and expenditures that extend the useful lives of existing facilities or equipment are capitalized and depreciated using the straight line method at rates sufficient to depreciate such costs over the estimated useful lives of such facilities or equipment.

We have no deferred development costs and no proven and probable reserves and therefore no amortization is computed on units-of-production basis.

The expected useful lives used in depreciation and amortization calculations are based on applicable facts and circumstances, as described above. Significant judgment is involved in the determination of useful lives, and no assurance can be given that actual useful lives will not differ significantly from the useful lives assumed for purposes of depreciation and amortization.

Carrying Value of Long-Lived Assets

We review and evaluate the carrying value of our long-lived assets for impairment when events or changes in circumstances indicate the carrying values may not be recoverable. We have no deferred development costs only costs associated with the fair values of the plant and equipment acquired upon completion of the Mesquite acquisition. Annually, we review the present value of future cash flows or the used equipment market to determine if the amounts carried under plant and equipment are recoverable. We have no deferred development costs. Our costs are primarily associated with the fair values of plant and equipment acquired upon completion of the Mesquite acquisition.

Material changes to any of these factors or assumptions discussed above could result in future impairment charges.

Metal on Leach Pad Inventory

                 We carry no value in our financial statements for metal on the leach pads as the initial value assigned to mineral properties for this asset was included in exploration expense in 2003.

                 When we acquired Mesquite on November 7, 2003, management determined that, in the absence of a reserve study, there was no assurance that a commercially viable mineral deposit existed on any of the properties. It was concluded that the recoverability of capitalized mining exploration costs was likely to be unsupportable under SFAS 144. Accordingly, the value that was allocated to mineral properties under the purchase accounting equation at that time was expensed as exploration expense.

Reclamation and Remediation Liabilities:

Our mining and exploration activities are subject to various laws and regulations governing the protection of the environment. In August 2001, Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations” which established a methodology for accounting for estimated reclamation and remediation costs. The statement was adopted in July 2003 upon the acquisition of Mesquite when we recorded the estimated present value of the reclamation and remediation liabilities. The reclamation and remediation liabilities will be adjusted for the passage of time and for revisions to either the timing or amount of the original present value estimate.

Accounting for reclamation and remediation liabilities requires management to make estimates of the future costs we will incur to complete the reclamation and remediation work required to comply with existing laws and regulations. Actual costs incurred in future periods could differ from amounts estimated. Additionally, future changes to environmental laws and regulations could increase the amount of reclamation and remediation work required. Any such increases in future costs could materially impact the amounts charged to earnings for reclamation and remediation.

Six Months Ended June 30, 2006 (“2006 YTD”) Compared to the Six Months Ended June 30, 2005 (“2005 YTD”)

Results of Operations

Poured gold production for 2006 YTD was 7,864 ounces compared with 12,532 ounces in 2005 YTD. Gold sales for 2006 YTD were 8,375 ounces at an average selling price of $582.56 for revenues of $4,878,943 compared with 14,092 ounces at an average selling price, after hedging, of $404.38 for revenues of $5,698,487 in 2005 YTD. We incurred no hedging losses in 2006 YTD as compared to a loss of $326,056 in 2005 YTD.

Mine operating costs for 2006 YTD were $3,871,503, compared to $3,161,940 for 2005 YTD. Mine site administration costs for 2006 YTD were $676,595 compared with $703,456 in 2005 YTD. Depreciation, amortization and accretion expense for 2006 YTD was $647,244 compared with $663,747 in 2005 YTD. Costs associated with the change in metal-in-process inventories in 2006 YTD were $312,210 compared with $763,499 in 2005 YTD as work in process inventories dropped to 607 ounces at June 30, 2006 from 1,963 ounces at June 30, 2005. The foregoing factors resulted in a gross loss of $828,728 for 2006 YTD compared with $217,421 in 2005 YTD.

General and administrative expense increased to $2,175,604 for 2006 YTD from $888,427 for 2005 YTD. The increase in costs relates to higher spending in the first quarter on legal and travel costs in connection with the proposed merger with Romarco Minerals Inc., costs of $233,000 relating to warrants issued for services provided in connection with the private placement in February 2006, and termination costs for several employees aggregating $466,510. In the second quarter, increased costs also derive from the transition to the new management team, the transfer of corporate office activities form Reno, Nevada, to Toronto, Ontario, and greater activity focused on the feasibility study and planned re-commencement of production at Mesquite.

The increase in stock based compensation expense to $1,770,156 in 2006 YTD from $199,861 in 2005 YTD relates primarily to the options granted to the new management team in February and June of 2006.

Exploration activities for 2006 YTD at Mesquite of $576,299 relate to the mine feasibility study.

We paid Romarco a “one- time” fee of $1,000,000 and expense reimbursement costs of $225,000 in Q1/06 in connection with our Termination Agreement.

Interest expense for 2006 YTD was $20,434 compared with $94,293 for 2005 YTD. The decrease reflects the repayment of the RMB and Romarco loans with the proceeds of the first tranche of $3,700,000 of private placement units that closed on February 13, 2006. Completion of the second tranche of $2,300,000 on February 20, 2006 provided us with significant cash balances for the remainder of the period ended June 30, 2006 which accounts for interest income increasing from $93,113 in 2005 YTD to $178,614 in 2006 YTD.

During Q1/06 we negotiated a no-cost settlement of certain liabilities we had previously assumed and expensed in connection with land exploration rights. This has been recorded as a gain on settlement of debt in the amount of $142,949.

The above were the major factors in our reporting a net loss to common shareholders for 2006 YTD of $6,445,392 or $0.11 per share, compared with $1,397,353 or $0.04 per share in 2005 YTD.

Our net comprehensive loss for 2006 YTD was $6,432,226 compared to $1,012,740 in 2005 YTD.

Liquidity and Capital Resources

At June 30, 2006 our cash balance was $3,775,058 and our working capital was $3,023,365. This represents a significant improvement in our financial position since December 31, 2005 when we reported cash of $52,387 and a working capital deficit of $2,514,895. At that time we were illiquid and our ability to continue as a going concern in the absence of additional financing was in question.

The working capital deficit at December 31, 2005 included the loan of $1,500,000 from RMB payable on April 26, 2006. Under the original terms of the RMB credit facility of $6,000,000, two repayments of $750,000 were scheduled for July 31, 2005 and October 31, 2005 respectively. In view of our illiquid condition, on August 1, 2005 we entered into a Supplemental Agreement with RMB which deferred repayment of the $1,500,000 until October 31, 2005. On November 3, 2005 we issued RMB 576,241 common shares to extend the remaining loan payments until April 26, 2006. The working capital deficit at December 31, 2005 also included short-term advances received during 2005 from Romarco of $705,186.

Developments in February 2006 enabled us to repay the RMB and Romarco debt and allowed us to begin work on the feasibility study for Mesquite that we had deferred for the past two years.

On February 13, 2006 we announced that we and Romarco had terminated our proposed merger. We agreed to pay Romarco a termination fee of $1,000,000, together with reimbursement of $225,000 for their out-of-pocket expenses in pursuing the merger. In addition, we agreed to repay all outstanding promissory notes payable to Romarco, then totaling $728,257 including principal and interest.

In addition, on February 13, 2006 we announced the restructuring of our Board, the appointment of a new senior management team and the closing of the initial $3,700,000 of a non-brokered private placement financing of $6,000,000. On February 20, 2006, we announced the closing of the balance of $2,300,000 of the private placement.

During the second quarter of 2006, 3,350,250 warrants to purchase shares of common stock were exercised for proceeds of $3,350,250. In addition, 500,000 preferred share warrants were exercised to purchase 1,470,588 common shares for proceeds of $300,000. The funds will be used to finance expansion plans at Mesquite once the feasibility study is completed.

Cash flows from operating activities in 2006 YTD were negative $3,283,260 compared with positive $258,690 in 2005 YTD. The major elements in the 2006 deficit were our net loss of $6,428,413, offset in part by non-cash depreciation and accretion expense of $647,244 and a decrease in non-cash working capital items totaling $494,925. Cash in 2006 YTD was also generated by the issuance of common stock, options and warrants for stock-based compensation, exploration assets and services in the amount of $2,139,656. In 2005 YTD, our net loss was $1,397,353, offset by non-cash depreciation and amortization of deferred loan financing costs of $669,257 and a decrease in non-cash working capital items of $723,417. Cash requirements for operating activities in 2005 YTD were also reduced by the issuance of common stock, options and warrants issued for services in the amount of $368,361.

In view of the deteriorating liquidity situation that continued into the early weeks of Q1/06 from 2005, investing activities continued at a low level. Subsequent to the management changes in February 2006 we have invested $387,784 on a new “wobbler” spray system designed to enhance solution grades coming from the leach pads.

Net cash provided by financing activities in 2006 YTD was $7,393,710. Cash receipts comprise the $6,000,000 proceeds of sale of 20,000,000 units in February 2006, the $3,350,250 received on exercise of 3,350,250 common share warrants at $1.00 and $300,000 received on exercise of preferred share warrants. Cash payments include the repayment of $2,205,186 of principal on the RMB and Romarco loans. In 2005 YTD, net cash used was $1,500,000 in respect of payments of principal on the RMB loan.

The foregoing factors resulted in an increase in our cash position during 2006 YTD of $3,722,671 and a decrease in our cash position during 2005 YTD of $1,204,429.

Year Ended December 31, 2005 (“2005”) Compared to the Year Ended December 31, 2004 (“2004”)

Results of Operations

Poured gold production for 2005 was 21,776 ounces compared with 27,398 ounces in 2004. Since no new ore has been placed on the leach pads since 2001, the productive capacity of the leach pads is diminishing and we are implementing various strategies to maintain output levels. Gold sales for 2005 were 23,818 ounces at an average selling price, after hedging, of $411.38 for revenues of $9,798,150 compared with 27,357 ounces at an average selling price, after hedging, of $397.24 for revenues of $10,867,235 in 2004. The higher average selling price reflects the increase in the world price for gold, but this was substantially offset by the impact of hedging strategies that we adopted in connection with our credit facility agreement with RMB International (Dublin) Limited (“RMB”). We incurred hedging losses in 2005 of approximately $687,000 as compared to $262,000 in 2004.

Mine operating costs for 2005 were $6,550,537, compared to $7,036,396 for 2004. The decrease reflects refunds of, and lower rates for, Workers Compensation expense, and operating efficiencies resulting in lower power and chemicals costs. Mine site administration costs for 2005 were $1,390,789 compared with $1,836,747 in 2004. The decrease relates primarily to the termination of an outside management contract, lower insurance costs and reductions in management personnel. Depreciation and amortization for 2005 were $1,217,558 compared with $1,413,646 in 2004. Approximately $412,000 of this decrease relates to lower costs for amortization of deferred loan financing costs. The Company recorded accretion expense of $381,540 compared to $360,000 in 2004. At December 31, 2005, the Company reviewed and recomputed its SFAS No. 143 reclamation and remediation liability. After completing this review the Company recorded a $543,964 recovery of reclamation and remediation costs due to the revised estimate being lower than previous estimates. This recovery is predominately due to an adjustment in the timing of these expenditures. Costs associated with a reduction in metal-in-process inventories in 2005 were $806,631 in 2005 and $158,908 in 2004 as work in process inventories dropped to 1,406 ounces from 4,004 ounces at December 31, 2004. The foregoing factors resulted in a gross loss of $815,164 for 2005 compared with $1,097,735 in 2004.

General and administrative expense decreased to $1,915,158 for 2005 from $2,239,015 for 2004. These administrative expenses include payments to consultants, legal and accounting fees, director’s fees and general and administrative expenses for the corporate office. Costs were lower in 2005 due to substantially lower legal and accounting fees.

Costs for general exploration activities, primarily land fees, were $207,903 in 2005 compared with $295,245 in 2004. We also incurred expenses of $508,335 in connection with the Mesquite feasibility study during 2004.

Other expenses during 2005 totaled $389,172 compared with $278,483 in 2004. The increase primarily reflects an increase in financing activities associated with The Toronto Stock Exchange listing and Romarco merger initiatives in 2005. Financing activity costs in 2005 were $256,426 compared to $93,078 in 2004. Interest expense in 2005 was $348,959, up slightly from $327,370 in the previous year as interest rates increased which was offset by lower principle balances outstanding in 2005.

The above factors resulted in our reporting a net loss for 2005 of $3,340,249, or $0.09 per share, compared with a net loss of $4,418,813, or $0.12 per share, in 2004.
Preferred stock dividends and deemed dividends of $1,734,375 includes a deemed dividend of $1,700,000 arising from the granting on August 25, 2005 to Romarco of an option to purchase, under certain circumstances, 19.9% of the shares of the Company at a price of $0.16 per share. This resulted in a reduction in the conversion price applicable to the Company’s Series A Preferred stock which constitutes a “beneficial conversion feature” in terms of EITF 98-5, which has been valued and accounted for as a deemed dividend.

In 2005 we recorded other comprehensive income of $687,467 as the balance of the forward sales derivative contracts was delivered into and the unrealized loss recorded in 2004 was realized. This compares with net comprehensive income of $104,696 in 2004, comprising a loss in the market value of investments of $72,225, offset by a mark-to-market gain on the outstanding forward sales derivative contracts of $176,921.

Our net comprehensive loss in 2005 was $2,652,782 compared with $4,314,117 in 2004.

Liquidity and Capital Resources

At December 31, 2005 our cash balance was $52,387 and our working capital deficit was $2,514,895. At that time we were illiquid and our ability to continue as a going concern in the absence of additional financing was in question. Despite our initiatives to address this situation in 2005, this represented a deterioration of our financial condition since December 31, 2004.

The working capital deficit at December 31, 2005 reflects the loan of $1,500,000 from RMB payable on April 26, 2006. Under the original terms of the RMB credit facility of $6,000,000, two repayments of $750,000 were scheduled for July 31, 2005 and October 31, 2005 respectively. In view of our illiquid condition, on August 1, 2005 we entered into a Supplemental Agreement with RMB which deferred repayment of the $1,500,000 until October 31, 2005. On November 3, 2005 we issued RMB 576,241 common shares to extend the remaining loan payments until April 26, 2006.

The working capital deficit at December 31, 2005 also includes short-term advances received during 2005 from Romarco of $705,186.

At December 31, 2004, we had cash of $1,534,778 and a working capital deficit of $916,374. The working capital deficit included the RMB loan of $3,000,000, then repayable by October 31, 2005.

Developments subsequent to December 31, 2005, have significantly improved our financial condition and position us to undertake the feasibility study for Mesquite that we have had to defer for the past two years.

On February 13, 2006 we announced that we and Romarco had terminated our proposed merger. We agreed to pay Romarco a termination fee of $1,000,000, together with reimbursement of $225,000 for their out-of-pocket expenses in pursuing the merger. In addition, we agreed to repay all outstanding promissory notes payable to Romarco, then totaling $728,257 including principal and interest.

In addition, on February 13, 2006 we announced the restructuring of our Board, the appointment of a new senior management team and the closing of the initial $3,700,000 of a non-brokered private placement financing of $6,000,000. On February 20, 2006, we announced the closing of the balance of $2,300,000 of the private placement.

Cash flows from operating activities in 2005 were negative $725,092 compared with positive $57,226 in 2004. The major elements in the 2005 deficit were our net loss of $3,340,249, offset in part by non-cash depreciation, accretion and amortization of deferred loan financing costs of $1,611,950 and a decrease in non-cash working capital items totaling $1,024,572. In 2004, our net loss was $4,418,813, offset by non-cash depreciation, accretion and amortization of deferred loan financing costs of $1,751,051 and a decrease in non-cash working capital items of $1,581,625. In 2005 and 2004 we issued common stock, options and warrants in exchange for services rendered in the amount of $684,777 and $1,245,021 respectively.

In view of the deteriorating liquidity situation, investing activities were minimal in both 2005 and 2004.

Net cash used for financing activities in 2005 was $794,814, comprising the repayment of $1,500,000 of principal on the RMB loan and the receipt of $705,186 in loan advances from Romarco. In 2004, net cash generated by financing activities was $1,149,077. This included the repayment of $3,000,000 of principal on the RMB loan and the payment of a cash penalty of $257,152 resulting from a delay in registration of the shares of common stock and shares issuable on exercise of warrants covered by way of private placement in November-December 2003. Also included in this total were cash receipts of $9,000 in respect of the issuance of common stock, and $3,897,229 which was recorded as restricted cash at December 31, 2003, and $500,000 in respect of the issuance of preferred stock.

These factors resulted in a decrease in our cash position during 2005 of $1,482,391 and an increase in our cash position during 2004 of $1,161,278.

Recent Accounting Pronouncements

In November 2004, FASB issued SFAS No. 151 "Inventory Costs, an amendment of ARB No. 43, Chapter 4”. The amendments made by SFAS No. 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The Company has evaluated the impact of the adoption of SFAS 151, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

In December 2004, the FASB issued SFAS No. 123 (R), Share-Based Payment, which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123(R) supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and amends SFAS No. 95, Statement of Cash Flows. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. SFAS No. 123(R) requires that all share-based payments to employees, including grants of employee stock options, be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an option. SFAS No. 123(R) is effective for small business issuers at the beginning of the first interim or annual period beginning after December 15, 2005. As permitted by SFAS No. 123, management currently accounts for share-based payments to employees using the Black-Scholes option pricing model and has recorded the related compensation expense in all periods presented.

In December 2004, the FASB issued SFAS No.153, "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions." The amendments made by SFAS No. 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. Opinion 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. The Board believes that exception required that some nonmonetary exchanges, although commercially substantive, be recorded on a carryover basis. By focusing the exception on exchanges that lack commercial substance, the Board believes SFAS No. 153 produces financial reporting that more faithfully represents the economics of the transactions. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application was permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of SFAS No. 153 applied prospectively. The Company has evaluated the impact of the adoption of SFAS No. 153, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

In March 2005, the SEC released Staff Accounting Bulletin No. 107, “Share-Based Payment” (“SAB No. 107”), which provides interpretive guidance related to the interaction between SFAS No. 123(R) and certain SEC rules and regulations. It also provides the SEC staff’s views regarding valuation of share-based payment arrangements. In April 2005, the SEC amended the compliance dates for SFAS No. 123(R), to allow companies to implement the standard at the beginning of their next fiscal year. Accordingly, we adopted the provisions of SFAS No.123 (R) on January 1, 2006. We have been guided by the provisions of SAB No.107 in relation to the valuation method and assumptions used in determining the valuation of share based payments and stock based compensation in compliance with the measurement objective of SFAS No. 123(R).

In March 2005, the FASB issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”). FIN 47 provides guidance relating to the identification of and financial reporting for legal obligations to perform an asset retirement activity. The Interpretation requires recognition of a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated. FIN 47 also defines when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The provision is effective no later than the end of fiscal years ending after December 15, 2005. The Company has adopted FIN 47 beginning the first quarter of fiscal year 2006 and does not have any conditional asset retirement obligations as defined under FIN 47.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections.” This new standard replaces APB Opinion No. 20, “Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements,” and represents another step in the FASB’s goal to converge its standards with those issued by the IASB. Among other changes, SFAS No. 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the new accounting principle, unless it is impracticable to do so. SFAS No. 154 also provides that (1) a change in method of depreciating or amortizing a long-lived non-financial asset be accounted for as a change in estimate (prospectively) that was effected by a change in accounting principle, and (2) correction of errors in previously issued financial statements should be termed a “restatement.” The new standard is effective for accounting changes and correction of errors made in fiscal years beginning after

December 15, 2005. Early adoption of this standard is permitted for accounting changes and correction of errors made in fiscal years beginning after June 1, 2005 . The Company has evaluated the impact of the adoption of SFAS No. 154 and does not believe the impact will be significant to the Company's overall results of operations or financial position.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”, which is intended to simplify the accounting and improve the financial reporting of certain hybrid financial instruments (i.e., derivatives embedded in other financial instruments). The statement amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities—a replacement of FASB Statement No. 125.” SFAS No. 155 is effective for all financial instruments issued or acquired after the beginning of an entity's first fiscal year that begins after September 15, 2006. The Company is currently evaluating the impact SFAS No. 155 will have on its consolidated financial statements, if any.

Contractual Obligations

The following table presents the contractual obligations outstanding as at June 30, 2006.

	Total	Less than 1 Year	2- 3 Years	4- 5 Years	More than 5 Years
Reclamation and remediation obligations	$6,314,304	$408,650	$5,580,419	$70,404	$254,831

Off-Balance Sheet Arrangements

We have never entered into any off-balance sheet financing arrangements and have never established any special purpose entities. We have not guaranteed any debt or commitments of other entities or entered into any options on non-financial assets.

2006 Outlook

The closing of the $6,000,000 non-brokered private placement financing in February 2006 resolved the pressing liquidity issues faced by us. We have repaid our bank facility with RMB and the loans advanced by Romarco. The proceeds are now being used to finance the Mesquite feasibility study which was completed in August 2006. Our current expectation is to produce approximately 14,000 ounces of gold during 2006 assuming we continue to leach the material that was placed on the heap leach pads by pervious operators. We will continue to monitor our production and in the event of an unexpected drop in production or gold prices we could commence rinsing of the heap leach pads and reclamation activities.

We expect to fund a significant portion of the capital expenditures associated with developing Mesquite from the proceeds received upon exercise of the warrants that are outstanding at June 30, 2006. In addition, we expect the continuing operations to generate sufficient cash flow to cover current production costs. We plan on pursuing a debt facility to help finance our capital expenditures after completion of the feasibility study.

BUSINESS

Business Development

We were incorporated as Bismarck Mining in the State of Idaho in 1924. We focused on silver exploration in the Coeur d’Alene district of northern Idaho and held various exploration claims from time to time until 1971. From 1971 to 1999 we did not conduct any business operations. In 1999 we commenced exploration activities and acquired rights to three groups of claims in the western United States. As part of our program to acquire additional claims, in August 2002, we acquired Calumet Mining Company, a privately held exploration company which held exploration rights to five groups of claims.

In early 2003, we commenced the process of acquiring the Mesquite Mine (“Mesquite” or “the Mine”) in Imperial County, California from Hospah Coal Company (“Hospah”), a wholly-owned subsidiary of Newmont Mining Corporation (“Newmont”). During the first half of 2003, we conducted due diligence and held extensive discussions with Newmont and potential investors which resulted in us and Newmont signing a letter of intent in July 2003. In November 2003, we acquired a 100% interest in Mesquite pursuant to an Asset Purchase Agreement. These assets are now held by our wholly-owned subsidiary, Western Mesquite Mining Inc. The transaction included:

•	assumption of reclamation and closure liabilities at the property, estimated at $6,000,000;

•	provision of approximately $7,800,000 in reclamation bonds to various governmental authorities replacing equivalent bonds previously provided by Newmont, which was subsequently reduced to $7,000,000;

•
issuance of additional shares of our common stock and warrants to purchase our common stock valued at approximately $3,100,000. As a result of the transaction, Newmont acquired 3,454,468 shares of our common stock and warrants to purchase an additional 8,091,180 shares of our common stock. On April 18, 2005 Newmont surrendered warrants to purchase 2,035,000 shares of common stock;

•	the grant to Newmont of a perpetual net smelter return royalty ranging, according to location, from 0.5% to 2.0% on any newly mined ore; and

•
the grant to Newmont of a net operating cash flow royalty equal to 50% of the proceeds received from the sale of gold and silver produced from materials in place on the heap leach pads on the date of the acquisition, less certain operating costs, capital expenses and other allowances and adjustments.

On September 30, 2005, we entered into an Agreement and Plan of Merger and Reorganization with Romarco Minerals, Inc. (“Romarco”). On February 13, 2006 we announced that we and Romarco had terminated this agreement on friendly terms and had entered into a Termination Agreement pursuant to which we agreed to pay Romarco a termination fee of $1,000,000, together with reimbursement of $225,000 for their out-of-pocket expenses in pursuing the merger. In addition, we agreed to repay all outstanding promissory notes payable to Romarco, totaling $728,257 including principal and interest. The Termination Agreement also provided for a mutual release of all claims in connection with the termination of the Agreement and Plan of Merger and Reorganization.

On February 13, 2006 we announced the restructuring of our Board of Directors, the appointment of a new senior management team and the closing of the initial $3,700,000 of a non-brokered private placement financing of $6,000,000. On February 20, 2006, we announced the closing of the balance of $2,300,000 of the non-brokered private placement.

The proceeds from this private placement have been or will be used:

•	to repay in full our outstanding debt facility of $1,500,000 million plus accrued interest;

•	to pay Romarco $1,953,257 in full satisfaction of amounts owing upon termination of the merger agreement;

•	to finance the completion of the Mesquite feasibility study; and

•	for general corporate purposes.

Our current corporate structure is as follows: (All subsidiaries are 100% owned.)

Business of the issuer

We are an independent precious metals production and exploration company with operations focused on the western United States.

Mesquite is our most important asset, providing us with current gold production from material that was placed on the heap leach pads by Newmont and previous owners of the property. The gold produced has provided us with operating cash flow to help sustain our operations pending completion of a feasibility study, which was recently completed in August 2006 and provides grounds to resume mining operations and to expand existing, inactive open pit mines on the property. Since we acquired Mesquite, we have been continuously reviewing the current gold recovery program from the heap leach pads and have conducted metallurgical tests in an attempt to improve the recovery and better understand the remaining potential on the pads.

Our current operations are based on the cyanidation of the heaps created by the previous owners. The operation includes circulating cyanide solution through the heaps, with subsequent recovery of gold and silver extracted during the cyanidation process on activated carbon. Periodically the activated carbon is treated to recover the gold and silver into dore. The dore is then transported to Johnson Matthey Inc. for further refining to 0.9999 bullion.

Subsequent to the management changes and refinancing activities in February 2006, described in Business Development above, our immediate priorities are to finance the development of Mesquite, and bring the Mine back into full production based on the recently issued feasability report.

In 2006 we conducted a review of certain of our other exploration properties. Based on the outcome of this review, we disposed of these exploration properties on June 19, 2006.

We sell our gold production to bullion dealers and refiners. In 2005, sales to four customers totaled $3,911,655, $3,875,114, $1,510,031 and $501,350, respectively. In 2004, sales to two customers totaled $8,303,971 and $2,563,264, respectively.

Mesquite Mine

Description of the property and mineral rights

The Mine is located south of the Chocolate Mountains in Imperial County, California, approximately 35 miles east of Brawley, California, and 45 miles northwest of Yuma, Arizona, just north of the Mexican border at an elevation of between 600 and 1,000 feet above sea level. The property consists of 213 unpatented and 53 patented mining lode claims, 127 patented and 97 unpatented mill site claims, 658 acres of California state leased land, and 315 acres of fee lands, covering a total of 5,200 acres. Mining operations are supported by existing infrastructure, a reliable water supply, grid electric power and state highway 78 passes close to the mine. The nearest rail siding is 15 miles away, but the rail line will be extended to the Mine as part of the Los Angeles County Sanitation District (“LACSD”) landfill project. The property is in a desert region with average annual rainfall of approximately 3 inches and sparse desert vegetation.

Since mining operations commenced in 1986, three major pits have been developed: Big Chief to the northwest of the property, Rainbow to the northeast of the property, and Vista to the southeast of the property. The Mine infrastructure is located in the center of the property, feeding three distinct areas of leach pads located to the south on the pediment. Gold recovery and leach pad infrastructure is located to the northeast of the three pad areas and to the south of the mine infrastructure.

Expansion plan

Newmont developed a Mesquite Mine expansion plan to mine additional mineralized material remaining in-situ and adjacent to the open pits. A Record of Decision (“ROD”) was issued by the U.S. Bureau of Land Management (“BLM”) in 2002, allowing for the expansion of the existing operations. The ROD defines and authorizes future new disturbance that allows for expansion of the Big Chief, Rainbow and Vista open pits. We completed a feasibility study in August 2006 which provides grounds for the redevelopment of the mining operations.

As per the permits in hand, new operations will process Run of Mine ore (ROM) by expanding the easternmost, Phase 6 leach pads. Based on the results of the feasibility study, we will purchase a mining fleet. The feasibility study report set forth certain mining fleet requirements for pre-production and commercial production. Minor recapitalization of the processing facilities will be required to extend the life of our current equipment. An additional $2,300,000 million surety bond will be posted for future and final reclamation. Permit conditions defined by the ROD also include, among other things, the implementation and maintenance of tortoise education programs for employees, the construction of special tortoise fencing and the purchase of 1,394 acres of tortoise habitat within the Chuckawalla Bench Area, an area to the north of Mesquite Mine, to mitigate future disturbance of tortoise habitat.

We will need to finance the development of the reserves and the construction necessary to place any additional reserves into production.

Hanson Natural Resources Company (“HNCR”), a previous owner of the Mine, permitted a permanent landfill facility on a portion of the lands occupying the south-west sector of the property. In June 1993, Newmont entered into a mineral lease and landfill facilities lease agreement with HNCR to conduct mining operations concurrently with the proposed landfill operation. HNCR subsequently sold the landfill site to LACSD which proposes to commence landfill operations. We believe that there are opportunities for synergies between our mining operations and this future landfill operation. This agreement is more fully described in Future landfill development, below.

Geology and mineralization

The Mesquite Mining District lies beneath alluvial pediment deposits at the base of the Chocolate Mountains. Small bedrock outcrops were left uncovered by this pediment to form the pre-mine surface exposure of the deposit. Several regional blocks, comprised of distinct rock units, form boundaries to the district.

Lithologies exposed in the southern Chocolate Mountains include Proterozoic granitic and metamorphic rocks, Mesozoic metamorphic and plutonic units, early to mid-Tertiary volcanic and plutonic rocks, and Tertiary to Recent sedimentary units. Proterozoic to Mesozoic units are represented by the Chuckwalla Complex, while the Mesozoic terrane is a structurally complicated package of gneisses, schist, phylitte, and plutons (Manske, 1991). These include the Orocopia Schist, and probable Jurassic Winterhaven Formation, overlain by the Tertiary Quechan Volcanic rocks and Quaternary alluvial deposits. There are three main structural components which appear to have provided conduits for mineralization and offsets to mineralization found at the Mesquite Mine.

The Mesquite mine area is hosted in a Jurassic aged gneiss and pluton terrane. The stratigraphic sequence is, from bottom to top: mafic, hornblende biotite, and biotite gneiss overlain by Bay Horse Quartzite and Muscovite Schist. These units have been crosscut by a number of quartz, feldspar, biotite and muscovite rich granite sills, plutons and dikes. The gneiss units are present in a shallowly dipping stratigraphic sequence, offset by numerous high and low angle faults. This package is overlain by up to 400 feet of Tertiary lithified silts, sands, and gravels and unconsolidated Quaternary gravels.

Northwest trending structures appear to have the greatest control on gold distribution, while the younger northeast trending faults have offset mineralization in a stair step fashion. East west striking near vertical and northwest striking low angle structures are also seen on the property. The system is bounded by structures sub-parallel to the San Andreas Fault system. Deposition of gold was within an epithermal environment along fractures, and the deposit was subsequently oxidized down to around 500 feet below current surface topography. Visible gold has been identified throughout the Mesquite area. Small flakes of free “flour” gold have been found within the fault zones. Gold occurs at Mesquite as both submicron disseminated and coarse gold. All documented gold occurrences are native gold, and classification has been based on silver content and grain size.

The ores of Mesquite have proven to be readily amenable to heap leach processing over the past twenty years of operations.

Prior ownership and mining operations

In 1980, Goldfields Mining Corporation (“Goldfields”), began acquiring leases and started an exploratory drill program. In 1982, Goldfields announced it had discovered a bulk mineable gold deposit and the Mine was developed in 1985 with the construction of an open pit mine with heap leach gold recovery that commenced commercial operations in March 1986. In 1989, HNRC acquired Goldfields and subsequently exchanged its wholly owned gold operations for assets held by Santa Fe Pacific Minerals Corporation (“Santa Fe”) in 1993. In 1997, Newmont acquired Santa Fe and continued mining operations until May 2001. Newmont continued depositing ore on the heap leach pads until August 2001. Since that time, we have been producing gold from the leach pads without interruption.

Total gold production from mine inception in 1986 through December 31, 2005 has been approximately 3,000,000 ounces of gold. Production during the final five years of mining operations is set out in the following table:

Year	Ore mined (000 tons)	Gold production (000 ounces)
1997	16,463	228
1998	11,537	154
1999	14,087	165
2000	12,841	121
2001	4,226	93
Total	59,154	761

Since cessation of mining operations in 2001, production from the residual leach operations has been as follows:

Year	Ore mined (000 tons)	Gold production (000 ounces)
2002	—	57
2003	—	53
2004	—	27
2005	—	24
Total	—	161

Past results are not necessarily indicative of future production, and there is no assurance that production will occur on an economically feasible basis, if at all.

Holding costs and royalty agreements

We pay annual holding costs for our Mesquite properties of approximately $180,000. These include payments to the BLM, maintenance fees to Imperial County, California, state lease fees, a lease payment to LACSD and other lease fees and property taxes.

In addition, pursuant to the Asset Purchase Agreement of November 2003, we are paying Newmont a net operating cash flow royalty equal to 50% of the proceeds received, from the sale of gold and silver derived from materials that were placed on the heap leach pads as of the acquisition date, minus certain operating costs, capital expenses and other allowances and adjustments.

The gold recovered from the heap is subject to royalty based on the location of the ore that was originally mined. Most of the claims (32 patented and 172 unpatented) have no royalty. Of the remaining claims (21 patented and 31 unpatented) the royalty ranges from 2% to 6.3% net smelter return (“NSR”). The California state leased land is also subject to a royalty ranging from 4% to 6% based on gold price.

In addition, Newmont will receive a NSR royalty ranging from 0.5% to 2% on any newly mined ore, according to the following table:

Property	Net Smelter Return %
California State Lands Lease	0.5
Wade/Kelly and McRae/Hoover Patents	0.5
Glamis & Associates Claims	1.0
Hospah Non-Royalty Burdened Claims	2.0

Mining permits

In May 2001, Newmont ceased mining at Mesquite. Permits for a proposed expansion were obtained by Newmont in early 2002 and include a Conditional Use Permit from Imperial County, California, dated March 27, 2002 and a Record of Decision from the Bureau of Land Management dated July 16, 2002. These permits were covered by our Asset Purchase Agreement of November 7, 2003 with Newmont and were fully transferred to us in April 2004. In addition, in February 2002, Newmont prepared a reclamation and closure plan for Mesquite that was approved by the relevant governmental agencies.

Current operations

Our current operations at Mesquite are based on continued leaching of residual values from the existing heap leach pads. We are operating under an Interim Management Plan (IMP) prepared and approved by the U.S. Bureau of Land Management. The plan outlines measures to be undertaken by us, as operator of the Mesquite site, to maintain the site during the current period of non-mining activity. Within the IMP, priority is given to protecting public health and safety, while maintaining the site in a condition suitable for reopening when economic conditions warrant.

In 2005, all processing treatment and gold dore production was carried out on-site with our mine personnel. Poured gold production (dore bars) for the year was 21,776 ounces. Project to date production has exceeded expected recoverable ounces estimated by Newmont and previous owners of the property. Although we continue to leach the material placed on the leach pads by Newmont and previous owners of the property an unexpected drop in gold production or current gold prices could result in a reduction in cash flow from operating activities. This reduction in cash flow from operating activities could lead to the commencement of reclamation activities and have a material adverse effect on our operations or financial position.

Our feasibility study

In March 2006 we initiated a feasibility study with a view to establishing mineable reserves at Mesquite. Specifically, the study is designed to determine whether mineralized material, that is accessible under the approved expansion permits, can be economically exploited. The study used drilling results conducted by previous holders of the property and mineral rights. The total cost of the feasability study was approximately $1,000,000.

In August 2006, Micon International Limited (“Micon”), an independent consultant of Toronto, Canada, completed the feasibility study and reported positive results.

The mineral reserve estimate for the Mesquite Mine Feasibility Study was prepared by M. Hester FAusIMM, Vice President, Independent Mining Consultants, Inc. (IMC),Tucson AZ. IMC updated the resource block model for the Mesquite Mine in May 2006. The May resource model was estimated and classified based primarily on the historical drill data, consisting of 6,221 predominantly reverse circulation drill holes totaling 2.7 million feet. Gold assays were collected on five (5) foot intervals providing approximately 487,850 sample intervals that were used in completing the estimate. The following figure shows the drill hole density over the Mesquite Mine area.

The resource block model is a computer generated model encompassing the entire proposed mining area with a series of regular blocks with dimensions of 25 feet x 25 feet x 30 feet in height. Relevant geological contacts, including the gravel-rock contact and the oxide-non oxide contacts were coded into the model blocks as was the current topographic surface. The contacts were primarily soft boundaries which had limited influence on grade interpolation.

Individual sample grades were capped at appropriate levels based on statistical analysis of the available sample data. The capped five foot sample data was composited over a 15 foot interval and used to interpolate gold grades into the individual model cells using an ordinary kriging algorithm based on variograms developed through geostatistical analysis of the composite data.

Block tonnage factors of 13.58 cubic feet per ton and 15.94 cubic feet per ton were assigned for hard rock and gravel respectively based on historical data.

The resulting block model was then classified as Measured, Indicated or Inferred based on modern geostatistical classification methods. IMC verified the resource model grade estimation by comparing the tonnages and grades estimated by the drill data to the tonnages and grades indicated by the historical blasthole data collected when the mine was in operation.

The resource model was subjected to floating cone analyses, based on the Lerchs-Grossman algorithm, at a gold price of US $450 per ounce and operating cost estimates as outlined in the following Table.

Economics for Floating Cone Evaluation (US$)
	Oxide	Non-oxide
Mining Cost Per Ton Ore Waste	$1.00 $0.60	$1.00 $0.60
Processing Cost Per Ore Ton	$1.00	$1.00
G&A Cost Per Ore Ton	$0.25	$0.25
Process Recovery	75%	35%
Gold Price Per Troy Ounce	$450	$450

Pit slope angles were based on “Report to Newmont Gold Company - Mesquite Mine - Re: Pit Slope Design and Development” by C.O. Brawner Engineering Ltd., dated June 1999.

Final pit designs were based on floating cones at a gold price of US$ 450 per ounce, except for the west side of Vista and east side of Big Chief where the $350 cone defined the location of a planned surface diversion drainage channel. The designs include haul roads and adequate working room for the equipment. The roads are 90 feet wide and at a maximum grade of 10%.

Based on the final pit designs, IMC developed a life of mine plan scheduled to deliver ore containing approximately 165,000 ounces recoverable gold per year to a run-of-mine (ROM) leach pad by conventional open pit mining methods. Depending on ore grade and recovery, this requires mining from 10.1 million to 16.2 million tons of ore per year (average of 13.6 million tons of ore per year). The peak total material movement is 54 million tons per year. The mine plan was sequenced to allow a significant amount of waste to be backfilled into previously completed mining areas.

IMC completed a life of mine production schedule to tabulate ore tons, gold grade, total material tons, and waste material tons on an annual basis. The distribution of ore and waste contained in each of the mining phases was used to develop the schedule, assuring that criteria such as continuous ore exposure, mining accessibility, and consistent material movements were met.

It is the opinion of IMC that the mine production schedule defines a mineral reserve for a mining project. Measured and indicated mineral resources in the design pits are converted to proven and probable mineral reserves respectively. Oxide reserves are reported a a cut-off grade of 0.006 oz per ton, non-oxide reserves are reported above a 0.012 oz per ton cut-off grade.

IMC estimated a mineral reserve for the Mesquite Mine as described in the following Table.

Mesquite Mineral Reserves (1)
August 2006

Reserve Class	Tonnage (000s) (2)	Grade oz/ton	Gold Ounces	Metallurgical Recovery (3)
Proven Mineral Reserves
Oxide	55,923	0.017	923,000	75-80%
Non-oxide	12,749	0.024	306,000	35-40%
Total Proven	68,672	0.018	1,229,000
Probable Mineral Reserves
Oxide	52,589	0.017	910,000	75-80%
Non-oxide	9,647	0.023	222,000	35-40%
Total Probable	62,236	0.018	1,132,000

(1)	The term “reserve” means that part of a mineral deposit that can be economically and legally extracted or produced at the time of the reserve determination.

The term “economically,” as used in the definition of reserve, means that profitable extraction or production has been established or analytically demonstrated in a full feasibility study to be viable and justifiable under reasonable investment and market assumptions.

The term “legally,” as used in the definition of reserve, does not imply that all permits needed for mining and processing have been obtained or that other legal issues have been completely resolved. However, for a reserve to exist, we must have a justifiable expectation, based on applicable laws and regulations, that issuance of permits or resolution of legal issues necessary for mining and processing at the Mesquite Mine will be accomplished in the ordinary course and in a timeframe consistent with our current mine plans.

The term “proven reserves” means reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; (b) grade and/or quality are computed from the results of detailed sampling; and (c) the sites for inspection, sampling and measurements are spaced so closely and the geologic character is sufficiently defined that size, shape, depth and mineral content of reserves are well established.

The term “probable reserves” means reserves for which quantity and grade are computed from information similar to that used for proven reserves, but the sites for sampling are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.

Proven and probable reserves were calculated using different cut-off grades. The term “cut-off grade” means the lowest grade of mineralized material that can economically be included in the reserves in a given deposit. Cut-off grades vary between deposits depending upon prevailing economic conditions, mineability of the deposit, amenability of the ore to gold extraction, and type of milling or leaching facilities available. The cut-off grades used in the reserve estimates at the Mesquite Mine were 0.006 for oxide material and 0.012 for non-oxide material.

August 2006 reserves were calculated at a gold price of $450.

(2)	Tonnages include allowances for losses resulting from mining methods. Tonnages are rounded to the nearest 100,000.

(3)
Ounces are estimates of metal contained in ore tonnages and do not include allowances for processing losses. Metallurgical recovery rates represent the estimated amount of metal to be recovered through metallurgical extraction processes. Ounces are rounded to the nearest 1,000.

        Based on these estimated mineable reserves, we have developed a mine plan and processing design to mine and treat around 16 million tons per year of ore.  Based on the total of 131 million tonnes contained in the mineable reserves, a project life of about 13 years is proposed, including 19 months of engineering, procurement, construction and development followed by about 9½ years of mine production and 2 additional years of re-leaching.

Exploration and environmental matters

Our exploration, production and processing operations are extensively regulated under various U.S. federal, state and local laws and regulations relating to the protection of air and water quality, hazardous waste management and mine reclamation. These laws and regulations are subject to change and could substantially increase our liability or the costs of compliance. This could have a material adverse effect on our operations or financial position. In addition, whenever a previously unrecognized remediation claim becomes known or a previously estimated cost is increased, the additional costs could have a material adverse effect on our operations or financial position.

We operate Mesquite under an Interim Management Plan agreed with the BLM and other state and county agencies. We believe that we are currently in compliance with that plan. Under current operating parameters and until construction of new mining operations, we estimate that compliance with federal, state and local regulations relating to the protection of the environment will require expenditures of approximately $145,000 in 2006.

On November 7, 2003, we secured a bonding and insurance plan through American International Specialty Lines Insurance Company in respect of the operations and certain closure liabilities at Mesquite. The insurance company has provided a series of environmental insurance programs designed to cap our liability for reclamation and closure costs, including cost overruns as a result of unexpected contamination, increased costs and legislative changes. The approved reclamation plan of February, 2002 was used as a base to establish the covered reclamation and closure activities in the reclamation insurance policy. Deviations from the plan are allowed if pre-approved by American International Specialty Lines Insurance Co.   The plan provides $7,000,000 in bonds in favor of government agencies.

We paid the insurance company initial premiums of $7,661,615, comprising $5,998,994 in respect of the net present value of expected reclamation costs and $1,662,621 for an excess liability policy covering pollution and reclamation obligations up to $14,000,000. The surety bonds are renewed annually at a cost of approximately $29,500. When we start the closure of our heap leach pads covered by the bonds we will make claims on the insurer to release funds to pay for the reclamation and closure expenditures as they are incurred. Any revenue from the sale of material is to our account and any gains from cost savings in the actual program versus the bonded amount will be released to us when the project bonding is released.

Competition

While a market for our product is always assured, we nevertheless face competitive pressures in all aspects of our activities, including: the sourcing of investment capital, the acquisition of economically attractive exploration properties and existing mineral resources, attracting and retaining a skilled and experienced workforce, and acquiring raw materials, capital equipment and technical resources on an economic and timely basis.

Our competitors include large international mining companies, independent producers and numerous small companies and individuals, many of whom may have greater financial, technical and other resources at their disposal. In general, companies producing from properties with a higher grade of recoverable mineral or which are more readily mineable are at a competitive advantage in that the cost of production of the final mineral product is lower.

Mines have limited lives and as a result, in the future we may identify and try to acquire new exploration properties. There is a limited supply of desirable mineral lands available in the United States where we would consider conducting exploration activities. As a result of competitive pressures from other mining companies, we may be unable to acquire attractive new mining properties on terms that we consider acceptable.

Employees

As of August 11, 2006, we had 38 employees, including our five executive officers. None of our employees are represented by a labor union. We plan on hiring additional personnel during the next twelve months in anticipation of resumption of mining operations. We consider our relationships with our employees to be good.

Insurance

We have the following insurance coverage which is effective until November 7, 2006.

Policy Type	Limit

Commercial Property	$10,000,000
Umbrella Liability	5,000,000
Commercial General Liability	2,000,000
Directors, Officers and Corporate Liability	2,000,000
Business Automotive	1,000,000
Workers Compensation	1,000,000

The following insurance coverage is effective until June 23, 2006.

Policy Type	Limit

Commercial Crime	$1,000,000

The following insurance coverage is effective until November 7, 2014.

Policy Type	Limit

Reclamation Costs Policy	$14,000,000

The following insurance coverage is effective until November 7, 2013.

Policy Type	Limit

Pollution Legal Liability	$5,000,000

We believe that we currently maintain insurance at levels that we believe are sufficient and consistent with industry standards for companies at our stage of development.

Future landfill development

History

When Mesquite was owned by HNRC, a permanent landfill facility was permitted on a portion of the lands occupying the south-west sector of the property. The lands on which portions of the landfill were to be constructed were originally administered by the BLM and were subsequently acquired by HNRC by way of a land “swap”. In 1993, a Mineral Lease and Landfill Agreement (“the 1993 Agreement”) was signed between HNRC on the one hand and Hospah Coal Company (“Hospah”), a subsidiary of Newmont, and Santa Fe on the other. LACSD is now the successor to HNRC and we assumed the rights and obligations of Hospah / Santa Fe / Newmont when we acquired the entire Mesquite operations on November 9, 2003.

Objectives of the agreement

The general objective of the agreement is to enable us to freely and profitably develop and operate the Mine, and for LACSD to freely and profitably operate the landfill. This will be accomplished by:

•	cooperation and coordination between the parties;

•	avoidance and minimization of conflicts arising through the respective operations;

•	ensuring that one party’s operations do not result in greater costs for the other party;

•	joint utilization of certain properties, facilities and resources;

•
mutual benefit through efficient and thorough use of resources, including recycling of overburden and spent ore, and optimization of efficiency, capabilities and profitability of the parties’ respective operations.

Under the agreement, we have the right to explore for, mine, extract, process, market and sell ore, and otherwise conduct mining and processing activities, anywhere on the property for an initial period through 2024 with automatic extensions until 2078.

Title and liabilities - real property

Under the 1993 Agreement, LACSD has retained all Reclamation and Environmental Responsibilities (“R & E Responsibilities”) as of the closing date which were legally required to be completed and performed with respect to the Hospah owned property (as distinguished from overburden and ore material) and the SFPMC leased property prior to that date.

Title and liabilities - overburden

Title to existing overburden and overburden stockpiles at Mesquite as at the date of the 1993 Agreement with LACSD was transferred to LACSD. Ownership of overburden material placed on the leased property after that date transfers to LACSD on its placement. We have assumed all R & E Responsibilities with respect to overburden existing as of the closing date of the 1993 Agreement and incurred after that date. The agreement makes provision for us to use material in connection with our mining operations and for reimbursement to us of any incremental costs incurred in moving material to accommodate LACSD operations.

Title and liabilities - ore, spent ore and associated materials (“Ore Material”)

We acquired the ore material that was on the leach pads on the lease property at the date of the 1993 Agreement, but LACSD has retained R & E Responsibilities up to that date. Ownership of the underlying pads and real property remains with LACSD, subject to the mining lease. Ownership of ore material placed on the pads after the 1993 Agreement belongs to us and we retain R & E Responsibilities. The agreement makes provision for us to locate any new leach pad and stockpiled ore on the leased property and also on the LACSD owned property if necessary for efficient treatment of ore.

We are obligated to rinse and neutralize spent ore in accordance with the approved reclamation plan and certify this fact to our regulators. On acceptance of this certification by LACSD, the leach pad and real property involved will then be eliminated from our lease and the title to the spent ore will be conveyed to LACSD.

If LACSD requires rinsing and neutralization beyond applicable licenses and laws, it will reimburse us for our incremental costs, with any additional gold recovery being used as an offset. If we are operationally unable to perform supplementary rinsing and neutralizing, LACSD can do this at its expense and retain any additional gold recovery.

LACSD may at its cost remove rinsed and certified spent ore, which has been conveyed to it, from the pads for purposes of the landfill. It will then assume R & E Responsibilities for this material and reimburse us for any incremental cost as a result of such removal. LACSD will assume R & E Responsibilities for the leach pads and associated real property only to the extent actually occupied by LACSD and incorporated by construction into the landfill project.

LACSD has the right to terminate the lease in respect of any leach pads and the associated real property on giving reasonable advance notice (1) after ore on the pad has reached design load capacity and further leaching is not economic; or (2) more than five years following cessation of regular leach solution; in which event LACSD will pay us any damages in connection with the loss prospective profits from recoverable gold left on the pad, according to calculations contained in the 1993 Agreement.

Properties

Our corporate headquarters are located in Brawley, California at the Mesquite Mine. As of December 31, 2005, we owned or retained interests in properties comprising the Mesquite Mine referred to in Item 1 under the caption “Mesquite Mine - description of the property and mineral rights.” This is our primary asset.

In addition, as of December 31, 2005, we owned or retained interests in other exploration properties in the western United States. On June 19, 2006, we disposed of these exploration properties. The total cost to hold these properties in 2005 was $212,465.

We believe the facilities we occupy are adequate for the purposes for which they are currently used and are adequately maintained.

Legal Proceedings

We are not currently a party to any material legal proceedings. We may become from time to time involved in legal proceedings in the ordinary course of business. We may not be successful in defending these or other claims. Regardless of the outcome, litigation can result in substantial expense and could divert the efforts of our management.

MANAGEMENT

The following table sets forth the name, age and position of each of our executive officers and directors as of August 11, 2006;

Name	Age	Position(s) with the Company
Randall Oliphant	47	Chairman of the Board
Ray Threlkeld	59	President, Chief Executive Officer, and Director
Brian Penny	44	Chief Financial Officer
Paul Semple	46	Vice President of Projects
Wesley Hanson	45	Vice President of Mine Development
Graham Desson	59	Controller and Secretary
Vahan Kololian	52	Director
Martyn Konig	48	Director
Gerald Ruth	48	Director

Randall Oliphant, age 47, has been the Chairman and CEO of Rockcliff Group Limited, a private corporation actively involved with its shareholdings, primarily in the mining sector, including Silver Bear Resources Inc. since September 2004. Mr. Oliphant is on the Advisory Board of Metalmark Capital LLC (formerly Morgan Stanley Capital Partners) and since February 2005 has served on the Board of Western Oil Sands Inc. Since 2003 Mr. Oliphant has served on the boards of a number of public and private companies and not-for-profit organizations. From March 1999 to February 2003, he was the President and CEO of Barrick Gold Corporation. Mr. Oliphant is a Chartered Accountant.

Raymond W. Threlkeld, age 59, has over 30 years of mineral industry experience ranging from discovery, feasibility study, development management, operations management, and corporate officer. Since July 2005, Mr. Threlkeld has been the Chief Operating Officer of Silver Bear Resources Inc., a private mineral resource company. From 1996 to 2005 Mr. Threlkeld held various senior management positions in precious metal mine development with Barrick Gold Corporation and Coeur d'Alene Mines Corporation including the development of the Pierina Mine in Peru, the Bulyanhulu Mine in Tanzania and the Veladero Mine located in Argentina. Mr. Threlkeld has had exploration acquisition success in the Western United States in addition to the management and project development experience sited above.

Brian Penny, age 44, has over 20 years of experience in mine finance and accounting.  Since January 2005 Mr. Penny has been the Chief Financial Officer of Silver Bear Resources Inc., a private mineral resource company. Since 2004 Mr. Penny has been a Director of, and chairs, the Audit Committees of Equinox Minerals Limited and Baffinland Iron Mines Corporation and since 2005 has been a Director of, and chairs, the Audit Committee of Alamos Gold Inc. While serving as Chief Financial Officer (1993 - 2004) with Kinross Gold Corporation, Mr. Penny was responsible for all finance, banking, hedging and financial reporting activities including the financial due diligence surrounding a U.S. $1.3 billion merger with TVX Gold Inc. and Echo Bay Mines Ltd. Mr. Penny is a Certified Management Accountant.

Paul Semple, age 46, has 23 years of experience in the mining industry and has focused on feasibility studies, project development and operations of precious and base metals deposits. From 2001 until 2006 Mr. Semple has been President of PG Semple Consulting and President of Penguin Automated Systems Inc. Mr. Semple has spent much of his time with Kilborn (later SNC-Lavalin) where he was involved in all aspects of project development from initial studies through to construction and operations. During this time, Mr. Semple held various positions including Vice President and General Manager, SNC Lavalin Engineers and Constructors. Mr. Semple is a Professional Engineer.

Wes C. Hanson, age 45, has over 24 years of mining experience including exploration, mine geology, mine engineering, mine operations, consulting geology and corporate management. Mr. Hanson joined Western Goldfields in July 2006. From 2002 through 2006, Mr. Hanson held various supervisory positions with Kinross Gold Corporation, the most recent being Vice President of Technical Services where he supervised resource and reserve disclosure and managed the company's technical staff supporting Kinross' mining operations and corporate development activities. Mr. Hanson is a Professional Geologist.

Graham Desson, age 59, has served as Controller of Silver Bear Resources Inc., a private Canadian company engaged in mining exploration in the Russian Federation since May 2005. From 2004 to May 2005, Mr. Desson was an independent consultant. From 2001 to 2004 Mr. Desson was engaged as a financial consultant and then served as Director - Treasury of Biovail Corporation, a public pharmaceutical company. Mr. Desson is a Chartered Accountant.

Vahan Kololian, age 52, is the founder and Managing Partner of TerraNova Partners LP, which invests in the industrial, services and resource sectors. Since 2002 Mr. Kololian has been Chairman of Precinda Corporation, a private manufacturing company. Mr. Kololian started his career in investment banking in 1980 with Burns Fry Limited (now BMO Nesbitt Burns). Since 1990 he has held leadership positions in private equity partnerships. Mr. Kololian also serves on the boards of the following public companies, Terra Nova Acquisition Corporation and Manicouagan Minerals Inc. Mr. Kololian is a Member of the Law Society of Upper Canada.

Martyn Konig, age 48, has 20 years experience in investment banking and commodity markets. Since January 2005 Mr. Konig has served as CEO of AIM listed Latitude Resources Plc. Since June 2001 Mr. Konig has served as Non-Executive Chairman of EBT Mobile China Plc. He has extensive experience in the natural resource sector, which includes senior management responsibility in resource finance and commodity trading operations at various international investment banks. Mr. Konig was a main Board Director of NM Rothschilds and Sons Ltd. for 15 years and held senior positions at Goldman Sachs and UBS. Mr. Konig is a Barrister and Fellow of the Chartered Institute of Bankers.

Gerald Ruth, age 48, has served as a Director since May 2004. Since 2003, Mr. Ruth has operated an independent corporate finance consulting business providing services to companies in a broad range of industries. Mr. Ruth is currently a Director and Chief Financial Officer of Greenwich Global Capital Inc., a capital pool company that is listed on the TSX Venture exchange, a Director and C.E.O. of Yonge Street Capital Corp., a capital pool company that is in the process of completing its initial public offering and listing on the TSX Venture Exchange, and President and C.E.O. of York Street Capital Corp., a limited market dealer involved in corporate finance, capital markets activities and strategic advisory services. From 1988 to 2003, Mr. Ruth held various positions at the Toronto Stock Exchange, where he served as Head of Listings from 1997 to 2003 and was responsible for leading and directing all operations, policy development, and general management within the Listings group. Previously, Mr. Ruth was Listings Manager from 1990 to 1996 where he was responsible for managing original listing applications at the exchange. Mr. Ruth is a Chartered Accountant.

To our knowledge, no director, officer or affiliate of us, and no owner of record or beneficial owner of more than five percent (5%) of the securities of us, or any associate of any such director, officer or security holder is a party adverse to us or has a material interest adverse to us in reference to pending litigation.

BOARD OF DIRECTORS’ MEETINGS AND COMMITTEES

During the fiscal year ended December 31, 2005 our Audit Committee, Compensatimn Committee and Corporate Governance Committee consisted of James Mancuso, Douglas Newby and Gerald Ruth. As a result of the resignation of James Mancuso and Douglas Newby from our Board Mr. Ruth was the sole remaining member of these committees. During fiscal year ended December 31, 2005 our Technical Committee consisted of Thomas Callicrate and James Malcuso. As a result of the resignation of Thomas Callicrate and James Mancuso from our Board there were no remaining members /f this committe%. Our Board of Directors has designated Martyn onig, Gerald Puth and Vahan Kololian as independent directors. On March 29, 2006 in place of the foregoing committees, we e1tablished a new Audit Committee and a new Compensation, Governance and Envirolmental Committee, each consisting of the foll-wing three dire#tors: Martyn Konig, Gerald Ruth and Vahan Kololian.

Nomination for Directors

Our Board has not yet adopted a formal policy regarding qualifications of director candidates. Currently, in evaluating director nominees, our Board considers a variety of factors, including the appropriate size of the our Board of Directors; our needs with respect to the particular talents and experience of its directors; the knowledge, skills and experience of nominees, including experience in the gold industry, finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board; experience with accounting rules and practices; and the desire to balance the benefit of continuity with the periodic injection of the fresh perspective provided by new Board members. To date, we have not engaged third parties to identify or evaluate or assist in identifying potential nominees, although we reserve the right in the future to retain a third party search firm, if necessary.

During the fiscal year ended December 31, 2005, our Board met two times and the Audit Committee met once. Due to the size of our Board compensation, governance and technical matters were addressed by written consent of the Board.

Our Board of Directors does not currently provide a process for security holders to send communications to our Board of Directors as we believe that until this point it has been premature given the limited liquidity of our common stock to develop such process

EXECUTIVE COMPENSATION

The following table sets forth the annual and long-term compensation for services in all capacities to us for the fiscal years ended December 31, 2005, 2004 and 2003 paid to our Chief Executive Officer and executive officers who served during the last completed fiscal year.

SUMMARY COMPENSATION TABLE

				Long-Term Compensation
	Annual Compensation			Awards
				Securities
				Underlying
				Options/	All Other
Name and Principal Position	Year	Salary ($)	Bonus	SAR’s	Compensation
Douglas Newby (1)	2005	—	—	150,000	$104,750
	2004	—	—	450,000	$81,290
	2003	—	—	—	—

Becky Corigliano (2)	2005	$84,060	—	450,000	—
	2004	—	—	—	—
	2003	—	—	—	—

Lawrence O’Connor (3)	2005	$107,995	—	200,000	—
	2004	$98,535	—	575,000	—

Thomas Mancuso (4)	2005	$123,460	—	200,000	—
	2004	$116,300	—	400,000	—
	2003	$68,000	—	—	$6,000(5)

Thomas Callicrate (6)	2005	$100,250	—	200,000	—
	2004	$93,300	—	400,000	—
	2003	$58,200(7)	—	—	$16,750(8)

(1)	Mr. Newby resigned as Chairman of the Board, President and Chief Executive Officer effective February 13, 2006 and as a Director effective March 29, 2006.
(2)	Ms. Corigliano resigned as Chief Financial Officer, Secretary and Treasurer effective February 13, 2006.
(3)	Mr. O’Connor resigned as Vice President Operations effective April 15, 2006.
(4)	Mr. Mancuso resigned as a Director, President and Chief Executive Officer effective October 25, 2005.
(5)	Consists of 20,000 units, comprised of one share of our common stock and one warrant to purchase one share of our common stock at $0.45 per share, valued at $0.30 per share at the time of issuance.
(6)	Mr. Callicrate resigned as a Director and Vice President of Exploration effective October 25, 2005.
(7)
Consists of consulting fees paid to Mountain Gold Exploration, Inc., of which Mr. Callicrate is the President, Secretary and Director, and salary paid directly to Mr. Callicrate. Mr. Callicrate was a Director from August 2002 to October 2005 and Vice President of Exploration from November 2003 to October 2005.

(8)
Consists of 55,832 units, comprised of one share of our common stock and one warrant to purchase one share of our common stock. The units were issued to Mountain Gold Exploration, Inc. of which Mr. Callicrate is the President and Secretary and a Director.

OPTION GRANTS IN LAST FISCAL YEAR (January 1, 2005 - December 31, 2005)

NAME	Number Of Securities Underlying Options Granted	% Of Total Options Granted To Employees In The Fiscal Year	Exercise Price	Expiration Date	Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation For Option Term
					5%	10%
Douglas Newby	75,000	4.5%	$0.40	2010/04/15	$0.51	$0.60
	75,000	4.5%	$0.40	2011/04/15	$0.53	$0.64
Becky Corigliano	50,000	3.0%	$0.50	2008/03/07	$0.67	$0.82
	100,000	6.0%	$0.50	2008/09/07	$0.67	$0.82
	100,000	6.0%	$0.50	2009/03/07	$0.67	$0.82
	100,000	6.0%	$0.40	2010/04/15	$0.51	$0.60
	100,000	6.0%	$0.40	2011/04/15	$0.53	$0.64
Thomas Mancuso	100,000	6.0%	$0.40	2010/04/15	$0.51	$0.60
	100,000	6.0%	$0.40	2011/04/15	$0.53	$0.64
Thomas Callicrate	100,000	6.0%	$0.40	2010/04/15	$0.51	$0.60
	100,000	6.0%	$0.40	2011/04/15	$0.53	$0.64
Lawrence O’Connor	100,000	6.0%	$0.40	2010/04/15	$0.51	$0.60
	100,000	6.0%	$0.40	2011/04/15	$0.53	$0.64

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES TABLE

The following table contains information concerning the number of shares acquired and value realized from the exercise of options by the named executive officers during fiscal 2005 and the number of unexercised options held by the named executive officers at December 31, 2005.

	NUMBER OF SHARES OF COMMON STOCK UNDERLYING UNEXERCISED OPTIONS AT YEAR END (DECEMBER 31, 2005)		VALUE OF UNEXERCISED IN-THE-MONEY OPTIONS AT YEAR END (DECEMBER 31, 2005 (1)
NAME	EXERCISABLE	UNEXERCISABLE	EXERCISABLE	UNEXERCISABLE
Douglas Newby	525,000	75,000	—	—
Becky Corigliano	350,000	100,000	—	—
Thomas Mancuso	500,000	100,000	—	—
Thomas Callicrate	500,000	100,000	—	—
Lawrence O’Connor	675,000	100,000	—	—

(1)	Options are “in-the-money” if the market price of a share of common stock exceeds the exercise price of the option.

Compensation of Directors

We have in the past compensated our directors in cash and in shares of our common stock, and have generally in the past granted options to Directors upon joining our Board. We have established a compensation plan for our non-management directors. The Chairman receives $30,000 per annum, and non-management directors receive $20,000 per annum. We reimburse Directors for out of pocket expenses.

During the fiscal year ended December 31, 2005, Gerald Ruth, James Mancuso and Douglas Newby each received options to purchase 150,000 shares of our common stock at an exercise price of $0.40 per share.

Severance Agreement

On August 9, 2006, we entered into Severance Agreements with Raymond Threlkeld, Brian Penny, Graham Desson, Wes Hanson , and Paul Semple (the “Executives”). The following summary of the severance Agreements is qualified in its entirety by reference to the full text of the Severance Agreement, a copy of which is attached to this Report as Exhibit 10.35. All capitalized terms in the following paragraph shall have the meanings ascribed to them in the severance agreement

Pursuant to the Severance Agreements, the Executives will receive the following compensation upon termination of employment: (1) for termination without Cause, the Executive will receive an amount between 100% and 150% of the Executive’s Annual Compensation, the Executive will have six months from termination to exercise any vested stock options to purchase shares of Common Stock (after six months the stock options will expire), and benefits will be continued for twelve months; (2) for termination for Cause, no amount will be paid; (3) for termination due to disability, the Executive will receive an amount equal to the Executive’s Annual Compensation for the first year, and at our discretion thereafter; (4) termination within the 18 months following a Change of Control, excluding death, disability, or Cause, or if the Executive terminated his employment within 6 months of a Triggering Event, the Executive will receive a sum equal to the Severance Amount (defined as 2 times the Executive’s Annual Compensation), the Executive’s options to purchase shares of Common Stock or rights to acquire our securities will become immediately exercisable (subject to the necessary regulatory approvals), and we will pay the Executive’s reasonable legal fees and expenses incurred as a result of the termination (including those incurred contesting or disputing the termination or enforcing any right or benefit under the Severance Agreement). As a condition precedent to receiving any payment(s) upon termination, the Executive must execute a Release, which releases us from any action, causes of action, claims, or demands the Executive has or thereafter may have regarding any matters existing on the date of the Release. Subject to certain events and the Executive’s failure to tender the Release or his revocation thereof, our payment obligation to the Executive may change.

Bonuses and Deferred Compensation

We do not have any bonus, deferred compensation or retirement plan. There were no bonuses paid in 2005.

Stock Options

Our Board of Directors chose to make option or warrant awards to select officers, directors, consultants, or shareholder/investors in order to induce them to assist it in implementing its business plan and to provide long term additional incentive. These options or warrants, as awarded, were not awarded pursuant to a plan but are specific individual awards with varying terms and conditions. In some instances, our Board of Directors reserved the right to cancel these awards for non-performance or other reasons, or established a vesting schedule pursuant to which the award is earned.

Compensation Committee Report

Compensation Philosophy. The philosophy of our Compensation Committee for the fiscal year ended December 31, 2005 was to provide competitive levels of compensation that are appropriate given the performance and commitment of our executive officers compared with similarly situated executives in the gold mining industry; link management’s pay to the achievement of our annual and long-term performance goals; and assist us in attracting and retaining qualified management. However, because of the limited number of companies that can be compared to us in terms of stage of resource development, net income, and similar items, a significant amount of subjectivity was involved in the decisions of the Compensation Committee.

Base Salaries. Base salaries for management employees are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for management services, including a comparison of base salaries for comparable positions at comparable companies within the gold industry. Annual salary adjustments are determined by evaluating the competitive marketplace, the performance of the Company, the performance of the executive, and any increased responsibilities assumed by the executive. We believe the base salaries of executive officers are at or below those of similarly situated executives in the gold industry.

Bonus Arrangement. To encourage and reward outstanding corporate and individual performance, the Company from time to time considers awarding merit bonuses to its executive officers, based on the Company’s operating results and the achievement of certain defined major business objectives.

Compensation of Chief Executive Officer. The amount of our Chief Executive Officer’s compensation for the fiscal year ended December 31, 2005 was determined in accordance with the principles discussed in the foregoing paragraphs and was based upon a subjective evaluation by the Committee of the leadership demonstrated by Mr. Newby during the fiscal year.

Audit Committee

Our Audit Committee is currently composed of Messrs. Kololian, Konig and Ruth (Chairperson), each of whom are not employees of the Company and have been determined by the Audit Committee and the Board to be independent directors as defined in the Nasdaq Marketplace Rules. Mr. Ruth, who is a Chartered Accountant, has been determined to be a financial expert.

The primary function of the Audit Committee is to assist our Board of Directors in fulfilling its oversight responsibilities by:

•	reviewing the financial statements, financial reports and other financial information provided by the Company to any governmental body or the public and other relevant documents;

•
recommending the appointment and reviewing and appraising the audit efforts of the Company’s independent registered accounting firm and providing an open avenue of communication among the independent auditor, financial and senior management and the Board of Directors;

•
serving as an independent and objective party to monitor the Company’s financial reporting process and internal controls, the Company’s processes to manage business and financial risk, and its compliance with legal, ethical and regulatory requirements; and

•	encouraging continuous improvement of, and fostering adherence to, the Company’s policies, procedures and practices at all levels.

The responsibilities of the Audit Committee are set forth in an Audit Committee Charter dated March 29, 2006, approved and recommended by the audit committee and adopted by our Board of Directors on March 29, 2006. The Audit Committee met once during fiscal year ended December 31, 2005.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of the our equity securities as of August 11, 2006 by:

•	each security holder known by us to be the beneficial owner of more than 5% of the Company’s outstanding securities;

•	each of our directors;

•	each of our executive officers; and

•	all directors and executive officers as a group.

Unless otherwise specified, the address of each of the persons set forth below is in care of Western Goldfields, Inc., 6502 E. Highway 78, Brawley, California 92227.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Outstanding Shares
Randall Oliphant	4,583,333(2)	6.56%
Ray Threlkeld	916,668(3)	1.34%
Brian Penny	833,332(4)	1.22%
Paul Semple	233,333(5)	0.34%
Graham Desson	166,667(6)	0.25%
Wesley Hanson	166,667(14)	0.25%
Vahan Kololian	1,500,000(7)	2.19%
Martyn Konig	749,999(8)	1.10%
Gerald Ruth	1,934,585(9)	2.81%
Latitude Resources Plc.(Formerly Latin American Copper Plc.)	7,500,000(10)	10.67%
RAB Special Situations (Master) Fund Limited	6,028,353(11)	8.91%
Hospah Coal Company (a wholly owned subsidiary of Newmont Mining Corporation)	6,214,278(12)	8.81%
Investec Bank (UK) Limited	11,250,000(13)	15.73%
All executive officers and directors as a group (9 persons)	11,084,584 (2)(3)(4)(5)(6)(7)(8)(9)(14)	15.05%

(1)
A person is deemed to be the beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of the date hereof. Except as otherwise indicated the named entities or individuals have sole voting and investment power with respect to the shares of Common Stock beneficially owned.

(2)
Includes options to purchase 833,333 shares of our common stock, 2,500,000 shares of our common stock owned by Rockcliff Group Limited and warrants to purchase 1,250,000 shares of our common stock owned by Rockcliff Group Limited.

(3)	Includes options to purchase 416,667 shares of our common stock and warrants to purchase 166,667 shares of our common stock.

(4)	Includes options to purchase 333,333 shares of our common stock and warrants to purchase 166,666 shares of our common stock.

(5)	Includes options to purchase 233,333 shares of our common stock.

(6)	Includes options to purchase 166,667 shares of our common stock.

(7)
Includes options to purchase 250,000 shares of our common stock, 833,333 shares of our common stock owned by TerraNova Partners L.P. and warrants to purchase 416,667 shares of our common stock owned by TerraNova Partners L.P.

(8)	Includes options to purchase 250,000 shares of our common stock and warrants to purchase 166,666 shares of our common stock.

(9)
Includes options to purchase 600,000 shares of our common stock, 341,001 shares of our common stock and warrants to purchase 166,667 shares of our common stock owned by Muriel Ruth (mother) and 551,917 shares of our common stock and warrants to purchase 275,000 shares of our common stock by Sandra Meddick-Ruth (spouse).

(10)
Includes warrants to purchase 2,500,000 shares of our common stock. We have been advised that the Board of Directors of Latitude Resources Plc have voting power over the shares held by Latitude Resources Plc. The address of Latitude Resources Plc is 43 North Audley Street, London WIK 6WH, United Kingdom.

(11)
Includes 4,870,265 shares of our common stock. We have been advised that William P. Richards is the director of the holder, with dispositive and voting power over the shares held by RAB Special Situations (Master) Fund Limited. The address of RAB Special Situations (Master) Fund Limited is c/o RAB Capital, 1 Adam Street, London WC2N 6LE, United Kingdom.

(12)
Includes warrants to purchase 2,759,810 shares of Common Stock. The board of directors of Newmont Mining Corporation has dispositive and voting power over the shares held by Newmont Mining Corporation. The address of Newmont Mining Corporation is 1700 Lincoln Street, Denver, Colorado 80203.

(13)
Includes warrants to purchase 3,750,000 shares of Common Stock. The board of directors of Investec Bank (UK) Limited has dispositive and voting power over the shares held by Investec Bank (UK) Limited. The address of Investec Bank (UK) Limited is 2 Gresham Street, London EC2V 7 QP United Kingdom.

(14)	Includes options to purchase 166,667 shares of our common stock.

SELLING SHAREHOLDERS

This prospectus relates to the resale from time to time of up to a total of 49,638,450 shares of our common stock by the selling shareholders identified in this prospectus. We filed a registration statement, of which this prospectus constitutes a part, in order to permit the selling shareholders to resell to the public the shares of our common stock in connection with this transaction.

We issued to the selling shareholders the common stock, and warrants to purchase common stock that are covered by this prospectus pursuant to private placements in February 2006 (the “February Private Placement”).

In the February Private Placement, we sold 20,000,000 units at the price of $0.30 per unit to 28 accredited investors for an aggregate sales price of $6,000,000. Each unit consisted of one share of common stock and one half of one warrant to purchase one share of common stock, exercisable at $0.45 per share.

We issued to the partners of IBK Capital Corp. warrants to purchase common stock, exercisable at $1.00 per share. These warrants were issued as part of compensation for brokering the 2003-2004 private placement.

We issued to RAB Special Situations LP 1,000,000 shares of series “A-1” convertible preferred stock that are convertible into shares of common stock and 500,000 shares of series “A-1” convertible preferred stock warrants to purchase preferred stock pursuant to a private placement in December 2004. On May 31, 2006, RAB Special Situations LP converted 1,000,000 shares of series “A-1” convertible preferred stock into 2,941,176 shares of our common stock and converted 500,000 shares of series “A-1” convertible preferred stock warrants into 970,588 shares of preferred stock which were converted into 970,588 shares of our common stock.

We also issued to certain of the selling shareholders who are employees, officers and directors of the Company options to purchase common stock pursuant to separate stock option agreements.

We issued to Metalmark Management LLC warrants to purchase common stock, exercisable at $0.30 per share. These warrants were issued as compensation for consulting services provided by them to us.

The following table sets forth the names of the selling shareholders, the number of shares of common stock beneficially owned by the selling shareholders as of August 11, 2006, the number of shares of common stock being offered by the selling shareholders, the number of shares of common stock each selling shareholder will beneficially own if the shareholder sells all of the shares being registered and the selling shareholder's percentage ownership of our common stock if all the shares in the offering are sold. The shares being offered hereby are being registered to permit public secondary trading, and the selling shareholders may offer all or part of the shares for resale from time to time. However, the selling shareholders are under no obligation to sell all or any portion of such shares nor are the selling shareholders obligated to sell any shares immediately under this prospectus. To prevent dilution to the selling shareholders, the following numbers may change because of adjustments to reflect stock splits, stock dividends or similar events involving our common stock.

We have been advised that as noted below in the footnotes to the table, none of the selling shareholders are broker-dealers and two of the selling shareholders are affiliates of broker-dealers. We have been advised that each of such selling shareholders purchased our common stock in the ordinary course of business, not for resale, and that none of such selling shareholders had, at the time of purchase, any agreements or understandings, directly or indirectly, with any person to distribute the common stock. If the shares are to be sold by transferees of the selling shareholders under this prospectus, and the shares are not sold pursuant to the Plan of Distribution in the registration statement, then we must file a post-effective amendment to the registration statement that includes this prospectus or a prospectus supplement, amending the list of selling shareholders to include the transferee as a selling shareholder. Upon being notified by a selling shareholder that it intends to use an agent or principal to sell their shares, a post-effective amendment to the registration statement that includes this prospectus will be filed, naming the agent or principal as an underwriter and disclosing the compensation arrangement. All selling shareholders are subject to Rule 105 of Regulation M and are precluded from engaging in any short selling activities prior to effectiveness and for as long as they are participants in the offering.

None of the selling shareholders have, nor within the past three years have had, any position, office or other material relationship with us or any of our predecessors or affiliates, except Douglas Newby, who served as our Chairman, President and Chief Executive Officer and James Mancuso who served as a director. In addition, Graham Deeson, Brian Penny, Paul Semple and Raymond Threlkeld currently serve as officers of us and Vahan Kololian, Martyn Konig, Randall Oliphant and Gerald Ruth currently serve as our directors.

Selling Shareholders(1)		Shares of Common Stock Beneficially Owned Prior to Offering		Shares of Common Stock to be Sold		Beneficial Ownership After Offering if All Shares are Sold	Percent of Class Owned After Offering if All Shares are Sold
Edwin R. Andrade		7,500	(2)	7,500	(2)	—	—
Tony E. Archuleta		7,000	(3)	7,000	(3)	—	—
Justin J. Botello		10,000	(4)	10,000	(4)	—	—
Ken Brunk		350,000	(5)	350,000	(5)	—	—
Thomas E. Callicrate		1,210,832	(6)	600,000	(7)	610,832	*
Francisco Cano		5,000	(8)	5,000	(8)	—	—
Antonio Cardenas		4,700	(9)	4,700	(9)	—	—
Becky L. Corigliano		450,000	(10)	450,000	(10)	—	—
Jose M. Cardiel		5,600	(11)	5,600	(11)	—	—
Arnold DeHerrera		30,000	(12)	30,000	(12)	—	—
Graham Desson		500,000	(13)	500,000	(13)	—	—
Karen Dietrich		100,000	(14)	100,000	(14)	—	—
Greg Edwards		500,001	(15)	500,001	(15)	—	—
Excalibur Limited Partnership	(16)	1,558,558	(17)	500,001	(17)	1,058,557	1.13%
Henry Fiorillo		644,700	(18)	300,000	(19)	344,700	*
Eduardo Gonzalez		4,850	(20)	4,850	(20)
Christine M. Granquist		50,000	(21)	50,000	(21)	—	—
Lee F. Grooms		150,000	(22)	150,000	(22)	—	—
Gundyco ITF Giao Dao-Huy	(23)	150,000	(24)	150,000	(24)	—	—
Gundyco ITF Pinetree Resource Partnership	(25)	1,865,001	(26)	500,001	(26)	1,365,000	1.45%
Gundyco ITF Jay Smith #	(27)	625,001	(28)	500,001	(28)	125,000	*
Thomas Haar		499,999	(29)	399,999	(29)	100,000	*
Michael H. Hammond		7,000	(30)	7,000	(30)	—	—
Haywood Securities Inc. ITF RMB Australia Holdings Ltd	(31)	1,250,000	(32)	1,250,000	(32)	—	—
Gabriel O. Herrera		7,000	(33)	7,000	(33)	—	—
Investec Bank (UK) Limited	(34)	11,250,000	(35)	11,250,000	(35)	—	—
Masha Katz		50,000	(36)	50,000	(36)	—	—
Kayjay Realty Inc.	(37)	399,999	(38)	399,999	(38)	—	—
Vahan Kololian		2,000,001	(39)	2,000,001	(39)	—	—
Metalmark Management LLC		1,000,000	(40)	1,000,000	(40)	—	—
Martyn Konig		1,250,000	(41)	1,250,000	(41)	—	—
Carlos J. Maldonado		7,000	(42)	7,000	(42)	—	—
James D. & Arlene E. Mancuso		1,200,000	(43)	1,200,000	(43)	—	—
Thomas K. Mancuso		1,160,000	(44)	600,000	(45)	560,000	*
Javier D. Marquez		7,000	(46)	7,000	(46)	—	—
Angel Martinez		5,100	(47)	5,100	(47)	—	—
George Molyviatis		2,500,000	(48)	2,500,000	(48)	—	—
Jesse Munoz		150,000	(49)	150,000	(49)	—	—
Mary L. Munoz		60,000	(50)	60,000	(50)	—	—
NBCN Clearing Inc. ITF Philip Emanuele	(51)	312,000	(52)	312,000	(52)		—
NBCN Clearing Inc. ITF Susan Emanuele	(53)	188,001	(54)	188,001	(54)
NBCN Clearing Inc. ITF Russ Fromm #	(55)	500,001	(56)	500,001	(56)	—	—
Kimberly F. Neal		160,000	(57)	150,000	(57)	10,000	*
Nesbitt Burns ITF Northern Rivers Innovation Fund LP	(58)	2,103,075	(59)	678,750	(59)	1,424,325	1.52%
Nesbitt Burns ITF Delta One Northern Rivers Fund	(60)	170,451	(61)	45,000	(61)	125,451	*
Nesbitt Burns ITF Delta One Northern Rivers RSP Fund	(62)	74,300	(63)	26,250	(63)	48,050	*
Douglas J. Newby		1,004,334	(64)	825,000	(64)	179,334	*
John Ochs		25,000	(65)	25,000	(65)	—	—
Lawrence J. O'Connor		809,568	(66)	775,000	(67)	34,568	*
Randall Oliphant		6,250,000	(68)	6,250,000	(68)	—	—
Brian Penny		1,499,999	(69)	1,499,999	(69)	—	—
Rab Special Situations LP	(70)	6,028,353	(71)	3,187,500		2,840,853	3.02%
Gerald Ruth		600,000	(72)	600,000	(72)	—	—
Muriel A. Ruth		507,668	(73)	200,001	(73)	307,667	*
Sandra Meddick-Ruth		826,917	(74)	750,000	(74)	76,917	*
Edward J. Ryan		8,500	(75)	8,500	(75)	—	—
John Ryan		665,499	(76)	399,999	(76)	265,500	*
John P. Ryan		75,000	(77)	75,000	(77)	—	—
Juan Sanchez		90,000	(78)	90,000	(78)	—	—
Paul Semple		700,000	(79)	700,000	(79)	—	—
Stephen Shefsky		150,000	(80)	150,000	(80)	—	—
Hollice Spence		5,000	(81)	5,000	(81)	—	—
Lorne Stephenson		20,000	(82)	20,000	(82)	—	—
Eddie R. Struck		5,000	(83)	5,000	(83)	—	—
Robert M. Taylor		150,000	(84)	150,000	(84)	—	—
Raymond Threlkeld		1,750,001	(85)	1,750,001	(85)	—	—
Gloria Valdes		4,700	(86)	4,700	(86)	—	—
Michael White		999,998	(87)	999,998	(87)	—	—
William F. White		2,374,998	(88)	1,624,998	(88)	750,000	*
Minh-Thu Dao-Huy		137,695	(89)	53,945	(89)	83,750	*
Giao Dao-Huy		148,685	(90)	148,685	(90)	—	—
Viet Dao-Huy		148,685	(91)	148,685	(91)	—	—
Min-Tuoug Dao		148,685	(92)	148,685	(92)	—	—
Mary C. Dallas		125,000	(93)	125,000	(93)	—	—
Harrison Western		150,000	(94)	150,000	(94)	—	—
		59,948,954		49,638,450		10,310,504	10.97%

*	Less than 1%
#	Broke-dealer Affiliate
(1)	Information concerning other selling security holders will be set forth in one or more prospectus supplements from time to time, if required.
(2)	Consists of 7,500 shares of our common stock issuable upon exercise of options.
(3)	Consists of 7,000 shares of our common stock issuable upon exercise of options.
(4)	Consists of 10,000 shares of our common stock issuable upon exercise of options.
(5)	Consists of 350,000 shares of our common stock issuable upon exercise of options.
(6)	Includes 600,000 shares of our common stock issuable upon exercise of options.
(7)	Consists of 600,000 shares of our common stock issuable upon exercise of options.
(8)	Conosists of 5,000 shares of our common stock issuable upon exercise of options.
(9)	Consists of 4,700 shares of our common stock issuable upon exercise of options.
(10)	Consists of 450,000 shares of our common stock issuable upon exercise of options.
(11)	Consists of 5,600 shares of our common stock issuable upon exercise of options.
(12)	Consists of 30,000 shares of our common stock issuable upon exercise of options.
(13)	Consists of 500,000 shares of our common stock issuable upon exercise of options.

(14)	Consists of 100,000 shares of our common stock issuable upon exercise of options.
(15)	Includes 166,667 shares of our common stock issuable upon exercise of warrants.
(16)	We have been advised by the selling shareholder that its controlling person is William Hector.
(17)	Includes 166,667 shares of our common stock issuable upon exercise of warrants.
(18)	Includes 300,000 shares of our common stock issuable upon exercise of options.
(19)	Consists of 300,000 shares of our common stock issuable upon exercise of options.
(20)	Consists of 4,850 shares of our common stock issuable upon exercise of options.
(21)	Consists of 50,000 shares of our common stock issuable upon exercise of options.
(22)	Consists of 150,000 shares of our common stock issuable upon exercise of options.
(23)	We have been advised by the selling shareholder that its controlling person is Giao Dao-Huy.
(24)	Includes 50,000 shares of our common stock issuable upon exercise of warrants.
(25)	We have been advised by the selling shareholder that its controlling persons are Sheldon Inventash or Larry Goldberg.
(26)	Includes 166,667 shares of our common stock issuable upon exercise of warrants.
(27)	We have been advised by the selling shareholder that its controlling person is Jay Smith.
(28)	Includes 166,667 shares of our common stock issuable upon exercise of warrants.
(29)	Includes 133,333 shares of our common stock issuable upon exercise of warrants.
(30)	Consists of 7,000 shares of our common stock issuable upon exercise of options.
(31)	We have been advised by the selling shareholder that its controlling person is Rick Winter.
(32)	Includes 416,667 shares of our common stock issuable upon exercise of warrants.
(33)	Consists of 7,000 shares of our common stock issuable upon exercise of options.
(34)	We have been advised by the selling shareholder that that its controlling persons are David Van der Walt and George Rogers.
(35)	Includes 3,750,000 shares of our common stock issuable upon exercise of warrants.
(36)	Consists of 50,000 shares of our common stock issuable upon exercise of options.
(37)	We have been advised by the selling shareholder that its controlling person is Wayne White.
(38)	Includes 133,333 shares of our common stock issuable upon exercise of warrants.
(39)
Consists of 750,000 shares of our common stock issuable upon the exercise of options owned by Vahan Kololian, 833,334 shares of our common stock owned by TerraNova Partners L.P. and 416,667 shares of our common stock issuable upon the exercise of warrants owned by TerraNova Partners L.P.

(40)	Consists of 1,000,000 shares of our common stock issuable upon exercise of warrants.
(41)	Includes 750,000 and 166,667 shares of our common stock issuable upon exercise of options and warrants, respectively.
(42)	Consists of 7,000 shares of our common stock issuable upon exercise of options.
(43)	Includes 100,000 and 900,000 shares of our common stock issuable upon exercise of warrants and options, respectively.
(44)	Includes 600,000 shares of our common stock issuable upon exercise of options.
(45)	Consists of 600,000 shares of our common stock issuable upon exercise of options.
(46)	Consists of 7,000 shares of our common stock issuable upon exercise of options.
(47)	Consists of 5,100 shares of our common stock issuable upon exercise of options.
(48)	Includes 833,334 shares of our common stock issuable upon exercise of warrants.
(49)	Consists of 150,000 shares of our common stock issuable upon exercise of options.
(50)	Consists of 60,000 shares of our common stock issuable upon exercise of options.
(51)	We have been advised by the selling shareholder that its controlling person is Philip Emanuele.
(52)	Includes 104,000 shares of our common stock issuable upon exercise of warrants.
(53)	We have been advised by the selling shareholder that its controlling person is Philip Emanuele.
(54)	Includes 62,667 shares of our common stock issuable upon exercise of warrants.
(55)	We have been advised by the selling shareholder that its controlling person is Russ Fromm.
(56)	Includes 166,667 shares of our common stock issuable upon exercise of warrants.
(57)	Consists of 150,000 shares of our common stock issuable upon exercise of options.
(58)	We have been advised by the selling shareholder that its controlling person is Hugh Cleland.
(59)	Includes 226,250 shares of our common stock issuable upon exercise of warrants.
(60)	We have been advised by the selling shareholder that its controlling person is Hugh Cleland.
(61)	Includes 15,000 shares of our common stock issuable upon exercise of warrants.
(62)	We have been advised by the selling shareholder that its controlling person is Hugh Cleland.
(63)	Includes 8,750 shares of our common stock issuable upon exercise of warrants.
(64)
Includes 225,000 shares of common stock issuable upon exercise of warrants owned by Proteus Capital Corp. and 600,000 shares of our common stock issuable upon exercise of options owed by the selling shareholder.

(65)	Consists of 25,000 shares of our common stock issuable upon exercise of options.
(66)	Includes 775,000 shares of our common stock issuable upon exercise of options.
(67)	Consists of 775,000 shares of our common stock issuable upon exercise of options.
(68)
Includes 2,500,000 shares of our common stock issuable upon exercise of options owned by Randall Oliphant, 2,500,000 shares of our common stock owned by Rockcliff Group Limited and 1,250,000 shares of our common stock issuable upon the exercise of warrants owned by Rockcliff Group Limited.

(69)	Includes 1,000,000 and 166,666 shares of our common stock issuable upon exercise of options and warrants, respectively.
(70)
We have been advised that William P. Richards is the director of the selling shareholder, with dispositive and voting power over the shares held by RAB Special Situations (Master) Fund Limited. The address of RAB Special Situations (Master) Fund Limited is c/o RAB Capital, 1 Adam Street, London WC2N 6LE, United Kingdom.

(71)	Includes 5,752,617 shares of our common stock.
(72)	Consists of 600,000 shares of our common stock issuable upon exercise of options.
(73)	Includes 66,667 shares of our common stock issuable upon exercise of warrants.
(74)	Includes 250,000 shares of our common stock issuable upon exercise of warrants.
(75)	Consists of 8,500 shares of our common stock issuable upon exrercise of options.
(76)	Includes 133,377 shares of our common stock issuable upon exercise of warrants.
(77)	Consists of 75,000 shares of our common stock issuable upon exercise of options.
(78)	Consists 90,000 shares of our common stock issuable upon exercise of options.
(79)	Consists of 700,000 shares of our common stock issuable upon exercise of options.
(80)	Includes 50,000 shares of our common stock issuable upon exercise of warrants.
(81)	Consists of 5,000 shares of our common stock issuable upon exercise of options.
(82)	Consists of 20,000 shares of our common stock issuable upon exercise of options.
(83)	Consists of 5,000 shares of our common stock issuable upon exercise of options.
(84)	Consists of 150,000 shares of our common stock issuable upon exercise of options.
(85)	Includes 1,250,000 and 166,667 shares of our common stock issuable upon exercise of options and warrants, respectively.
(86)	Consists of 4,700 shares of our common stock issuable upon exercise of options.
(87)	Includes 333,333 shares of our common stock issuable upon exercise of warrants.
(88)	Includes 958,333 shares of our common stock issuable upon the exercise of warrants.
(89)	Consists of 53,945 shares of our common stock issuable upon the exercise of warrants.
(90)	Consists of 148,685 shares of our common stock issuable upon the exercise of warrants.
(91)	Consists of 148,685 shares of our common stock issuable upon the exercise of warrants.
(92)	Consists of 148,685 shares of our common stock issuable upon the exercise of warrants.
(93)	Consists of 125,000 shares of our common stock issuable upon the exercise of warrants.
(94)	Consists of 150,000 shares of our common stock issuable upon exercise of warrants.

PLAN OF DISTRIBUTION

The selling shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock on the trading market or any other stock exchange, market or trading facility on which our shares of common stock are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	any other method permitted pursuant to applicable law; or

•	under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of our common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge our common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. If a selling shareholder is deemed to be an underwriter, the selling shareholder may be subject to certain statutory liabilities including, but not limited to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling shareholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act . The SEC staff is of a view that selling shareholders who are registered broker-dealers or affiliates of registered broker-dealers may be underwriters under the Securities Act. We will not pay any compensation or give any discounts or commissions to any underwriter in connection with the securities being offered by this prospectus. The selling shareholders have informed us that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute our common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the selling shareholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling shareholders have advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling shareholders.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling shareholders or any other person. The anti-manipulation rules under the Exchange Act may apply to sales of common shares in the market and to the activities of the selling shareholders and their affiliates. Regulation M may restrict the ability of any person engaged in the distribution of the common shares to engage in market-making activities with respect to the particular common shares being distributed for a period of up to five business days before the distribution. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

RELATED PARTY TRANSACTIONS

In January 2004 Douglas J. Newby joined our board of directors and in October 2005 he was appointed President and Chief Executive Officer. Mr. Newby resigned as President and Chief Executive Officer in February 2006 and from our board of directors in March 2006. In connection with joining our board of directors in January 2004, we issued Mr. Newby the following options to purchase shares of our common stock, in each case exercisable for a five year period from the date of vesting:

•	75,000 shares exercisable immediately at an exercise price of $0.50 per share;

•	75,000 shares exercisable after six months from the date of grant at an exercise price of $0.75 per share;

•	50,000 shares exercisable after 15 months from the date of grant at an exercise price of $1.00 per share; and

•	50,000 shares exercisable after 20 months from the date of grant at an exercise price of $1.00 per share

In January 2004, we hired Mark C. Shonnard as our Chief Financial Officer, Secretary and Treasurer. Mr. Shonnard subsequently left the Company in February 2005. In connection with his hiring, we issued to Mr. Shonnard the following options to purchase shares of our common stock, in each case exercisable for a three year period from the date of vesting:

•	50,000 shares exercisable immediately at an exercise price of $1.00 per share;

•	150,000 shares exercisable after six months from the date of grant at an exercise price at the then current market price per share; and

•	150,000 shares exercisable after 12 months from the date of grant at an exercise price of the then current market price per share.

Mr. Shonnard was also granted options to purchase shares of our common stock, exercisable for a five year period from the date of vesting, in the amount of 100,000 shares exercisable immediately at an exercise price of $1.00 per share. Mr. Shonnard resigned in February 2005.

In January 2004, we hired Lawrence J. O’Connor as our Vice President of Operations. In connection with his hiring, we issued to Mr. O’Connor the following options to purchase shares of our common stock, in each case exercisable for a three year period from the date of vesting:

•	75,000 shares exercisable immediately at an exercise price of $1.00 per share;

•	150,000 shares exercisable after six months from the date of grant at an exercise price of the then current market price per share; and

•	150,000 shares exercisable after 12 months from the date of grant at an exercise price of the then current market price per share.

Mr. O’Connor resigned in April 2006.

In January 2004, we issued options to purchase shares of our common stock, exercisable for a five year period from the date of vesting at an exercise price of $1.00 per share, in the amounts of 100,000 shares, 100,000 shares, 150,000 shares, 150,000 shares and 75,000 shares, respectively, to directors James Mancuso, Ken Brunk, Thomas K. Mancuso, Thomas Callicrate and John P. Ryan. Each of Messrs. Mancuso, Brunk, Thomas Mancuso, Callicrate and Ryan have subsequently resigned from our board of directors.

In April 2004, we issued warrants to purchase 150,000 shares of our common stock to Harrison Western Construction Company in connection with the management contract for the Mesquite Mine. The warrants are exercisable for $1.00 per share for a period of three years. Kenneth A. Brunk is the President and CEO of Harrison Western Construction Company. Mr. Brunk subsequently resigned from our board of directors.

In May 2004, Gerald B. Ruth joined our board of directors. In connection with his joining our board of directors, we issued to Mr. Ruth the following options to purchase shares of our common stock, in each case exercisable for a five year period from the date of vesting:

•	75,000 shares exercisable immediately at an exercise price of $0.50 per share;

•	75,000 shares exercisable after six months from the date of grant at an exercise price of $0.75 per share;

•	50,000 shares exercisable after 15 months from the date of grant at an exercise price of $1.00 per share; and

•	50,000 shares exercisable after 20 months from the date of grant at an exercise price of $1.00 per share.

In September 2004, we issued options to purchase shares of our common stock to our directors and executive officers, in each case exercisable for a ten year period from the date of vesting at an exercise price of $0.75 per share:

Name	Option Shares	Vesting
Thomas K. Mancuso	100,000 75,000 75,000	Immediately 6 months after date of grant 12 months after date of grant
Thomas E. Callicrate	100,000 75,000 75,000	Immediately 6 months after date of grant 12 months after date of grant
James Mancuso	100,000 50,000 50,000	Immediately 6 months after date of grant 12 months after date of grant
Douglas J. Newby	100,000 50,000 50,000	Immediately 6 months after date of grant 12 months after date of grant
Gerald B. Ruth	100,000 50,000 50,000	Immediately 6 months after date of grant 12 months after date of grant
Mark C. Shonnard	100,000 50,000 50,000	Immediately 6 months after date of grant 12 months after date of grant
Lawrence J. O’Connor	100,000 50,000 50,000	Immediately 6 months after date of grant 12 months after date of grant

Each of Messrs. Mancuso, Callicrate, Mancuso, Newby, Shonnard and O’Connor are no longer officers or directors of the Company.

On December 31, 2004, we entered into a subscription agreement with RAB Special Situations, LP Special Situations, LP. Pursuant to the subscription agreement, we issued and sold to RAB Special Situations, LP 1,000,000 shares of our series “A-1” convertible preferred stock and warrants to purchase up to 500,000 shares of our series “A-1” convertible preferred stock for an aggregate purchase price of $500,000. The warrants issued under the subscription agreement entitle the holder to purchase up to 500,000 shares of series “A-1” convertible preferred stock at an exercise price per share of $0.60. The warrants are exercisable for a period of two years at any time on or after December 31, 2004. The number of shares of series “A-1” convertible preferred stock and the purchase price per share of series “A-1” convertible preferred stock are subject to adjustment from time to time under certain circumstances. In connection with the subscription agreement, we entered in a registration rights agreement, pursuant to which, we agreed under certain circumstances to register under the Securities Act of 1933, the shares of common stock issuable upon conversion or exercise of the securities sold in the transaction.

In February 2005, we cancelled warrants to acquire 50,000 shares of common stock at $1.70 and warrants to acquire 200,000 shares of common stock at $1.00 and replaced them with warrants to acquire 225,000 shares of common stock at $0.60. The warrants were issued to Proteus Capital Corp., a Company controlled by Douglas Newby, our former President.

In February 2005 we issued 12,500 shares of our common stock to IW Exploration Co. (“IW”) and 12,500 shares of common stock to Mountain Gold Exploration, Inc. (“Mountain Gold”) for lease payments due under an Exploration and Mining Lease Agreement (“the Lease Agreement”), and on March 1, 2005 we issued 25,000 shares of common stock to IW and 25,000 shares of our common stock to Mountain Gold for lease payments due under the Lease Agreement. Thomas Callicrate, our former Vice President of Exploration and a former Director, is the President, Secretary and Treasurer of Mountain Gold.

In March 2005, we hired Becky Corigliano as our Chief Financial Officer. In connection with her hiring, we issued to Ms. Corigliano the following options to purchase shares of our common stock, in each case exercisable for a five year period from the date of vesting:

•	50,000 shares exercisable immediately at an exercise price of $0.50 per share;

•	100,000 shares exercisable after six months from the date of grant at an exercise price of $0.50 per share; and

•	100,000 shares exercisable after 12 months from the date of grant at an exercise price of $0.50 per share.

Ms. Corigliano resigned in February 2005.

In April 2005, we issued options to purchase shares of our common stock to our directors and executive officers, in each case exercisable for a five year period from the date of vesting at an exercise price of $0.40 per share:

Name	Option Shares	Vesting
Thomas K. Mancuso	100,000 100,000	Immediately 12 months after date of grant
Thomas E. Callicrate	100,000 100,000	Immediately 12 months after date of grant
James Mancuso	75,000 75,000	Immediately 12 months after date of grant
Douglas J. Newby	75,000 75,000	Immediately 12 months after date of grant
Gerald B. Ruth	75,000 75,000	Immediately 12 months after date of grant
Lawrence J. O’Connor	100,000 100,000	Immediately 12 months after date of grant
Becky Corigliano	100,000 100,000	Immediately 12 months after date of grant

Each of Messrs. Mancuso, Callicrate, Mancuso, Newby, O'Connor and Ms. Corigliano are no longer officers or directors of the Company.

In April 2005, we issued 35,000 shares of our common stock to Mountain Gold. and 35,000 shares of common stock to Lane Griffin for work commitments required under the terms of the Lease Agreement. Thomas Callicrate, who at the time was our Vice President of Exploration and a Director, is the President, Secretary and Treasurer of Mountain Gold. On the same date, the Company issued 25,000 shares of common stock to Proteus Capital Corp. (“Proteus”), a corporation owned and controlled by Douglas Newby, who at the time was Executive Vice-President and a Director of the Company, in consideration for the negotiation of a subscription agreement with RAB.

Mr. Newby had a separate consulting relationship with the Company, whereby Proteus was compensated for consulting services at the rate of $4,000 per month plus expenses. On February 15, 2005 Proteus agreed to provide executive management and director services on a part-time basis for us for a monthly fee of $9,167. Mr. Newby resigned as our Chairman of the Board, President and Chief Executive Officer effective February 13, 2006 and as a Director effective March 29, 2006.

In February 2006, we sold 20,000,000 units at the purchase price of $0.30 per unit to 28 accredited investors for an aggregate sales price of $6,000,000. Each unit consisted of one share of our common stock and one half of one warrant to purchase one share of our common stock, exercisable at $0.45 per share (the “February Private Placement”). Each of the following officers and directors invested in the February Private Placement:

•	Investec Bank (UK) Limited, a new investor, purchased 7,500,000 units for an aggregate purchase price of $2,250,000;

•
Rockcliff Group Limited, a corporation of which our Chairman of the Board, Randall Oliphant, is the sole shareholder, Chairman and Chief Executive Officer, purchased 2,500,000 units for an aggregate purchase price of $750,000;

•	Martyn Konig, our Director, purchased 333,333 units for an aggregate purchase price of $100,000;

•	TerraNova Partners L.P., a limited partnership of which our Director, Vahan Kololian, is the founder and managing partner, purchased 833,334 for an aggregate purchase price of $250,000;

•	Raymond Threlkeld, our Chief Executive Officer, purchased 333,334 units for an aggregate purchase price of $100,000;

•	Brian Penny, our Chief Financial Officer, purchased 333,333 units for an aggregate purchase price of $100,000;

•	Sandra-Meddick-Ruth, the wife of our Director, Gerald Ruth, purchased 500,000 units for an aggregate purchase price of $150,000; and

•	Muriel A. Ruth, the mother of our Director, Gerald Ruth, purchased 133,334 units for an aggregate purchase price of $40,000.

In February 2006, we issued options to purchase shares of our common stock to our directors and officers, in each case exercisable beginning June 14, 2006 at an exercise price of $0.34.

Name	Option Shares	Vesting
Randall Oliphant	2,500,000	Three equal annual installments beginning on June 14, 2006
Martyn Konig	750,000	Three equal annual installments beginning on June 14, 2006
Vahan Kololian	750,000	Three equal annual installments beginning on June 14, 2006
Raymond Threlkeld	1,250,000	Three equal annual installments beginning on June 14, 2006
Brian Penny	1,000,000	Three equal annual installments beginning on June 14, 2006
Paul Semple	700,000	Three equal annual installments beginning on June 14, 2006
Graham Desson	500,000	Three equal annual installments beginning on June 14, 2006

In February 2006, we issued 200,000 shares of our common stock to the shareholders of Nevada Colca Gold Inc. (“Nevada Colca”) pursuant to an Asset Purchase Agreement dated January 24, 2006. The Company thereby acquired certain assets comprising office equipment, property files, an environmental bond and cash for consideration of $120,000. Lawrence O’Connor, who at the time was our Vice President - Operations, also served as President of Nevada Colca.

We share office space in Toronto, Ontario, Canada with Silver Bear Resources Inc. (“SBR”). Randall Oliphant and Brian Penny are each officers and shareholders of SBR. We have agreed to pay 50% of all overhead costs incurred in connection with this office.

In June 2006, we issued options to purchase 500,000 shares of our common stock to Wes Hanson, our Vice President of Mine Development, exercisable at $2.03. The options vest in three equal installments beginning on June 14, 2006.

In August 2006, we issued 300,000 options to Cory Atiyeh, the Vice President and General Manager of the Mesquite Mine; 75,000 options to Donald Wagstaff, the Chief Geologist of Mesquite Mine; and 100,000 options to Julie Taylor, the Director of Regulatory Affairs and Investor Relations. These options vest in three equal installments beginning on August 19, 2006 and have an exercise price of $2.28 per share.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $.01 per share, and 25,000,000 shares of preferred stock, par value $.01 per share. As of August 11, 2006, we had 67,780,801 shares of common stock issued and outstanding and no shares of series “A-1” convertible preferred stock issued and outstanding. The following discussion summarizes our capital stock. This summary is not complete and you should refer to our articles of incorporation and our bylaws, which have been filed as an exhibit to our registration statement of which this prospectus forms a part.

Common Stock

The holders of our common stock are entitled to dividends, if any, as our board of directors may declare from time to time from legally available funds, subject to the preferential rights of the holders of any shares of our outstanding series “A-1” convertible preferred stock or any other class of preferred stock that we may issue in the future. The holders of our common stock are entitled to one vote per share on any matter to be voted upon by shareholders.

Our articles of incorporation do not provide for cumulative voting in connection with the election of directors. Accordingly, directors will be elected by a plurality of the shares voting once a quorum is present. No holder of our common stock has any preemptive right to subscribe for any shares of capital stock issued in the future.

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock are entitled to share, on a pro rata basis, all assets remaining after payment to creditors and subject to prior distribution rights of any shares of our outstanding series “A-1” convertible preferred stock or any other class of preferred stock that we may issue in the future.

The Securities and Exchange Commission has adopted regulations which generally define a “penny stock” to be any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share. Additionally, if the equity security is not registered or authorized on a national securities exchange or NASDAQ, the equity security also would constitute a “penny stock.” As our common stock falls within the definition of penny stock, these regulations require the delivery, prior to any transaction involving our common stock, of a risk disclosure schedule explaining the penny stock market and the risks associated with it. Disclosure is also required to be made regarding compensation payable to both the broker-dealer and the registered representative and current quotations for the securities. In addition, monthly statements are required to be sent disclosing recent price information for the penny stocks. The ability of broker-dealers to sell our common stock and the ability of shareholders to sell our common stock in the secondary market would be limited. As a result, the market liquidity for our common stock would be severely and adversely affected. We can provide no assurance that trading in our common stock will not be subject to these or other regulations in the future, which would negatively affect the market for our common stock.

Preferred Stock

Under our articles of incorporation, we may issue up to 25,000,000 shares of preferred stock. Under our articles of incorporation, our board of directors, without further action by our shareholders, is authorized to issue shares of preferred stock in one or more classes or series. The board of directors may designate the preferred shares as to series, class, preferences, limitations and other provisions as the board of directors may designate from time to time. The preferred stock could have voting or conversion rights that could adversely affect the voting power or other rights of holders of our common stock. The issuance of preferred stock could also have the effect, under certain circumstances, of delaying, deferring or preventing a takeover or other transaction that holders of some or a majority of our common stock might believe to be in their best interests or in which holder might receive a premium for their shares over the then market price of the shares.

Additional Offerings; Potential Dilution

We may conduct further equity offerings in the future to finance our current projects or to finance subsequent projects that we decide to undertake. If common stock is issued in return for additional funds, property or services, the price per share could be lower than that paid by our current shareholders.

We agreed with our investors in the November-December 2003 private placement that we would use our best efforts to obtain a listing for our shares on a recognized Canadian stock exchange. In May 2005, we filed an application and preliminary prospectus to have our common stock listed on the Toronto Stock Exchange (“TSX”). This initiative was abandoned as a result of the proposed merger with Romarco. We have filed a new application and look to have our common stock listed on the TSX later this year.

Certain Limited Liability and Indemnification Provisions

Limitation of Director Liability

Under Idaho law, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he or she was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding.

Under Idaho law, a corporation may indemnify an individual who is a party to a proceeding because he or she is an officer or director against liability incurred in the proceeding if the officer or director

•	acted in good faith,

•	reasonably believed that his or her conduct was in the best interests of the corporation, and

•	in all cases, reasonably believed that his or her conduct was at least not opposed to the best interests of the corporation.

In the case of any criminal proceeding, a corporation may indemnify an officer or director if that person had no reasonable cause to believe his or her conduct was unlawful; or the officer or director engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the corporation’s articles of incorporation.

We have purchased an insurance policy covering our officers and directors, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits, or proceedings and certain liabilities which might be imposed as a result of such actions, suits, or proceedings, to which they are parties by reason of being or having been our directors or officers.

Indemnification Agreement

        On August 9, 2006, we entered into Indemnification Agreements with our directors and officers.  The following summary of the Indemnification Agreements is qualified in its entirety by reference to the full text of the Indemnification Agreement, a copy of which is attached to this Report as Exhibit 10.36. All capitalized terms in the following paragraph shall have the meanings ascribed to them in Indemnification Agreement.

        Under the Indemnification Agreements, if the Indemnitee is a party to an Action or is threatened to be made party to an Action, or is a witness on our behalf or on behalf of our affiliate(s), because of his service to us as an officer, director, or another Entity in any capacity at our request, we are obligated to defend, indemnify, and hold harmless the Indemnitee against judgments, fines, settlement payments and expenses, reasonable attorneys’ fees, expenses and costs of investigation, and any related appeals.  Notwithstanding the foregoing, we are not obligated to indemnify the Indemnitee where a judgment or final adjudication adverse to the Indemnitee shows (1) his acts were committee in bad faith or by gross negligence, or were the result of his active and deliberate dishonesty, which was material to the cause of action, or (2) the Indemnitee personally gained, in fact, a financial profit or other advantage, illegally obtained.  If the Indemnitee is only partially successful, we will indemnify the Indemnitee to the extent he was successful.  We will advance funds to the Indemnitee to pay expenses incurred in defending an Action in advance of to its final disposition, however, the Indemnitee must repay such advances if a court determines that the Indemnitee was not entitled to such advances.  The Indemnification Agreement will continue until the later of (1) 6 years after the Indemnitee has ceased to serve as an officer, director, or another Entity in any capacity at our request, or (2) the final termination of all pending or threatened Actions involving the Indemnitee.

Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Election of Directors

Each of our directors serves for a term of one year or until his successor is elected and qualified if there is no annual meeting. At each annual meeting of shareholders, the successors to the then current directors whose terms are expiring are elected to serve for one-year terms. Holders of our common stock and preferred stock vote together for directors, with each share of preferred stock having a number of votes equal to the number of shares of common stock into which it could then be converted.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is OTC Stock Transfer.

SHARES ELIGIBLE FOR FUTURE SALE

Sales of substantial amounts of common stock (including shares issued upon the exercise of outstanding options) in the public market after this offering could cause the market price of our common stock to decline. Those sales also might make it more difficult for us to sell equity-related securities in the future or reduce the price at which we could sell any equity-related securities.

All of the shares sold under this registration statement will be freely tradable without restriction under the Securities Act of 1933 unless those shares are held by “affiliates,” as that term is defined in Rule 144 under the Securities Act of 1933. Of the outstanding shares not sold in this offering, 18,893,966 shares will be eligible for sale immediately as of the date of this prospectus, a portion of which will be subject to Rule 144 volume limitations.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person deemed to be our affiliate, or a person holding restricted shares who beneficially owns shares that were not acquired from us or our affiliate within the previous one year, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the then outstanding shares of our common stock, or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

Sales under Rule 144 are subject to requirements relating to manner of sale, notice and availability of current public information about us.

Rule 144(k)

A person who is not deemed to have been our affiliate at any time during the 90 days immediately preceding a sale and who owned shares for at least two years, including the holding period of any prior owner who is not an affiliate, would be entitled to sell restricted shares following this offering under Rule 144(k) without complying with the volume limitations, manner of sale provisions, public information or notice requirements of Rule 144.

Rule 701 and Options

Rule 701 permits resales of shares in reliance upon Rule 144 but without compliance with some restrictions of Rule 144. Any employee, officer or director or consultant who purchased his shares under a written compensatory plan or contract may rely on the resale provisions of Rule 701. Under Rule 701:

•	affiliates can sell Rule 701 shares without complying with the holding period requirements of Rule 144;

•	non-affiliates can sell these shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144; and

•	Rule 701 shares must be held at least 90 days after the date of this prospectus before they can be resold.

LEGAL MATTERS

The validity of the shares of common stock offered in this prospectus has been passed upon for us by Troutman Sanders LLP.

EXPERTS

Our financial statements for the years ending December 31, 2005 and 2004 appearing in this prospectus have been audited by the accounting firm of HJ & Associates, LLC, independent registered public accounting firm. Our financial statements are included in this Prospectus in reliance upon the said report, given upon such firm's authority as an expert in auditing and accounting.

Any information regarding our gold reserves as described in this Prospectus, or incorporated by reference hereto, is included in reliance on the Micon International Limited feasability study report submitted by Micon International Limited, an independent consultant. The feasibility study also contains certain findings by Independent Mining Consultants Inc. (IMC), an independent consultant.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form SB-2 with the SEC. This prospectus, which forms a part of that registration statement, does not contain all of the information included in the registration statement and the exhibits and schedules thereto as permitted by the rules and regulations of the SEC. For further information with respect to Western Goldfields, Inc. and the shares of common stock offered hereby, please refer to the registration statement, including its exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and, where the contract or other document is an exhibit to the registration statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made. You may review a copy of the registration statement and any other materials we filed with the SEC at the SEC's public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The registration statement and any other materials we filed with the SEC can also be reviewed by accessing the SEC's Internet site at http://www.sec.gov. We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file periodic reports, proxy statements or information statements, and other information with the SEC. These reports can also be reviewed by accessing the SEC's Internet site.

You should rely only on the information provided in this prospectus, any prospectus supplement or as part of the registration statement Filed on Form SB-2 of which this prospective is a part, as such registration statement is amended and in effect with the SEC. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of those documents.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Western Goldfields, Inc.
Reno, Nevada

We have audited the accompanying consolidated balance sheets of Western Goldfields, Inc. at December 31, 2005 and 2004, and the related consolidated statements of operations and other comprehensive loss, shareholders’ equity (deficit) and cash flows for the years ended December 31, 2005 and 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Western Goldfields, Inc. at December 31, 2005 and 2004, and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004 in conformity with United States generally accepted accounting principles.

As discussed in Note 17, the consolidated financial statements for the years ended December 31, 2005 and 2004 have been restated to correct errors associated with the accounting for the conversion option of the Company’s Series A Preferred Stock and for a reclassification in the cash flow statement.

/s/ HJ & Associates, LLC
HJ & Associates, LLC
Salt Lake City, Utah
February 16, 2006, except for Notes 12 and 17 for which the date is August 1, 2006

Western Goldfields, Inc
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2005	2004
	Restated (Note 17)
ASSETS
CURRENT ASSETS
Cash	$52,387	$1,534,778
Accounts receivable	10,179	12,956
Inventories (Note 4)	905,347	1,574,249
Prepaid expenses	308,363	404,100
Deposits	—	4,050
TOTAL CURRENT ASSETS	1,276,276	3,530,133
Property, plant, and equipment, net of
accumulated depreciation (Note 5)	4,860,434	5,863,944
Construction in progress	10,853	—
Investments - remediation and reclamation (Note 6)	6,248,220	6,089,572
Investments - other (Note 7)	—	21,400
Long-term deposits	319,286	309,674
Long-term prepaid expenses (Note 9)	1,161,204	1,312,853
Deferred loan fees and expenses, net of amortization	—	208,501
TOTAL OTHER ASSETS	12,599,997	13,805,944
TOTAL ASSETS	$13,876,273	$17,336,077

LIABILITIES & STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$807,009	$659,087
Accrued expenses	650,071	709,377
Dividends payable on preferred stock	34,375	—
Accrued expenses - related party	45,834	38,043
Loan payable - Romarco (Note 10)	705,186	—
Accrued interest	48,696	40,000
Loan payable (Note 10)	1,500,000	3,000,000
TOTAL CURENTLIABILITIES	3,791,171	4,446,507
LONG-TERM LIABILITIES
Reclamation and remediation liabilities (Note 11)	6,196,570	6,358,994

TOTAL LIABILTIES	9,987,741	10,805,501
PROVISION FOR FORWARD SALES DERIVATIVE MARKED -
TO-MARKET	—	678,867

STOCKHOLDERS' EQUITY
Preferred stock, $0.01 par value, 25,000,000 shares authorized;
1,000,000 shares issued and outstanding (Note 12)	10,000	10,000
Common stock, $0.01 par value, 100,000,000 shares authorized;
39,468,051 and 38,721,810 shares issued (Note 13)
and outstanding, respectively	394,681	387,218
Additional paid-in capital	10,444,652	9,891,305
Additional paid-in capital preferred	2,175,000	475,000
Stock options and warrants (Note 14)	4,942,188	4,779,018
Accumulated deficit	(14,077,989)	(9,003,365)
Accumulated other comprehensive income (loss)	—	(687,467)
TOTAL STOCKHOLDERS' EQUITY	3,888,532	5,851,709
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$13,876,273	$17,336,077

The accompanying notes are an integral part of these consolidated financial statements.

WESTERN GOLDFIELDS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS)

	Year Ended December 31,
	2005	2004
	Restated (Note 17)
REVENUES
Gross revenue	$9,798,150	$10,867,235
Royalties	(774,065)	(1,071,802)
Net revenue	9,024,085	9,795,433
COST OF GOODS SOLD
Mine operating costs	6,550,537	7,036,396
Mine site administration	1,390,789	1,836,747
Selling, transportation, and refining	36,158	87,471
Accretion expense	381,540	360,000
Reclamation cost recovery	(543,964)	—
Depreciation and amortization	1,217,558	1,413,646
Inventory adjustment	806,631	158,908
Total cost of goods sold	9,839,249	10,893,168
GROSS LOSS	(815,164)	(1,097,735)

EXPENSES
General and administrative	1,915,158	2,239,015
Depreciation & amortization	12,852	—
Exploration - Mesquite	—	508,335
Exploration - other	207,903	295,245
Total expenses	2,135,913	3,042,595

OPERATING LOSS	(2,951,077)	(4,140,330)

OTHER INCOME (EXPENSE)
Interest income	173,479	114,832
Interest expense	(348,959)	(327,370)
Gain on sale of assets	42,734	27,133
Financing expenses	(256,426)	(93,078)
Total other (expense)	(389,172)	(278,483)

LOSS BEFORE INCOME TAXES	(3,340,249)	(4,418,813)

INCOME TAXES	—	—

NET LOSS	(3,340,249)	(4,418,813)

PREFERRED STOCK DIVIDENDS AND DEEMED DIVIDEND	(1,734,375)	—

NET LOSS TO COMMON STOCKHOLDERS	(5,074,624)	(4,418,813)

OTHER COMPREHENSIVE INCOME
Change in market value of securities	8,600	(72,225)
Provision for forward sales derivative marked-to-market	678,867	176,921

Total other comprehensive income	687,467	104,696

NET COMPREHENSIVE LOSS	$(2,652,782)	$(4,314,117)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.13)	$(0.12)

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING	38,942,158	38,236,003

The accompanying notes are an integral part of these consolidated financial statements.

WESTERN GOLDFIELDS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Preferred Stock		Common Stock		Additional	Stock Options		Other
	Number		Number		Paid-in	and	Accumulated	Comprehensive
	of Shares	Amount	of Shares	Amount	Capital	Warrants	Deficit	Income (Loss)	Total

Balance, December 31, 2003	—	$—	38,149,078	$381,491	$10,057,384	$3,601,478	$(4,584,552)	$(792,163)	$8,663,638

Options issued for directors' services	—	—	—	—	—	451,095	—	—	451,095

Options issued for officers' services	—	—	—	—	—	579,998	—	—	579,998

Options issued for services by related party	—	—	—	—	—	22,500	—	—	22,500

Options issued for services by employees	—	—	—	—	—	84,628	—	—	84,628

Options issued for services by consultants	—	—	—	—	—	19,600	—	—	19,600

Common stock issued for services	—	—	109,000	1,090	86,110	—	—	—	87,200

Common stock issued for penalty	—	—	444,232	4,442	(4,442)	—	—	—	—

Return of capital for penalty	—	—	—	—	(257,152)	—	—	—	(257,152)

Extension of warrants due to expire	—	—	—	—	—	5,319	—	—	5,319

Common stock issued for exercise of warrants	—	—	20,000	200	9,400	(600)	—	—	9,000

Preferred stock and warrants issued for cash	1,000,000	10,000	—	—	475,000	15,000	—	—	500,000

Retire treasury stock	—	—	(500)	(5)	5	—	—	—	—

Net loss for the year ended December 31, 2004	—	—	—	—	—	—	(4,418,813)	—	(4,418,813)

Other comprehensive income	—	—	—	—	—	—	—	104,696	104,696
Balance, December 31, 2004	1,000,000	10,000	38,721,810	387,218	10,366,305	4,779,018	(9,003,365)	(687,467)	5,851,709

Options issued for directors' services	—	—	—	—	—	173,658	—	—	173,658

Options issued for officers' services	—	—	—	—	—	281,920	—	—	281,920

Options issued for services by employees	—	—	—	—	—	58,953	—	—	58,953

Options issued for services by consultants	—	—	—	—	—	3,784	—	—	3,784

Common stock issued for services	—	—	746,241	7,463	158,998	—	—	—	166,461

Expiration of warrants & options	—	—	—	—	28,049	(28,049)	—	—	—

Extension of warrants due to expire	—	—	—	—	—	39,204	—	—	39,204

Surrendered warrants - Newmont	—	—	—	—	366,300	(366,300)	—	—	—

Net loss for the year ended December 31, 2005	—	—	—	—	—	—	(3,340,249)	—	(3,340,249)

Deemed and accrued dividends on preferred stock (Restated-Note 17)	—	—	—	—	1,700,000	—	(1,734,375)	—	(34,375)

Other comprehensive income	—	—	—	—	—	—	—	687,467	687,467
Balance, December 31, 2005 (Restated-Note 17)	1,000,000	$10,000	39,468,051	$394,681	$12,619,652	$4,942,188	$(14,077,989)	$—	$3,888,532

The accompanying notes are an integral part of these consolidated financial statements.

WESTERN GOLDFIELDS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2005	2004
	Restated (Note 17)	Restated (Note 17)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,340,249)	$(4,418,813)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:

Depreciation and amortization	1,021,909	770,511
Amortization of loan fees	208,501	620,540
Accretion expense	381,540	360,000
Reclamation cost recovery	(543,964)	—
(Gain) on sale of assets and investments	(42,734)	(16,399)
Interest accrued on investments - reclamation and remediation	(158,648)	(90,578)
Common stock, options and warrants issued for services / exploration	684,777	1,245,021
Cost of extending expiry date of warrants	39,204	5,319
Changes in assets and liabilities:
Decrease (increase) in:
Accounts receivable	2,777	4,094
Inventories	668,902	283,044
Prepaid expenses	247,386	300,408
Deposits	4,050	580,950
Long term deposits	(9,612)	(9,674)
Increase (decrease) in:
Accounts payable	147,922	(18,498)
Accrued expenses	(53,339)	451,678
Accrued expenses - related parties	7,791	15,543
Accrued interest expense	8,695	(25,920)
Net cash provided (used) by operating activities	(725,092)	57,226

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property & equipment, including Construction
in Progress	(10,853)	(470,643)
Principal payments received on loan receivable	—	40,000
Proceeds from sale of investments	47,734	1,503,594
Purchase of investments - remediation and reclamation	—	(1,509,443)
Purchase of assets	(24,366)	(15,764)
Proceeds from sale of assets	25,000	407,231
Net cash provided (used) by investing activities	37,515	(45,025)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from loan payable - Romarco	705,186	—
Cash paid for 2% penalty	—	(257,152)
Payments on loans	(1,500,000)	(3,000,000)
Common stock issued for cash	—	9,000
Restricted cash from 2003 common stock issuance	—	3,897,229
Preferred stock and warrants issued for cash	—	500,000
Net cash (used) by financing activities	(794,814)	1,149,077

Change in cash	(1,482,391)	1,161,278

Cash, beginning of period	1,534,778	373,500

Cash, end of period	$52,387	$1,534,778

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Interest paid	$162,419	$359,225
Income taxes paid	$—	$—

NON-CASH FINANCING AND
INVESTING ACTIVITIES:
Stock and warrants issued for services	$166,461	$7,200
Stock options issued for services	$518,316	$1,157,821
Exploration fees paid by issuance of stock	$—	$80,000
Stock issued for 2% penalty	$—	$4,464
Preferred stock dividends	$34,375	$—
Preferred stock deemed dividend	$1,700,000	$—

The accompanying notes are an integral part of these consolidated financial statements.

WESTERN GOLDFIELDS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005 AND 2004

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS

Western Goldfields, Inc. (hereinafter “the Company”) and its wholly owned subsidiaries are engaged in the exploration for, development of and extraction of precious metals principally in the states of California, Nevada and Idaho. The Company’s two wholly owned subsidiaries are Calumet Mining Company and Western Mesquite Mines, Inc.

The Company was originally formed on January 15, 1924, under the laws of the State of Idaho, and in August 2002 changed its name from Bismarck Mining Company to Western Goldfields, Inc.

The Company was in the exploration stage through most of the year ended December 31, 2003, and all of the year ended December 31, 2002. With the acquisition of the Mesquite Mine, the Company exited the exploration stage and became an operating mining company. The Company’s first sale of gold from its production occurred in mid-January 2004.

In November and December 2003, the Company obtained significant additional capital through a private placement of its stock. Management used the majority of the proceeds from the financing for operations of the Mesquite Mine, as well as exploration and development on the Mesquite Mine and other properties.

During 2005 the Company’s deteriorating liquidity position resulted in the rescheduling of bank loan payments that were due on July 31 and October 31, 2005. As at December 31, 2005, the Company’s working capital deficit was $2,514,895. The Company obtained sufficient additional capital by completing a private equity financing in February 2006. The proceeds from the private equity financing were used to repay the current loan payable and the loan payable to Romarco, to fund the Mesquite Mine feasibility study and for general corporate purposes.

The Company’s year-end for reporting purposes is December 31.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies is presented to assist in understanding the financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Accounting Method

The Company uses the accrual basis of accounting in accordance with United States generally accepted accounting principles. The Company’s convention for closing its books is to cut-off all financial and operational measurements at midnight on the Saturday closest to the actual end of each month during the year and at midnight on the 31st of December each year.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, after elimination of the inter-company accounts and transactions.

Revenue Recognition

Revenue is recognized when metal is delivered and title passes. The effect of forward sales contracts are reflected in revenue at the date the related precious metals are delivered or the contracts expire. Third party smelting and refining costs are recorded as a reduction of revenue. By-product credits are off-set against operating expenses as generated.

Accounts Receivable

The Company records its accounts receivable at cost less an allowance for doubtful accounts. On a periodic basis, the Company evaluates its accounts receivable and establishes an allowance for doubtful accounts, based on a history of past write-offs and collections and current credit conditions.

The Company’s trade receivables are related to precious metals delivered against a forward sales contract or a spot sale contract whose settlement has not occurred. Settlement usually occurs in between two and fifteen business days and is made through international metals refiners and brokers.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant areas requiring the use of management estimates relate to the determination of mineral reserves, reclamation and remediation obligations, impairment of assets, useful lives for depreciation and amortization, measurement of metal-in-process and finished goods inventories, values of options and warrants, and valuation allowances for future tax assets. Actual results could differ from those estimates.

Exploration Costs

In accordance with accounting principles generally accepted in the United States of America, the Company expenses exploration costs as incurred.

Exploration Stage Activities

The Company is primarily engaged in the acquisition, exploration and development of mining properties. On November 7, 2003, concurrent with the acquisition of the Mesquite Mine, the Company started production of metals while studying enhancements to the processing of the heaps and the potential commencement of future mining operations. Accordingly, the Company is not considered an exploration stage company.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Restricted Cash

         In November and December 2003, the Company issued 12,500,000 units by way of private placement for net proceeds of $9,148,980. Since certain conditions imposed on the Company by the subscription agreement had not been satisfied at December 31, 2003, the Agent withheld $3,897,229 from the Company. These funds were released to the Company in January, February and June of 2004. In order to fairly present the fact that the private placement financing had been completed in 2003 but that part of the proceeds was not yet immediately available, the amount withheld was recorded as a cash flow item in 2003 and classified as restricted cash at December 31, 2003. On release of the funds in 2004, this amount has been reclassified in financing activities as a release of restricted cash from the 2003 common stock issuance.

Derivative Instruments

The Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 137, “Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB No. 133,” SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities,” and SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” which is effective for the Company as of June 30, 2003. These standards establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

A derivative may be specifically designated as a hedge of financial risk exposures of anticipated transactions if, both at the inception of the hedge and throughout the hedge period, the changes in fair value of the contract substantially offset the effect of commodity price changes on the anticipated transactions and if it is probable that the transactions will occur.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES CONTINUED:

The Company regularly monitors its commodity exposures and ensures that contracted amounts do not exceed the amounts of underlying exposures.

Realized prices under the Company's forward sales contract are recognized in gold sales and by-product credits as the designated production is delivered to meet commitments. The Company values gold for all cash flow hedging purposes based upon the London Afternoon Gold Fix for each valuation date, modified by the gold forward rate expected by the Company subject to the Company's discounted financing costs. Management maintains estimates for each quarterly expected forward sales value to approximate the future value of forward sales contracts for the determination of provisions for gains or losses on derivatives.

The income effect of the change in derivative values will be accounted for in other comprehensive income based upon the Company's quarterly valuation of the associated financial gain or loss. Any changes arising from the determination of the derivative's effectiveness is accounted for as a charge to current operations.

In the event of early settlement or re-designation of hedging transactions, gains or losses are deferred and brought into income at the delivery dates originally designated. Where the anticipated transactions are no longer expected to occur, with the effect that the risk hedged no longer exists, unrealized gains or losses are recognized as income at the time such a determination is made.

Cash flows arising in respect of these contracts are recognized under cash flow from operating activities.

Other Comprehensive (Loss)

Effective January 1, 1998, the Company adopted SFAS No. 130, “Reporting Comprehensive Income”, which was issued in June 1997. SFAS No. 130 establishes rules for the reporting and displaying of comprehensive income and its components, but had no effect on the Company's net loss. SFAS No. 130 requires unrealized gains and losses on the Company's available-for-sale securities, which prior to adoption were reported separately in shareholders' equity, to be included in comprehensive income.

Compensated Absences

Employees of the Company are entitled to paid vacation depending on length of service. As of December 31, 2005, a liability of $52,727 for accrued vacation has been recorded for all locations (December 31, 2004 - $31,034).

Provision for Taxes

Income taxes are provided based upon the liability method of accounting pursuant to SFAS No. 109, “Accounting for Income Taxes.” Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the “more likely than not” standard imposed by SFAS No. 109 to allow recognition of such an asset.

At December 31, 2005, the Company had net deferred tax assets (calculated at an expected rate of 39% and 34% for a portion 2004) of approximately $3,336,348 principally arising from net operating loss carry forwards for income tax purposes. The net deferred taxes are calculated based upon both federal and state expected tax rates. As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the net deferred tax asset, a valuation allowance equal to the net deferred tax asset has been recorded at December 31, 2005, and 2004. The significant components of the deferred tax asset at December 31, 2005 and 2004 are as follows:

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES CONTINUED:

	December 31, 2005	December 31, 2004
Net operating loss carryforward	$8,662,285	$5,347,000

Deferred tax asset	$3,336,348	$2,043,294
Deferred tax asset valuation allowance	(3,336,348)	(2,043,294)
Net tax assets	$—	$—

At December 31, 2005, the Company has net operating loss carry forwards of approximately $8,662,285, which expire in the years 2019 through 2024. The Company recognized approximately $520,940 and $935,000 of losses from issuance of restricted common stock and stock options for services during 2005 and 2004, respectively, which are not deductible for tax purposes and are not included in the above calculation of deferred tax assets. Also, the Company has recognized costs for financial statement purposes of approximately $2,700,000 for mineral property and ore on leach pad that are not deductible for tax purposes in 2004. The allocation of the costs to the leach pads did result in additional tax deduction for depletion from recoveries of gold estimated to be $310,000 as of December 31, 2005. A control change may limit the availability of the net operating losses from periods prior to the control change. The Company also has available limited net operating losses from prior acquisitions, which may be available for tax purposes.

Investment in Securities

Pursuant to SFAS No. 115, the Company’s investments in securities is classified as either trading, held to maturity, or available-for-sale. During the years ended December 31, 2005 and December 31, 2004, the Company did not own any securities classified as either trading or held to maturity. However, at December 31, 2004 the Company did own securities classified as available-for-sale.

Securities available-for-sale consists of debt and equity securities not classified as trading securities or as securities to be held to maturity. Unrealized holding gains and losses, net of tax, on securities available-for-sale are reported as a net amount in a separate component of other comprehensive income.

Gains and losses on the sale of securities available-for-sale are determined using the specific identification method and are included in earnings.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets, which range from three to ten years. (See Note 5)

Mineral Properties

Mineral properties are stated at cost. Amortization of mineral properties is calculated using the units-of-production method over the estimated recoverable ounces of gold on the property. (See Note 3)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES CONTINUED:

Basic and Diluted Net Loss Per Share

Net loss per share was computed by dividing the net loss by the weighted average number of shares outstanding during the period. The weighted average number of shares was calculated by taking the number of shares outstanding and weighting them by the amount of time that they were outstanding. Basic and diluted net loss per share were the same, as the common stock equivalents outstanding would be considered anti-dilutive.

As at December 31, 2005, the Company had 39,468,051 shares of common stock and a total of 22,302,849 warrants and 6,672,900 options outstanding. As at December 31, 2004, the Company had 38,721,810 shares of common stock and a total of 24,767,515 warrants and 5,023,084 options outstanding.

Fair Value of Financial Instruments

The Company's financial instruments as defined by SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” include cash, restricted cash, accounts and loans receivable, prepaid expenses, accounts payable, accrued expenses and short-term borrowings. All instruments are accounted for on a historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value at December 31, 2005 and December 31, 2004.

Accounting for Stock Options and Warrants Granted to Employees and Non-employees

SFAS No. 123, “Accounting for Stock-Based Compensation” defines a fair value-based method of accounting for stock options and other equity instruments. The Company has adopted this method, which measures compensation costs based on the estimated fair value of the award and recognizes that cost over the service period.

Metal on Leach Pad and in Metal-in-process Inventory

    Pursuant to an Asset Purchase Agreement dated November 7, 2003, Western Mesquite Mines Inc., a newly formed, wholly-owned subsidiary of the Company acquired certain properties, equipment, permits and contracts from Newmont Mining Corporation and its wholly owned subsidiary, Hospah Coal Company, (collectively, “Newmont). The operating assets included the ore already placed on the leach facility, which included all mineralized material and contained precious metals that had been mined and placed on one of the three leach pad areas at the Mesquite site prior to November 7, 2003.

                The purchase price for the Mesquite Mine assets was determined to be $9,133,370. The transaction was accounted for under the purchase method of accounting, with $6,471,000 of the purchase price being allocated to property, plant and equipment, based on the fair market value as determined by the mine operations contractor, with the balance of $2,662,370 being allocated to mineral properties. Since management had determined that there was no assurance that a commercially viable mineral deposit existed on any of the properties, it was concluded that the recoverability of capitalized mining exploration costs was likely to be unsupportable under SFAS 144. Accordingly, the allocation of value to mineral properties was expensed as exploration expense in 2003.

                At November 7, 2003, management estimated that there were 50,800 ounces of recoverable gold contained in the mineralized ores placed on the leach pads. Since no reserve study was available at the time to support management’s estimate, no value was attributed to metal on leach pads and metal-in-process inventory. The Company continues to place no value on metal on leach pads.

                During the years ended December 31, 2005 and December 31, 2004, the Company produced 21,776 and 27,398 ounces respectively from the leach pads into metal-in-process inventory. Sales from metals-in-process inventory during the years ended December 31, 2005 and December 31, 2004, were 23,818 and 27,357 ounces respectively. Prior to November, 2003, the Company had no production activities.

The determination of both the ultimate recovery percentage and the quantity of metal expected over time requires the use of estimates, which are subject to revision since they are based upon metallurgical test work. The Company expects to continue to process and recover metal from the leach pads until no longer considered economically feasible.

Inventories:

Bullion (metal refined to industry purity standards) inventory, which includes metal held on our behalf by third parties is valued at market.

Metal-in process inventory, which is metal in solution or in various parts of the processing circuit, is valued at the lower of average production cost or net realizable value. Production costs include processing and administrative costs, which are charged to operations and included in cost of sales on the basis of ounces of gold recovered. Based upon actual gold recoveries and operating plans, the Company continuously evaluates and refines estimates used in determining the costs charged to operations and the carrying value of costs associated with the metals in circuit.

Materials and supplies inventory is stated at the lower of average cost or net realizable value.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES CONTINUED:

Deposits

Under the terms of its power purchase agreement with the local power provider, which is a quasi-public agency, the Company is required to collateralize certain portions of the Company's obligations. The Company has collateralized these obligations by assigning a $300,000 certificate of deposit for a period of three years. The ultimate timing for the release of the collateralized amounts is dependent on the credit worthiness of the Company and/or the timing and closure of the Mesquite mine. Collateral could also be released to the extent that the Company is able to secure alternative financial assurance satisfactory to the respective agency. The Company’s management expects that the aforementioned collateral will remain in place beyond a twelve-month period and has therefore classified these deposits as long-term.

Reclamation and Remediation Costs

In August 2001, SFAS No. 143 “Accounting for Asset Retirement Obligations,” established a uniform methodology for accounting for estimated reclamation and abandonment costs. The statement was adopted, when the Company acquired the Mesquite Mine and recorded the estimated present value of the reclamation liability. Reclamation costs are allocated to expense over the life of the related assets and are periodically adjusted to reflect changes in the estimated present value resulting from the passage of time and revisions to the estimates of either timing or amount of reclamation and abandonment costs.

Estimated future costs are based principally on legal and regulatory requirements. Future remediation costs for inactive mines are accrued based on management's best estimate at the end of each period of the undiscounted costs expected to be incurred at the site. Such cost estimates include, where applicable, ongoing care and maintenance and monitoring costs. Changes in estimates are reflected in earnings in the period an estimate is revised.

Major Customers

Gross revenue for the years ended December 30, 2005 and 2004 include sales to the following major customers:

	Gross Revenues
	December 31,
	2005	2004
Customer A	$3,911,655	$8,303,971
Customer B	501,350	2,563,264
Customer C	1,510,030	—
Customer D	3,875,114	—
	$9,798,149	$10,867,235

Reclassifications

Certain reclassifications of prior year balances have been made to conform to current year presentation.

Recent Accounting Pronouncements

In November 2004, FASB issued SFAS No. 151 "Inventory Costs, an amendment of ARB No. 43, Chapter 4”. The amendments made by SFAS No. 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The Company has evaluated the impact of the adoption of SFAS 151, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

In December 2004, the FASB issued SFAS No. 123 (R), Share-Based Payment, which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123(R) supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and amends SFAS No. 95, Statement of Cash Flows. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. SFAS No. 123(R) requires that all share-based payments to employees, including grants of employee stock options, be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an option. SFAS No. 123(R) is effective for small business issuers at the beginning of the first interim or annual period beginning after December 15, 2005.

As permitted by SFAS No. 123, management currently accounts for share-based payments to employees using the Black-Scholes option pricing model and has recorded the related compensation expense in all periods presented.

The fair value of each option grant was estimated on the grant date using the Black-Scholes option pricing model with the following weighted average assumptions:

December 31, 2005
Risk-free interest rate	4.00%
Expected stock price volatility	70.00%
Expected dividend yield	—

In December 2004, the FASB issued SFAS No.153, "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions." The amendments made by SFAS No. 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. Opinion 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. The Board believes that exception required that some nonmonetary exchanges, although commercially substantive, be recorded on a carryover basis. By focusing the exception on exchanges that lack commercial substance, the Board believes SFAS No. 153 produces financial reporting that more faithfully represents the economics of the transactions. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of SFAS No. 153 shall be applied prospectively. The Company has evaluated the impact of the adoption of SFAS No. 153, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

In March 2005, the SEC released Staff Accounting Bulletin No. 107, “Share-Based Payment” (“SAB No. 107”), which provides interpretive guidance related to the interaction between SFAS No. 123(R) and certain SEC rules and regulations. It also provides the SEC staff’s views regarding valuation of share-based payment arrangements. In April 2005, the SEC amended the compliance dates for SFAS No. 123(R), to allow companies to implement the standard at the beginning of their next fiscal year, instead of the next reporting period beginning after June 15, 2005. Management is currently evaluating the impact SAB No. 107 will have on our consolidated financial statements.

In March 2005, the FASB issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”). FIN 47 provides guidance relating to the identification of and financial reporting for legal obligations to perform an asset retirement activity. The Interpretation requires recognition of a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated. FIN 47 also defines when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The provision is effective no later than the end of fiscal years ending after December 15, 2005. The Company will adopt FIN 47 beginning the first quarter of fiscal year 2006 and does not believe the adoption will have a material impact on its consolidated financial position or results of operations or cash flows.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections.” This new standard replaces APB Opinion No. 20, “Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements,” and represents another step in the FASB’s goal to converge its standards with those issued by the IASB. Among other changes, SFAS No. 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the new accounting principle, unless it is impracticable to do so. SFAS No. 154 also provides that (1) a change in method of depreciating or amortizing a long-lived non-financial asset be accounted for as a change in estimate (prospectively) that was effected by a change in accounting principle, and (2) correction of errors in previously issued financial statements should be termed a “restatement.” The new standard is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. Early adoption of this standard is permitted for accounting changes and correction of errors made in fiscal years beginning after June 1, 2005 . The Company has evaluated the impact of the adoption of SFAS No. 154 and does not believe the impact will be significant to the Company's overall results of operations or financial position.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”, which is intended to simplify the accounting and improve the financial reporting of certain hybrid financial instruments (i.e., derivatives embedded in other financial instruments). The statement amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities—a replacement of FASB Statement No. 125.” SFAS No. 155 is effective for all financial instruments issued or acquired after the beginning of an entity's first fiscal year that begins after September 15, 2006. The Company is currently evaluating the impact SFAS No. 155 will have on its consolidated financial statements, if any.

3.	MINERAL PROPERTIES

The Company controls the following mineral properties:

California Property

Mesquite Mine

In July 2003, the Company issued 111,859 shares of common stock as a deposit on the purchase of the Mesquite Mine, in Imperial County, California. In November 2003, the Company completed this purchase and issued an additional 2,217,609 shares of common stock and 2,494,810 warrants with an exercise price of $1.00 per share. The Company issued 1,125,000 shares of common stock in December 2003, and 5,596,370 warrants for the purchase of one share of common stock each, with an exercise price of $1.00 per share in final settlement of its obligations under this agreement (See note 13).

	Amount	Value per share	Value
Reclamation Obligation Assumed	—	—	$5,998,994

Western Goldfields Common Stock	3,454,468	$0.52	1,789,891
Warrants - Western Goldfields stock, exercisable at $1.00 per share of common 450 days from issuance and for five years thereafter (1)	2,494,810	0.18	449,066
Warrants - Western Goldfields stock, exercisable at $1.00 per share of common 815 days from issuance and for five years thereafter (1)	5,596,370	0.16	895,419
Total Consideration			$9,133,370

Allocation to Fixed Assets:
Property, plant and equipment, including buildings	$6,471,000
Mineral properties	2,662,370
$9,133,370

(1)	See Note 12

The fair market value of the acquired property, plant and equipment was determined by review by the mine operations contractor. (See Note 15) The remaining value was allocated to mineral properties, and expensed in December 2003, as a part of $2,791,603 in exploration expense.

4.	INVENTORIES

Inventories consist of the following as at December 31, 2005 and 2004:

	December 31, 2005	December 31, 2004
Bullion	$—	$—
Metal-in-process	669,426	1,476,058
Supplies	235,921	98,191
Inventories	$905,347	$1,574,249

Metal-in-process inventory contained approximately 1,406 and 4,004 ounces of gold as of December 31, 2005 and 2004, respectively.

	December 31, 2005	December 31, 2004
Beginning Metal-in Process Inventory	$1,476,058	$1,634,966
Operating Costs for the Period	7,977,474	8,960,614
Depreciation, Depletion & Amortization for the Period	1,217,564	1,413,646
Less Cost of Metal Sales	(10,001,670)	(10,533,168)
Inventories	$669,426	$1,476,058

5.	PROPERTY AND EQUIPMENT

The following is a summary of property, equipment, and accumulated depreciation at December 31, 2005 and 2004:

	December 31, 2005	December 31, 2004
Buildings	$3,550,000	$3,041,666
Equipment	3,480,495	3,973,657
	7,030,495	7,015,323
Less accumulated depreciation	(2,170,061)	(1,151,379)
Net Property and Equipment	$4,860,434	$5,863,944

Depreciation expense for the years ended December 31, 2005 and 2004 was $1,018,682 and $770,512, respectively. The Company evaluates the recoverability of property and equipment when events and circumstances indicate that such assets might be impaired. The Company determines impairment by comparing the present value of future cash flows estimated to be generated by these assets to their respective carrying amounts or by comparing the carrying value to the estimated values from used equipment brokers for plant and equipment. Maintenance and repairs are expensed as incurred. Replacements and betterments are capitalized. The cost and related reserves of assets sold or retired are removed from the accounts, and any resulting gain or loss is reflected in results of operations.

6.	RECLAMATION AND REMEDIATION INVESTMENTS AND BONDS

The Company paid $7,661,615 for a reclamation cost policy with American International Specialty Lines Insurance Company in conjunction with the acquisition of the Mesquite Mine. The policy covers liability for reclamation up to $14,000,000 and establishes a reimbursement account with an initial balance of $5,998,994 and prepays the excess coverage with an additional premium of $1,662,621, which is to be amortized over an eleven-year period.

The reimbursement account has a balance of $6,248,220 and $6,089,572 as of December 31, 2005 and 2004.

The following bonds are covered by this insurance arrangement:

Bond Number	Inception Date	Contract Amount	Obligee(s)
ESD 7315360	11/7/2003	$ 1,179,465	Imperial County, CA
California Department of Conservation
U.S. Bureau of Land Management
ESD 7315361	11/7/2003	$ 1,190,614	Imperial County, CA
California Department of Conservation
U.S. Bureau of Land Management
ESD 7315362	11/7/2003	$ 61,783	Imperial County, CA
California Department of Conservation
U.S. Bureau of Land Management
ESD 7315363	11/7/2003	$ 550,000	California Water Quality Control Board
ESD 7315358	11/7/2003	$ 3,984,199	U.S. Bureau of Land Management
ESD 7315359	11/7/2003	$ 50,000	CA State Lands Commission

7.	INVESTMENTS

The Company’s investments are summarized as follows:

	December 31,	December 31,
Fair value of common stock holdings:	2005	2004
Cadence Resources Corporation	$—	$21,400
Lucky Joe Mining Company	—	—
Trend Mining Company	—	—
Total fair value	—	21,400
Cost	—	30,000
Gross unrealized holding gains/(losses)	$—	$(8,600)

In February 2005, the Company sold all its interest in Cadence Resources Corporation for $47,734 recognizing a gain of $26,334.

8.	LOANS RECEIVABLE

There were no loans receivable outstanding as of December 31, 2005.

9.	LONG-TERM PREPAID EXPENSES

The Company has entered into insurance contracts to insure the environmental and pollution risk up to $14,000,000 at its Mesquite Mine project. The policy covers reclamation risk, above the amount covered by the investment - remediation and reclamation account, up to $14,000,000 associated with the Mesquite Mine project. The policies cover risk for up to eleven years. Their costs are being amortized against earnings monthly and are summarized below.

	December 31,	December 31,
	2005	2004
Original Policy Premiums	$1,642,621	$1,642,621
Amortization to date	(329,768)	(178,119)
Unamortized Premium Cost	1,312,853	1,464,502
Current Portion	(151,649)	(151,649)
Long-Term Prepaid Expenses	$1,161,204	$1,312,853

10.	LOAN PAYABLE

Romarco Minerals Inc.

        On September 30, 2005, the Company entered into an Agreement and Plan of Merger and Reorganization (“the Merger Agreement”) with Romarco Minerals Inc. (“Romarco”), pursuant to which, if completed, the Company would have been merged with Romarco. Pending completion of the Merger Agreement the Company obtained financing from Romarco in the form of promissory notes, convertible into common stock at market closing prices ranging from $0.26 to $0.17. The notes were payable on demand and bore interest at a rate of 12% per annum. As at December 31, 2005 the liability to Romarco in respect of principal and interest was $705,186. On February 13, 2006, the Company announced that it and Romarco had terminated the Merger Agreement and had entered into a Termination Agreement under which, amongst other things, the Company repaid all outstanding promissory notes payable to Romarco, totalling $728,257 including principal and interest.

Project Financing

As part of the acquisition of the Mesquite Mine, the Company entered into a credit facility agreement on November 5, 2003, with R.M.B. International, (Dublin) Limited (“RMB”), a Republic of Ireland corporation. This two-year credit facility agreement resulted in the Company receiving $6,000,000 for a mortgage, security, assignment, and financing agreement. Substantially all of the assets acquired in the Mesquite Mine are pledged and mortgaged under these agreements, as well as most of the Company’s other property. Interest is accrued on this credit facility at LIBOR plus 6% per annum, on a monthly basis. In January, April, July and October 2004, the Company made the first four quarterly payments of $750,000 plus interest leaving a balance of $3,000,000 to be paid in 2005. In January and April of 2005 the Company made two more quarterly payments leaving a balance of $1,500,000 to be paid in 2005. On August 2, 2005 the Company entered into a Supplemental Agreement with RMB. RMB agreed that it would not demand the Company pay the loan payment due July 31, 2005 until October 31, 2005. On November 3, 2005 the Company issued RMB 576,241 shares of common stock to extend the two remaining loan payments until April 26, 2006. The loan was paid in full with interest on February 12, 2006.

As part of the credit facility agreement, the Company entered into a gold hedging program under which it sold forward 26,399 ounces of gold at $382.95 per ounce, or approximately 50% of expected production of gold from the heaps. These ounces were scheduled to begin delivery on January 30, 2004 and every three months thereafter until October 30, 2005. On each of the settlement dates, the Company settles in cash for the difference between the sales price and the hedged price times the number of scheduled ounces to be sold for that three month period. Unlike a conventional hedge, the Company was not required to put up collateral, and the Company is not subject to any margin requirements.

Since the Company sold gold for more than the hedged price in the periods ended January 30, April 30, July 30, and October 30, 2004 and 2005, it made payments under the hedge totaling $261,768 and $687,480 respectively reducing revenue by corresponding amounts.

The Company has a long-term strategy of selling its gold production at prevailing market prices. Under its risk management policy, the Company periodically reviews its exposure under this hedge and adjusts its risk profile accordingly. Furthermore, to manage a portion of its revenue risk and in order to provide additional comfort to the lender under the credit facility the Company entered into this forward sale. The forward sale was entered into for the amount of gold projected at the time entered into to be needed to cover approximately 80% of the company’s operating costs at Mesquite. The Company has concluded that this program is effective for its purpose and does not expect that it will be ineffective during the hedge period.

In addition to the pledge, credit facility, and facility agreements associated with the loan, the Company also entered into a deposit account control agreement wherein the Company agreed to maintain two bank accounts with an approved bank. These accounts control the funds advanced for the project and the proceeds of gold and other metal sales. Funds from these accounts can be released only with the consent of the lender and the approved bank.

The Company’s summary information for the valuation of derivatives, which includes management’s estimate of the Company’s discounted financing rate and the gold forward rate, as of December 31, 2005 and December 31, 2004, is as follows:

	December 31, 2005	December 31, 2004
London Afternoon Gold Fix	$513.00	$438.00
Undelivered ounces of gold sold forward	—	12,594
Loss (Gain) recognized as other Comprehensive Income	$(678,867)	$(176,921)
Value of provision for forward sales derivative-Marked-to-market	$—	$678,867

11.	RECLAMATION AND REMEDIATION LIABILITIES

Federal, state and local laws and regulations concerning environmental protection affect the Company’s operations. Under current regulations, the Company is required to meet performance standards to minimize environmental impact from operations and to perform site reclamation and remediation activities. The Company’s provisions for reclamation and remediation liabilities are based on known requirements. It is not possible to estimate the impact on operating results, if any, of future legislative or regulatory developments. The Company’s estimate of the net present value of these obligations for the Mesquite mine is based upon existing reclamation standards at December 31, 2005 and SFAS No. 143.

As part of the consideration for the Mesquite mine acquisition, the Company assumed the liability for final reclamation and closure of the mine. On November 7, 2003, the Company purchased from American International Specialty Lines Insurance Company a reclamation cost policy. The reclamation cost policy includes several components: a reimbursement account (Note 6), reclamation cost cap insurance, pollution liability insurance and surety bonds.

The following table sets out the activity for the Company’s reclamation and remediation liabilities for the years ending December 31, 2005 and 2004:

	December 31, 2005	December 31, 2004
Opening Balance	$6,358,994	$5,998,994
Accretion	381,540	360,000
Reduction in the present value of obligations	(543,964)	—
Ending Balance	$6,196,570	$6,358,994

The Company completed a review of the reclamation plan and the SFAS No. 143 reclamation and remediation liability as at December 31, 2005. The net present value of these obligations was revised to $6,196,570. The Company recorded a recovery in 2005 of $542,964 due to a reduction in the net present value of these obligations at December 31, 2005. This adjustment was predominately due to an adjustment in the timing of the reclamation and remediation costs.

12.	PREFERRED STOCK

The Company has 25,000,000 shares, $0.01 par value per share, of preferred stock authorized. As of December 31, 2004, there were 1,000,000 shares issued and outstanding.

On December 31, 2004, the Company entered into a subscription agreement with RAB Special Situations ("RAB") pursuant to which the Company issued and sold to RAB 1,000,000 shares of its Series "A-1" Convertible Preferred Stock (the "Series A Preferred Stock" or the "Preferreds") and warrants to purchase up to 500,000 shares of Series A Preferred Stock for an aggregate purchase price of $500,000. The Series A Preferred Stock is convertible at any time at the option of the holder. The warrants are exercisable up to December 31, 2006 at the option of the holder. The holders of the Preferreds are entitled to receive dividends at a rate of 7.5% of the conversion price (as defined) per annum. The Company has accrued such dividends in the amount of $34,375 as at December 31, 2005.

The number of shares of Series A Preferred and the purchase price per share are subject to adjustment pursuant to anti-dilution provisions, including upon the deemed issuance of additional shares of common stock. On August 25, 2005, the Company entered into a stock option agreement with Romarco Minerals, Inc. ("Romarco") pursuant to which the Company granted to Romarco an irrevocable option to purchase, under certain circumstances, up to such number of shares of the Company's common stock as equals 19.9% of the issued and outstanding shares of the Company's common stock at the first time of exercise of the stock option at a purchase price equal to $0.16 per share. This transaction constituted a deemed issuance of additional shares of common stock. Accordingly the 1,000,000 shares of Series A Preferred, originally exercisable into common stock at $0.50 per share, became exercisable into 3,125,000 shares of common stock at $0. 16, and the 500,000 warrants, originally exercisable into common stock at $0.60 per share, became exercisable into 1,562,500 shares at $0.192.

The warrants issued under the subscription agreement entitled the holder to purchase up to 500,000 shares of Series A Preferred initially at an exercise price per share of $0.60. The warrants are exercisable for a period of two years at any time on or after December 31, 2004.

In connection with the subscription agreement, the Company entered into a registration rights agreement, pursuant to which, the Company agreed under certain circumstances to register under the Securities Act of 1933, the shares of common stock issueable upon conversion or exercise of the securities sold in the transaction.

13.	COMMON STOCK

The Company completed a one for three reverse split of its common stock on August 24, 2002. Opening balances of shares of common stock have been adjusted to reflect the reverse split.

As discussed in Note 3, the Company issued 3,454,468 shares of common stock for the purchase of the Mesquite Mine during the period between July 2003 and January 2004. The initial deposit for this transaction was the issuance in July 2003 of 111,859 shares of common stock.

From time to time the Company has issued shares of common stock in satisfaction of obligations. Such issuances were made by reference to the closing price of the share on the date of issuance.

On February 10, 2005 the Company issued 25,000 shares of common stock for lease payments due under an Exploration and Mining Lease Agreement.

On March 1, 2005 the Company issued 50,000 shares of common stock for lease payments due under an Exploration and Mining Lease Agreement.

On April 26, 2005, the Company issued 70,000 shares of common stock for work commitments required under the terms of an Exploration and Mining Lease Agreement. On the same date, the Company issued 25,000 Shares of common stock to a company controlled by a director, in consideration for the negotiation of a subscription agreement with RAB.

On August 2, 2005 the Company entered into a Supplemental Agreement with RMB. RMB agreed that it would not demand the Company pay the loan payment due July 31, 2005 until October 31, 2005. On November 3, 2005 the Company issued RMB 576,241 shares of common stock to extend the two remaining loan payments until April 26, 2006.

During the first quarter of 2004, the Company issued 100,000 shares of common stock to satisfy its obligations under two property acquisition agreements.

During the third quarter of 2004, the Company issued 446,398 shares of common stock to satisfy, in part and in lieu of cash, a penalty on common stock issued in the November - December 2003 private placement. In the fourth quarter of 2004, 2,166 of those shares were cancelled when a shareholder changed his mind and elected to take cash rather than additional shares of common stock.

In the fourth quarter of 2004, certain shareholders exercised warrants at $0.45 per share for 20,000 shares of common stock. Also in the forth quarter of 2004, the Company cancelled 500 shares of common stock that were repurchased as treasury stock.

14.	STOCK OPTIONS AND WARRANTS

The Company estimates the fair value of options and warrants using the Black-Scholes Option Price Calculation. The Company used the following assumptions in estimating fair value: the risk-free interest rate of 4%, the volatility rate used is 70%; and the expected life of the options and warrants range between two to ten years. The Company also assumed that no dividends would be paid on common stock. Some warrants may be exercised under the cash-less method requiring a corresponding reduction in the amount of common stock issued in relationship to its cash value at the time the warrants are exercised.

In the fourth quarter of 2005, the Company granted 150,000 options exercisable for the purchase of one share of common stock each with an exercise price when vested of $0.40. These options generally vest over periods up to 12 months.

In the second quarter of 2005, the Company granted 1,423,500 options exercisable for the purchase of one share of common stock each with an exercise price when vested of $0.40. These options generally vest over periods up to 12 months.

In the first quarter of 2005, the Company granted 250,000 options exercisable for the purchase of one share of common stock each with an exercise price when vested of $0.50. These options generally vest over periods up to 18 months.

In the fourth quarter of 2004, the Company granted 354,750 options exercisable for the purchase of one share of common stock each with an exercise price when vested of $0.50. These options generally vest over periods up to 18 months.

In the third quarter of 2004, the Company granted 1,640,000 options exercisable for the purchase of one share of common stock each with an exercise price when vested between $0.65 and $0.80. These options generally vest over periods of up to 12 months.

In the second quarter of 2004, the Company granted 595,000 options exercisable for the purchase of one share of common stock each with an exercise price when vested between $0.50 and $1.00 per share if specified. These options generally vest over periods of up to 18 months.

In the first quarter of 2004, the Company granted 2,075,000 options exercisable for the purchase of one share of common stock each with an exercise price when vested at market value, or at between $0.50 and $1.00 per share if specified. These options generally vest over periods of up to 18 months.

The following is a summary of stock options:

	Shares	Weighted Average Exercise Price	Weighted Average Fair Value

Balance January 1, 2004	358,334	$0.49
Granted	4,664,750	0.80
Cancelled / Expired	—	—
Outstanding at December 31, 2004	5,023,084	$0.78
Exercisable at December 31, 2004	3,183,084	$0.76

Weighted average fair value of options as of December 31, 2004			$0.29

	Shares	Weighted Average Exercise Price	Weighted Average Fair Value

Balance January 1, 2005	5,023,084	$0.76
Granted	1,823,500	0.41
Cancelled / Expired	(173,684)	—
Outstanding at December 31, 2005	6,672,900	$0.69
Exercisable at December 31, 2005	6,385,984	$0.69

Weighted average fair value of options as of December 31, 2005			$0.26

The above stock options have been issued under an equity compensation plan approved by the directors but not by the shareholders.

Warrants outstanding to acquire common shares of the Company at December 31, 2005 are as follows:

Warrants Outstanding	Exercise Price	Expiry Date
1,341,669	$0.60	January 15, 2006 - October 31, 2006
225,000	0.60	5 years after the 1st anniversary of the effective date of the registration agreement in respect of the warrants and shares of warrant stock (1)
780,000	1.00	November 3, 2007 (1)(2)
6,056,180	1.00	5 years after the 2nd anniversary of the effective date of the registration agreement in respect of the warrants and shares of warrant stock (1) (3)
12,500,000	1.00	November 3, 2006 - March 15, 2007 (4)
1,250,000	1.00	November 3, 2006 - March 15, 2007 (4) (5)
150,000	1.00	December 18, 2006 (1)
22,302,849

(1)	As at March 15, 2006, the warrants and shares of warrant stock had not become effective by way of a registration statement.
(2)
Issued to RMB Resources Limited in connection with credit facility provided by RMB International (Dublin) Limited effective November 3, 2003. On October 20, 2005 the board of directors of the Company approved the extension of the term of the warrants by one year..

(3)
8,091,180 warrants were issued to Newmont Mining Corporation (“Newmont”) pursuant to the Asset Purchase Agreement effective November 7, 2003. On April 18, 2005, Newmont renounced 2,035,000 of these warrants to hold 6,056,180 at December 31, 2005.

(4)	The warrants were initially issued for a 2 year term. On October 20, 2005 the board of directors of the Company approved the extension of the term of the warrants by one year.
(5)
Issued to IBK Capital Corp. pursuant to a private placement with an initial closing dated November 3, 2003. On October 20, 2005 the board of directors of the Company approved the extension of the term of the warrants by one year.

15.	RELATED PARTY TRANSACTIONS

On February 10, 2005 the Company issued 12,500 shares of common stock to IW Exploration Co. (“IW”) and 12,500 shares of common stock to Mountain Gold Exploration, Inc. (“Mountain Gold”) for lease payments due under an Exploration and Mining Lease Agreement (“the Lease Agreement”), and on March 1, 2005 the Company issued 25,000 Common Shares to IW and 25,000 Common Shares to Mountain Gold for lease payments due under the Lease Agreement. Thomas Callicrate, who at the time was the Company’s Vice President of Exploration and a Director, is the President, Secretary and Treasurer of Mountain Gold.

On April 26, 2005, the Company issued 35,000 shares of common stock to Mountain Gold. and 35,000 shares of common stock to Lane Griffin for work commitments required under the terms of the Lease Agreement. Thomas Callicrate, who at the time was the Company’s Vice President of Exploration and a Director, is the President, Secretary and Treasurer of Mountain Gold. On the same date, the Company issued 25,000 shares of common stock to Proteus Capital Corp. (“Proteus”), a corporation owned and controlled by Douglas Newby, who at the time was Executive Vice-President and a Director of the Company, in consideration for the negotiation of a subscription agreement with RAB.

Mr. Newby has and has had a separate consulting relationship with the Company, whereby Proteus is compensated for consulting services at the rate of $4,000 per month plus expenses. On February 15, 2005 Proteus agreed to provide executive management and director services on a part-time basis for the Company for a monthly fee of $9,167.

In order to complete the transition of operations when the Company closed the acquisition of the Mesquite Mine in November 2003, the Company retained the services of Harrison Western Construction Corporation (“Harrison”) to manage the Mine for an initial period of six months. Under the contract, Harrison charged a management fee of cost plus 10%. Prior to July 8, 2004, the President of Harrison was also a director of the Company.

16.	COMMITMENTS AND CONTINGENCIES

Mining Industry

The Company is engaged in the exploration and development of mineral properties. At present, the Company is in the process of preparing, but does not have, feasibility studies establishing proven and probable reserves.

Although the minerals exploration and mining industries are inherently speculative and subject to complex environmental regulations, the Company is unaware of any pending litigation or of any specific past or prospective matters which could impair the value of its mining claims.

Lease Agreement

On November 1, 2005, the Company leased office space in Reno, Nevada to provide for corporate offices. This lease is for a term of three years, requiring monthly minimum lease payments of $2,215. The lease is renewable for three one-year renewal periods at a 5% increase in base rent to $2,326 per month and $2,558 in the third year. The Company’s commitment as of December 31, 2005 for 2006 is $26,802, for 2007 is $28,376 and for 2008 is $25,580.

Contract with the County Sanitation District of Los Angeles

During its ownership of the Mesquite Mine, Hanson Natural Resources, a prior operator of the mine, entered into an agreement with the County Sanitation District of Los Angeles County, which then developed and permitted a plan to create a 100 year landfill at the Mesquite Mine that when completed is expected to be the largest residential waste disposal in the United States.

Waste is expected to be dumped on lined pads on the pediment commencing in an area to the southwest of the Mesquite pits, ultimately including the southern sections of the leach pads. The waste dumps can utilize much of the material mined at Mesquite as liner and seal. Each cell of the landfill is expected to be sealed as it is completed.

Under the agreement with the County Sanitation District of Los Angeles County, the Company has the right to explore, mine, extract, process, market and sell ore, and otherwise conduct mining and processing activities, anywhere on the property for an initial period through 2024 with automatic extensions until 2078. Much of the infrastructure at the property is likely to be retained by the landfill after mining operations are completed and the Company has met certain reclamation standards. Landfill operations are not expected to begin until 2008.

17.	CORRECTION OF ERROR

        Subsequent to release of its audited financial statements for the year ended December 31, 2005, the Company has determined that the conversion option of its Series A Preferred stock (see Note 12) constitutes a contingent “beneficial conversion feature” in terms of EITF 99-5. Previously, the Company had not recognized any conversion benefit arising to holders of the Series A Preferred stock when the Company granted an option to Romarco Minerals Inc. on August 25, 2005. The Company has valued the conversion benefit arising to holders of the Series A Preferred stock and warrants as $1,700,000 and has accounted for this as a deemed dividend as at the date of the trigger event, August 25, 2005. The Company has revised its financial statements for the year ended December 31, 2005 to reflect this error correction.

	December 31,2005
	As Originally Reported	As Restated
Financial Position; Additional paid-in capital preferred	$475,000	$2,175,000
Accumulated deficit	$(12,377,989)	$(14,077,989)
Statement of Operations and Comprehensive loss
Preferred stock deemed dividend	$—	$(1,700,000)
Net loss to common shareholders	$(3,374,624)	$(5,074,624)
Basic and diluted net loss per share	$(0.10)	$(0.13)

Additionally, the Company reclassified a change in restricted cash of $3,897,229 from operating to financing activities.
18.	SUBSEQUENT EVENTS

In September 2005, the Company entered into an Agreement and Plan of Merger and Reorganization with Romarco. On February 13, 2006, the Company announced that it and Romarco had terminated this agreement on friendly terms and had entered into a Termination Agreement pursuant to which the Company agreed to pay Romarco a termination fee of $1,000,000, together with reimbursement of $225,000 for their out-of-pocket expenses in pursuing the merger. In addition, the Company agreed to repay all outstanding promissory notes payable to Romarco, totaling $728,257 including principal and interest. The Termination Agreement also provided for a mutual release of all claims in connection with the termination of the Agreement and Plan of Merger and Reorganization.

On February 13, 2006 the Company also announced the restructuring of its Board of Directors, the appointment of a new senior management team and the closing of the initial $3,700,000 of a non-brokered private placement financing of $6,000,000. On February 20, 2006, the Company announced the closing of the balance of $2,300,000 of the private placement. The private placement was in respect of 20,000,000 units at a purchase price of $0.30 per unit. Each unit comprises one share of common stock and one half common stock purchase warrant.

Each full common stock purchase warrant has an exercise price of $0.45 and a term of two years. In conjunction with the appointment of the new directors and management team, the Company granted 7,600,000 stock options.

The proceeds from this private placement have been used to repay in full the Company’s outstanding debt facility of $1,500,000 million with RMB plus accrued interest; pay Romarco $1,953,257 in full satisfaction of amounts owing upon termination of the merger agreement, and initiate a feasibility study for expansion and resumption of mining operations at the Mesquite Mine.

Hospah Coal Company, a wholly-owned subsidiary of Newmont Mining Corporation (“Newmont”), hold warrants to purchase 5,596,370 and 459,810 shares of the Company’s common stock, for an aggregate of 6,056,180 shares. On April 12, 2006, the Company agreed with Newmont to defer the earliest exercise date in respect of 3,296,370 of the warrants covered by the certificate for 5,596,370 warrants from June 10, 2006 to June 10, 2007.

Western Goldfields, Inc
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2006	2005
	(Unaudited)	(Audited)
		Restated (Note 15)
ASSETS
CURRENT ASSETS
Cash	$3,775,058	$52,387
Receivables	21,189	10,179
Inventories (Note 4)	676,134	905,347
Prepaid expenses	280,468	308,363
TOTAL CURRENT ASSETS	4,752,849	1,276,276

Property, plant, and equipment, net of
accumulated depreciation (Note 5)	4,710,721	4,860,434
Construction in progress	-	10,853
Investments - remediation and reclamation (Note 6)	6,399,916	6,248,220
Long-term deposits	324,158	319,286
Long-term prepaid expenses (Note 7)	1,085,379	1,161,204
TOTAL OTHER ASSETS	12,520,174	12,599,997

TOTAL ASSETS	$17,273,023	$13,876,273

LIABILITIES & STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$638,958	$807,009
Accounts payable to related party (Note 13)	118,201	-
Accrued expenses	972,325	650,071
Dividends payable on preferred stock	-	34,375
Accrued expenses - related party	-	45,834
Loan payable - Romarco (Note 8)	-	705,186
Accrued interest	-	48,696
Loan payable, current portion	-	1,500,000
TOTAL CURRENT LIABILITIES	1,729,484	3,791,171

LONG-TERM LIABILITIES
Reclamation and remediation liabilities	6,314,305	6,196,570

TOTAL LIABILITIES	8,043,789	9,987,741

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $0.01 par value, 25,000,000 shares authorized;
1,000,000 shares issued and outstanding	-	10,000
Common stock, $0.01 par value, 500,000,000 shares authorized;
67,505,065 and 39,468,051 shares issued
and outstanding, respectively	675,051	394,681
Additional paid-in capital	20,880,297	10,444,652
Additional paid-in capital preferred	-	2,175,000
Stock options and warrants	8,201,080	4,942,188
Accumulated deficit	(20,523,381)	(14,077,989)
Accumulated other comprehensive income (loss)	(3,813)	-
TOTAL STOCKHOLDERS' EQUITY	9,229,234	3,888,532

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$17,273,023	$13,876,273

The accompanying notes are an integral part of these consolidated financial statements.

WESTERN GOLDFIELDS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (LOSS)

	Three Months Ended June 30		Six Months Ended June 30
	2006	2005	2006	2005
	(Unadited)		(Unadited)
REVENUES
Gross revenue	$2,104,315	$3,139,880	$4,878,943	$5,698,487
Royalties	(80,383)	(284,165)	(183,243)	(602,977)
	2,023,932	2,855,715	4,695,700	5,095,510

COST OF GOODS SOLD
Mine operating costs	1,892,336	1,575,598	3,871,503	3,161,940
Mine site administration	348,813	331,639	676,595	703,456
Selling, transportation and refining	7,534	9,415	16,876	20,289
Depreciation, amortization and accretion	335,030	318,752	647,244	663,747
Inventory adjustment	9,242	695,820	312,210	763,499
Total Cost of Goods Sold	2,592,955	2,931,224	5,524,428	5,312,931

GROSS PROFIT (LOSS)	(569,023)	(75,509)	(828,728)	(217,421)

EXPENSES
General and administrative	1,105,652	507,515	2,175,604	888,427
Stock based compensation	730,231	83,422	1,770,156	199,861
Exploration - Mesquite	272,260	-	576,299	-
Exploration - Other	-	71,101	134,918	116,798
Total Expenses	2,108,143	662,038	4,656,977	1,205,086

OPERATING LOSS	(2,677,166)	(737,547)	(5,485,705)	(1,422,507)

OTHER INCOME (EXPENSE)
Expenses of Romarco merger termination	-	-	(1,225,000)	-
Interest income	86,367	67,199	178,614	93,113
Interest expense	-	(40,902)	(20,434)	(94,293)
Gain on extinguishment of debt	-	-	142,949	-
(Loss) gain on sale of assets	(18,837)	-	(18,837)	26,334
Total Other Income (Expense)	67,530	26,297	(942,708)	25,154

LOSS BEFORE INCOME TAXES	(2,609,636)	(711,250)	(6,428,413)	(1,397,353)

INCOME TAXES	-	-	-	-

NET LOSS	(2,609,636)	(711,250)	(6,428,413)	(1,397,353)

PREFERRED STOCK DIVIDENDS	(4,479)	-	(16,979)	-

NET LOSS TO COMMON STOCKHOLDERS	(2,614,115)	(711,250)	(6,445,392)	(1,397,353)

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	(4,322)	-	(3,813)	-
Forward sales derivative mark-to-market	-	101,426	-	384,613

NET COMPREHENSIVE LOSS	$(2,613,958)	$(609,824)	$(6,432,226)	$(1,012,740)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.04)	$(0.02)	$(0.11)	$(0.03)

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING	62,389,376	38,865,421	56,025,181	38,808,688

The accompanying notes are an integral part of these consolidated financial statements.

	WESTERN GOLDFIELDS, INC.
	CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Preferred Stock		Common Stock		Additional	Stock Options		Other
	Number of Shares	Amount	Number of Shares	Amount	Paid-in Capital	and Warrants	Accumulated Deficit	Comprehensive Income (Loss)	Total

Balance, December 31, 2004	1,000,000	$10,000	38,721,810	$387,218	$10,366,305	$4,779,018	$(9,003,365)	$(687,467)	$5,851,709

Options issued for directors' services	-	-	-	-	-	173,658	-	-	173,658

Options issued for officers' services	-	-	-	-	-	281,920	-	-	281,920

Options issued for services by employees	-	-	-	-	-	58,953	-	-	58,953

Options issued for services by consultants	-	-	-	-	-	3,784	-	-	3,784

Common stock issued for services	-	-	746,241	7,463	158,998	-	-	-	166,461

Expiration of warrants & options	-	-	-	-	28,049	(28,049)	-	-	-

Extension of warrants due to expire	-	-	-	-	-	39,204	-	-	39,204

Surrendered warrants - Newmont	-	-	-	-	366,300	(366,300)	-	-	-

Net loss for the year ended December 31, 2005	-	-	-	-	-	-	(3,340,249)	-	(3,340,249)

Deemed and accrued dividends on preferred stock	-	-	-	-	1,700,000	-	(1,734,375)	-	(34,375)

Other comprehensive income	-	-	-	-	-	-	-	687,467	687,467

Balance, December 31, 2005 (Restated - Note 15)	1,000,000	10,000	39,468,051	394,681	12,619,652	4,942,188	(14,077,989)	-	3,888,532

Common stock and warrants issued by way of private placement (unaudited)	-	-	20,000,000	200,000	3,812,000	1,988,000	-	-	6,000,000

Common shares issued on conversion of series A prefered stock (unaudited)	(1,000,000)	(10,000)	2,941,176	29,412	(4,412)	(15,000)	-	-	-

Common shares issued on conversion of series A prefered stock warrants (unaudited)	-	-	1,470,588	14,706	285,294	-	-	-	300,000

Common shares issued on conversion of common stock warrants (unaudited)	-	-	3,350,250	33,502	3,316,748	-	-	-	3,350,250

Common stock issued for exploration services and exploration assets acquired (unaudited)	-	-	275,000	2,750	133,750	-	-	-	136,500

Options issued for directors' services (unaudited)	-	-	-	-	-	704,390	-	-	704,390

Options issued for officers' services (unaudited)	-	-	-	-	-	926,196	-	-	926,196

Options issued for services by employees (unaudited)	-	-	-	-	-	139,571	-	-	139,571

Warrants issued for services by consultants (unaudited)	-	-	-	-	-	233,000	-	-	233,000

Expiration of warrants & options (unaudited)	-	-	-	-	717,265	(717,265)	-	-	-

Net loss for the six months ended June 30, 2006 (unaudited)	-	-	-	-	-	-	(6,428,413)	-	(6,428,413)

Dividend on preferred stock (unaudited)	-	-	-	-	-	-	(16,979)	-	(16,979)

Other comprehensive income (unaudited)	-	-	-	-	-	-	-	(3,813)	(3,813)

Balance, June 30, 2006 (unaudited)	-	$-	67,505,065	$675,051	$20,880,297	$8,201,080	$(20,523,381)	$(3,813)	$9,229,234

The accompanying notes are an integral part of these consolidated financial statements.

WESTERN GOLDFIELDS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2006	2005
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(6,428,413)	$(1,397,353)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Depreciation	529,509	509,541
Amortization of loan fees	-	159,716
Accretion expense (Note 9)	117,735	-
(Gain) loss on sale of assets and investments	(18,836)	(26,334)
Foreign exchange conversion loss	3,813	-
Interest accrued on investments - reclamation and remediation	(151,696)	(83,991)
Common stock issued for exploration assets and services	136,500
Common stock, options and warrants issued for services	2,003,157	368,361
Cost of extending expiry date of warrants	-	5,333
Changes in assets and liabilities:
Decrease (increase) in:
Accounts receivable	(11,010)	(6,232)
Inventories	229,213	684,318
Prepaid expenses	103,719	229,313
Long term deposits	(4,872)	(2,164)
Increase (decrease) in:
Accounts payable	(168,051)	(192,554)
Accounts payable to related parties	118,201	-
Accrued expenses	322,255	17,579
Accrued expenses - related parties	(45,835)	11,282
Accrued interest expense	(48,695)	(18,125)

Net cash provided (used) by operating activities	(3,283,260)	258,690

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property & equipment, including Construction
in Progress	(387,779)	(10,853)
Proceeds from sale of investments	-	47,734
Net cash provided (used) by investing activities	(387,779)	36,881

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on loan	(2,205,186)	(1,500,000)
Common stock issued for cash	4,012,000	-
Warrants issued for cash	1,988,000	-
Exercise of warrants to purchase common stock	3,650,250	-
Preferred stock dividends	(51,354)	-
Net cash provided (used) by financing activities	7,393,710	(1,500,000)

Change in cash	3,722,671	(1,204,429)

Cash, beginning of period	52,387	1,534,778

Cash, end of period	$3,775,058	$330,349

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Interest paid	$69,430	$111,238
Income taxes paid	$-	$-

NON-CASH FINANCING AND
INVESTING ACTIVITIES:
Stock options and warrants issued for services	$2,003,157	$368,361
Exploration fees and assets paid by issuance of stock	$136,500	$-
Cost of extending expiry date of warrants	$-	$5,333

The accompanying notes are an integral part of these consolidated financial statements.

WESTERN GOLDFIELDS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1.  ORGANIZATION AND DESCRIPTION OF BUSINESS

Western Goldfields, Inc. (hereinafter “the Company”) and its wholly owned subsidiaries are engaged in the exploration for, development of and extraction of precious metals principally in the state of California. The Company’s three wholly owned subsidiaries are Western Goldfields Canada Inc. (a management company), Western Mesquite Mines, Inc. (an operating company), and Calumet Mining Company (an exploration company).

The Company was in the exploration stage until late 2003. With the acquisition of the Mesquite Mine in November 2003, the Company exited the exploration stage and became an operating mining company. The Company’s first sale of gold from its production occurred in mid-January 2004.

In November and December 2003, the Company obtained significant additional capital through a private placement of its stock. Management used the majority of the proceeds from the financing for operations of the Mesquite Mine, as well as exploration and development on the Mesquite Mine and other properties.

During 2005 the Company’s deteriorating liquidity position resulted in the rescheduling of bank loan payments that were due on July 31 and October 31, 2005. As at December 31, 2005, the Company’s working capital deficit was $2,514,895. The Company obtained additional capital by completing a private equity financing in February 2006. The proceeds from the private equity financing were used to repay the current loan payable and the loan payable to Romarco Minerals Inc., to fund the Mesquite Mine feasibility study and for general corporate purposes. At June 30, 2006, the Company had working capital of $3,024,364.

The Company’s year-end for reporting purposes is December 31.

2.  BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

These financial statements include the accounts of Western Goldfields, Inc. and its 100% owned subsidiaries: Western Goldfields Canada Inc., Western Mesquite Mines, Inc., and Calumet Mining Company (collectively “Western Goldfields”.) The financial statements include the assets and liabilities of Western Goldfields as at June 30, 2006 and its results of operations and its cash flows for the period ended June 30, 2006. All significant inter-company accounts and transactions have been eliminated on consolidation.

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant areas requiring the use of management estimates relate to the determination of mineral reserves, reclamation and remediation obligations, impairment of assets, useful lives for depreciation and amortization, measurement of metal-in-process and finished goods inventories, value of options and warrants, and valuation allowances for future tax assets. Actual results could differ from these estimates.

                The accounting policies followed in preparing these financial statements are those used by Western Goldfields as set out in the audited financial statements for the period ended December 31, 2005. These interim statements should be read together with Western Goldfields’ audited financial statements for the period ended December 31, 2005. The financial statements and notes are representations of the Company’s management which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

3.  MINERAL PROPERTIES

The Company controls the following mineral properties:

California Property - Mesquite Mine

In July 2003, the Company issued 111,859 shares of common stock as a deposit on the purchase of the Mesquite Mine, in Imperial County, California, from Newmount Mining Corporation. In November 2003, the Company completed this purchase and issued an additional 2,217,609 shares of common stock and 2,494,810 warrants with an exercise price of $1.00 per share. In December 2003, the Company issued 1,125,000 shares of common stock and 5,596,370 warrants for the purchase of one share of common stock each, with an exercise price of $1.00 per share in final settlement of its obligations under this agreement (See note 12).

	Amount	Value per share	Value
Reclamation Obligation Assumed	-	-	$5,998,994

Western Goldfields Common Stock	$3,454,468	$0.52	1,789,891
Warrants - Western Goldfields stock, exercisable at $1.00 per share of common 450 days from issuance and for five years thereafter(1)	2,494,810	0.18	449,066
Warrants - Western Goldfields stock, exercisable at $1.00 per share of common 815 days from issuance and for five years thereafter (1)	5,596,370	0.16	895,419
Total Consideration			$9,133,370

Allocation to Fixed Assets:
Property, plant and equipment, including buildings	$6,471,000
Mineral properties	2,662,370
$9,133,370
(1)	See Note 12

The fair market value of the acquired property, plant and equipment was determined by review by the mine operations contractor. (See Note 13) The remaining value was allocated to mineral properties, and expensed in December 2003, as a part of $2,791,603 in exploration expense.

4. INVENTORIES

Inventories consist of the following as at June 30, 2006 and December 31, 2005:

	June 30, 2006	December 31, 2005
Metal-in-process	357,217	669,426
Supplies	318,917	235,921
Inventories	$676,134	$905,347

Metal-in-process inventory contained approximately 607 and 1,406 ounces of gold as of June 30, 2006 and December 31, 2005 , respectively.

	June 30, 2006	December 31, 2005
Beginning Metal-in Process Inventory	$669,426	$1,476,058
Operating Costs for the Period	4,880,045	7,977,474
Depreciation, Depletion & Amortization for the Period	644,376	1,217,564
Less Cost of Metal Sales	(5,836,630)	(10,011,670)
Inventories	$357,217	$669,426

5. PROPERTY AND EQUIPMENT

The following is a summary of property, equipment, and accumulated depreciation at June 30, 2006 and December 31, 2005:

	June 30, 2006	December 31, 2005
Buildings	$3,550,000	$3,550,000
Equipment	3,844,692	3,480,495
	7,394,692	7,030,495
Less accumulated depreciation	(2,683,971)	(2,170,061)
Net Property and Equipment	$4,710,721	$4,860,434

Depreciation expense for the six months ended June 30, 2006 and for the year ended December 31, 2005 was $529,509 and $1,018,682, respectively. The Company evaluates the recoverability of property and equipment when events and circumstances indicate that such assets might be impaired. The Company determines impairment by comparing the present value of future cash flows estimated to be generated by these assets to their respective carrying amounts or by comparing the carrying value to the estimated values from used equipment brokers for plant and equipment. Maintenance and repairs are expensed as incurred. Replacements and betterments are capitalized. The cost and related reserves of assets sold or retired are removed from the accounts, and any resulting gain or loss is reflected in results of operations.

6. RECLAMATION AND REMEDIATION INVESTMENTS AND BONDS

The Company paid $7,661,615 for a reclamation cost policy with American International Specialty Lines Insurance Company in conjunction with the acquisition of the Mesquite Mine. The policy covers liability for reclamation up to $14,000,000 and establishes a reimbursement account with an initial balance of $5,998,994 and prepays the excess coverage with an additional premium of $1,642,621, which is to be amortized over an eleven-year period.

The reimbursement account has a balance of $6,399,916 and $6,248,220 as of June 30, 2006 and December 31, 2005 respectively.

The following bonds are covered by this insurance arrangement:

Bond Number	Inception Date	Contract Amount	Obligee(s)
ESD 7315360	11/7/2003	$ 1,179,465	Imperial County, CA
California Department of Conservation
U.S. Bureau of Land Management
ESD 7315361	11/7/2003	$ 1,190,614	Imperial County, CA
California Department of Conservation
U.S. Bureau of Land Management
ESD 7315362	11/7/2003	$ 61,783	Imperial County, CA
California Department of Conservation
U.S. Bureau of Land Management
ESD 7315363	11/7/2003	$ 550,000	California Water Quality Control Board
ESD 7315358	11/7/2003	$ 3,984,199	U.S. Bureau of Land Management
ESD 7315359	11/7/2003	$ 50,000	CA State Lands Commission

7. LONG-TERM PREPAID EXPENSES

The Company has entered into insurance contracts to insure the environmental and pollution risk up to $14,000,000 at its Mesquite Mine project. The policy covers reclamation risk, above the amount covered by the investment - remediation and reclamation account, up to $14,000,000 associated with the Mesquite Mine project. The policies cover risk for up to eleven years. Their costs are being amortized against earnings monthly and are summarized below.

	June 30,	December 31,
	2006	2005
Original Policy Premiums	$1,642,621	$1,642,621
Amortization to date	(405,593)	(329,768)
Unamortized Premium Cost	1,237,028	1,312,853
Current Portion	(151,649)	(151,649)
Long-Term Prepaid Expenses	$1,085,379	$1,161,204

8. LOANS PAYABLE

Romarco Minerals Inc.

On September 30, 2005, the Company entered into an Agreement and Plan of Merger and Reorganization (“the Merger Agreement”) with Romarco Minerals Inc. (“Romarco”), pursuant to which, if completed, the Company would be merged with Romarco. Pending completion of the Merger Agreement the Company obtained financing from Romarco by way of promissory notes, convertible into common stock at a market closing price ranging from $0.26 to of $0.17. The notes were payable on demand and bore interest at a rate of 12%. As at December 31, 2005 the liability to Romarco in respect of principal and interest was $705,186. On February 13, 2006, the Company announced that it and Romarco had terminated the Merger Agreement and had entered into a Termination Agreement under which, amongst other things, the company repaid all outstanding promissory notes payable to Romarco, totaling $728,257 including principal and interest.

Project Financing

As part of the acquisition of the Mesquite Mine, the Company entered into a credit facility agreement on November 5, 2003, with R.M.B. International, (Dublin) Limited (“RMB”), a Republic of Ireland corporation. This two-year credit facility agreement resulted in the Company receiving $6,000,000 for a mortgage, security, assignment, and financing agreement. Substantially all of the assets acquired in the Mesquite Mine were pledged and mortgaged under these agreements, as well as most of the Company’s other property. Interest was accrued on this credit facility at LIBOR plus 6% per annum, on a monthly basis. In January, April, July and October 2004, the Company made the first four quarterly payments of $750,000 plus interest leaving a balance of $3,000,000 to be paid in 2005. In January and April of 2005 the Company made two more quarterly payments leaving a balance of $1,500,000 to be paid in 2005. On August 2, 2005 the Company entered into a Supplemental Agreement with RMB under which. RMB agreed that it would not demand the loan payment due July 31, 2005 until October 31, 2005. On November 3, 2005 the Company issued RMB 576,241 shares of common stock to extend the two remaining loan payments until April 26, 2006. The loan was paid in full with interest on February 12, 2006.

As part of the credit facility agreement, the Company entered into a gold hedging program under which it sold forward 26,399 ounces of gold at $382.95 per ounce, or approximately 50% of expected production of gold from the heaps. These ounces were scheduled to begin delivery on January 30, 2004 and every three months thereafter until October 30, 2005. On each of the settlement dates, the Company settled in cash for the difference between the sales price and the hedged price times the number of scheduled ounces to be sold for that three month period. Unlike a conventional hedge, the Company was not required to put up collateral, and the Company is not subject to any margin requirements.

The Company sold gold for more than the hedged price in the periods ended January 30, April 30, July 30, and October 30, 2004 and 2005, it made payments under the hedge totaling $261,768 in 2004 and $687,480 in 2005, reducing revenue by corresponding amounts.

Since October 30, 2005, the Company has reverted to selling its gold production at prevailing market prices since all of the hedges were delivered into.

9. RECLAMATION AND REMEDIATION LIABILITIES

Federal, state and local laws and regulations concerning environmental protection affect the Company’s operations. Under current regulations, the Company is required to meet performance standards to minimize environmental impact from operations and to perform site reclamation and remediation activities. The Company’s provisions for reclamation and remediation liabilities are based on known requirements. It is not possible to estimate the impact on operating results, if any, of future legislative or regulatory developments. The Company’s estimate of the net present value of these obligations for the Mesquite mine is based upon existing reclamation standards at December 31, 2005 and SFAS No. 143.

As part of the consideration for the Mesquite mine acquisition, the Company assumed the liability for final reclamation and closure of the mine. On November 7, 2003, the Company purchased from American International Specialty Lines Insurance Company a reclamation cost policy. The reclamation cost policy includes several components: a reimbursement account (Note 6), reclamation cost cap insurance, pollution liability insurance and surety bonds. The increase in the net present value of the liability is recognized for accounting purposes as accretion expense during the period under review.

The following table sets out the activity for the Company’s reclamation and remediation liabilities for the six months ending June 30, 2006 and for the year ending December 31, 2005:

	June 30, 2006	December 31, 2005
Opening Balance	$6,196,570	$6,358,994
Accretion	117,735	381,540
Reduction in the present value of obligations	-	(543,964)
Ending Balance	$6,314,305	$6,196,570

The Company completed a review of the reclamation plan and the SFAS No. 143 reclamation and remediation liability as at December 31, 2005. The net present value of these obligations was revised to $6,196,570. The Company recorded a recovery in 2005 of $543,964 due to a reduction in the net present value of these obligations at December 31, 2005. This adjustment was predominately due to an adjustment in the timing of the reclamation and remediation costs.

10. PREFERRED STOCK

The Company has 25,000,000 shares, $0.01 par value per share, of preferred stock authorized. As of June 30, 2006 and December 31, 2005, there were nil and 1,000,000 shares issued and outstanding, respectively

On December 31, 2004, the Company entered into a subscription agreement with RAB Special Situations ("RAB") pursuant to which the Company issued and sold to RAB 1,000,000 shares of its Series "A-1" Convertible Preferred Stock (the "Series A Preferred Stock" or the "Preferreds") and warrants to purchase up to 500,000 shares of Series A Preferred Stock for an aggregate purchase price of $500,000. The Series A Preferred Stock is convertible at any time at the option of the holder. The warrants are exercisable up to December 31, 2006 at the option of the holder. The holders of the Preferreds are entitled to receive dividends at a rate of 7.5% of the conversion price (as defined) per annum. The Company paid accrued dividends in the amount of $51,354 on conversion of the Series A Preferred Stock on May 31, 2006.

The number of shares of Series A Preferred and the purchase price per share are subject to adjustment pursuant to anti-dilution provisions, including upon the deemed issuance of additional shares of common stock. On August 25, 2005, the Company entered into a stock option agreement with Romarco Minerals, Inc. ("Romarco") pursuant to which the Company granted to Romarco an irrevocable option to purchase, under certain circumstances, up to such number of shares of the Company's common stock as equals 19.9% of the issued and outstanding shares of the Company's common stock at the first time of exercise of the stock option at a purchase price equal to $0.16 per share. This transaction constituted a deemed issuance of additional shares of common stock. Accordingly the 1,000,000 shares of Series A Preferred, originally exercisable into common stock at $0.50 per share, became exercisable into 3,125,000 shares of common stock at $0. 16, and the 500,000 warrants, originally exercisable into common stock at $0.60 per share, became exercisable into 1,562,500 shares at $0.192.

The warrants issued under the subscription agreement entitled the holder to purchase up to 500,000 shares of Series A Preferred initially at an exercise price per share of $0.60. The warrants were exercisable for a period of two years at any time on or after December 31, 2004.

On May 31, 2006, RAB converted its holding of 1,000,000 Series A Preferreds at an exercise price of $0.16 per share to acquire 3,125,000 common shares and exercised its warrants at an exercise price of $0.19 each to acquire 1,562,500 common shares. 257,736 of there shares were issuable to RAB at June 30, 2006.

In connection with the subscription agreement, the Company entered into a registration rights agreement, pursuant to which, the Company agreed under certain circumstances to register under the Securities Act of 1933, the shares of common stock issuable upon conversion or exercise of the securities sold in the transaction.

11. COMMON STOCK

On May 31, 2006 the Company issued 2,941,178 shares of common stock upon the conversion by RAB Special Situations, LLP (“RAB”) of its holding of 1,000,000 shares of Series A Preferred stock at an exercise price of $0.16. At the same date the Company issued 1,470,588 shares of common stock at a price of $0.19 per share for cash consideration of $300,000, upon the exercise by RAB of the warrants, originally to purchase 500,000 shares of common stock at $0.60. A further 275,736 common shares were issuable to RAB in respect of these transactions at June 30, 2006.

During the six months period to June 30, 2006, the Company has issued 3,350,250 shares of common stock for cash consideration of $3,350,250 upon the exercise of warrants to purchase common shares at $1.00 each.

On February 13, 2006 the Company announced the closing of the initial $3,700,000 of a non-brokered private placement financing of $6,000,000. On February 20, 2006, the Company announced the closing of the balance of $2,300,000 of the private placement. The private placement was in respect of 20,000,000 units at a purchase price of $0.30 per unit. Each unit comprises one share of common stock and one half common stock purchase warrant. Each full common stock purchase warrant has an exercise price of $0.45 and a term of two years. The consideration for the units has been allocated $200,000 as to common stock, $3,812,000 as to additional paid in capital, and $1,988,000 as to warrants.

From time to time the Company has issued shares of common stock in satisfaction of obligations. Such issuances were made by reference to the closing price of the share on the date of issuance.

On January 2, 2006, the Company issued 37,500 shares of common stock to Mountain Gold Exploration Inc. and 37,500 shares of common stock to IW Exploration Co. for work commitments required under the terms of a mineral lease. The shares were valued at $16,500.

On February 22, 2006, the Company issued 200,000 shares of common stock to the shareholders of Nevada Colca Gold Inc. under the terms of an Asset Purchase Agreement dated January 24, 2006. The shares were valued at $120,000.On February 10, 2005 the Company issued 25,000 shares of common stock for lease payments due under an Exploration and Mining Lease Agreement.

On March 1, 2005 the Company issued 50,000 shares of common stock for lease payments due under an Exploration and Mining Lease Agreement.

On April 26, 2005, the Company issued 70,000 shares of common stock for work commitments required under the terms of an Exploration and Mining Lease Agreement. On the same date, the Company issued 25,000 Shares of common stock to a company controlled by a director, in consideration for the negotiation of a subscription agreement with RAB.

On August 2, 2005 the Company entered into a Supplemental Agreement with RMB. RMB agreed that it would not demand the Company pay the loan payment due July 31, 2005 until October 31, 2005. On November 3, 2005 the Company issued RMB 576,241 shares of common stock to extend the two remaining loan payments until April 26, 2006.

12. STOCK OPTIONS AND WARRANTS

The Company estimates the fair value of options and warrants using the Black-Scholes Option Price Calculation. During the six month period ended June 30, 2006 the Company used the following assumptions in estimating fair value: risk-free interest rate in a range from 4.6% to 5.0% (2005 - 4%), volatility rate - 104% to 107% (2005 - 70%), and expected life of the options and warrants in a range from two to seven years (2005 - two to ten years). The Company also assumed that no dividends would be paid on common stock. Some warrants may be exercised under the cash-less method requiring a corresponding reduction in the amount of common stock issued in relationship to its cash value at the time the warrants are exercised.

On June 14, 2006, the Company issued 500,000 options to an officer, with an exercise price of $2.03 per share. The options are exercisable in three equal annual installments beginning on June 14, 2006. The options were valued at $884,000.

On April 13, 2006, the Company issued 320,000 options to consultants, with an exercise price of $0.93 per share. The options are exercisable in three equal installments beginning on June 14, 2006 and thereafter on April 13, 2007 and 2008. The options were valued at $252,800.

On February 13, 2006, the Company issued 7,600,000 options to certain directors, officers and employees, with an exercise price of $0.34. The options are exercisable in three equal annual installments beginning on June 14, 2006. The options were valued at $2,500,400.

In the fourth quarter of 2005, the Company granted 150,000 options exercisable for the purchase of one share of common stock each with an exercise price when vested of $0.40. These options generally vest over periods up to 12 months.

In the second quarter of 2005, the Company granted 1,423,500 options exercisable for the purchase of one share of common stock each with an exercise price when vested of $0.40. These options generally vest over periods up to 12 months.

In the first quarter of 2005, the Company granted 250,000 options exercisable for the purchase of one share of common stock each with an exercise price when vested of $0.50. These options generally vest over periods up to 18 months.

The following is a summary of stock options for the six month period ending June 30, 2006 and for the year ended December 31, 2005:

	Shares	Weighted Average Exercise Price	Weighted Average Fair Value

Balance January 1, 2005	5,023,084	$0.76
Granted	1,823,500	$0.41
Cancelled / Expired	(173,684)	$-
Outstanding at December 31, 2005	6,672,900	$0.69
Exercisable at December 31, 2005	6,385,984	$0.69

Weighted average fair value of options as of December 31, 2005			$0.26

Balance January 1, 2006	6,672,900	$0.69
Granted	8,420,000	$0.46
Cancelled / Expired	(766,950)	$0.81
Outstanding at June 30, 2006	14,325,950	$0.55
Exercisable at June 30, 2006	8,7425,701	$0.60
Weighted average fair value of options as of June 30, 2006			$0.37

Warrants outstanding to acquire common shares of the Company at June 30, 2006 are as follows:

Warrants Outstanding	Exercise Price	Expiry Date
175,000	$0.60	September 28, 2006 - October 31, 2006
225,000	0.60	5 years after the 1st anniversary of the effective date of the registration agreement in respect of the warrants and shares of warrant stock (1)
780,000	1.00	November 3, 2007 (2)
6,056,180	0.76	5 years after the 2nd anniversary of the effective date of the registration agreement in respect of the warrants and shares of warrant stock (1) (3)
10,399,750	1.00	November 3, 2006 - March 15, 2007 (4)
10,000,000	0.45	June 13,2008 (1)
1,000,000	0.30	2 years after closing date of the private placement (1)(5)
150,000	1.00	December 18, 2006 (1)
28,785,930

(1)	As at June 30, 2006, the warrants and shares of warrant stock had not become effective by way of a registration statement.
(2)
Issued to RMB Resources Limited initially for a three year term in connection with a credit facility provided by RMB International (Dublin) Limited effective November 3, 2003. On October 20, 2005 the board of directors of the Company approved the extension of the term of the warrants by one year.

(3)
8,091,180 warrants were issued to Newmont Mining Corporation (“Newmont”) pursuant to the Asset Purchase Agreement effective November 7, 2003. On April 18, 2005, Newmont renounced 2,035,000 of these warrants to hold 6,056,180 at December 31, 2005. On April 12, 2006 the Company agreed with Newmont to defer the earliest exercise date in respect of 3,296,370 of the warrants from June 10, 2006 to June 10, 2007. Under the anti-dilution provisions of the warrant the exercise price was reduced from $1.00 to $0.76 upon the issuance of common shares and warrants by way of private placement on February 13, 2006.

(4)	The warrants were initially issued for a 2 year term. On October 20, 2005 the board of directors of the Company approved the extension of the term of the warrants by one year.
(5)	Issued to Metalmark Management LLC in respect of services rendered in connection with private placement dated February 14, 2006

13. RELATED PARTY TRANSACTIONS

In March 2006, the Company concluded a cost sharing agreement with Silver Bear Resources Inc. (an Ontario corporation) (“ Silver Bear”) under which a portion of Silver Bear’s office overhead is now charged to the Company on the basis of the expected time commitment of the staff involved. The Company is related to Silver Bear as the senior executives of Silver Bear also serve as senior executives and directors of the Company. At June 30, 2006, $118,201 was payable  to Silver Bear under this agreement.

On February 22, 2006, the Company issued 200,000 shares of common stock to the shareholders of Nevada Colca Gold Inc. (“Nevada Colca”) pursuant to an Asset Purchase Agreement dated January 24, 2006. The Company thereby acquired certain assets comprising office equipment, property files, an environmental bond and cash for consideration of $120,000. Lawrence O’Connor, who at the time was the Company’s Vice President - Operations, also served as President of Nevada Colca.

On February 10, 2005 the Company issued 12,500 shares of common stock to IW Exploration Co. (“IW”) and 12,500 shares of common stock to Mountain Gold Exploration, Inc. (“Mountain Gold”) for lease payments due under an Exploration and Mining Lease Agreement (“the Lease Agreement”), and on March 1, 2005 the Company issued 25,000 Common Shares to IW and 25,000 Common Shares to Mountain Gold for lease payments due under the Lease Agreement. Thomas Callicrate, who at the time was the Company’s Vice President of Exploration and a Director, is the President, Secretary and Treasurer of Mountain Gold.

On April 26, 2005, the Company issued 35,000 shares of common stock to Mountain Gold. and 35,000 shares of common stock to Lane Griffin for work commitments required under the terms of the Lease Agreement. Thomas Callicrate, who at the time was the Company’s Vice President of Exploration and a Director, is the President, Secretary and Treasurer of Mountain Gold. On the same date, the Company issued 25,000 shares of common stock to Proteus Capital Corp. (“Proteus”), a corporation owned and controlled by Douglas Newby, who at the time was Executive Vice-President and a Director of the Company, in consideration for the negotiation of a subscription agreement with RAB.

Mr. Newby had a separate consulting relationship with the Company, whereby Proteus is compensated for consulting services at the rate of $4,000 per month plus expenses. On February 15, 2005 Proteus agreed to provide executive management and director services on a part-time basis for the Company for a monthly fee of $9,167. Mr. Newby resigned as Chairman of the Board, President and Chief Executive Officer effective February 13, 2006 and as a Director effective March 29, 2006.

In order to complete the transition of operations when the Company closed the acquisition of the Mesquite Mine in November 2003, the Company retained the services of Harrison Western Construction Corporation (“Harrison”) to manage the Mine for an initial period of six months. Under the contract, Harrison charged a management fee of cost plus 10%. Prior to July 8, 2004, the President of Harrison was also a director of the Company.

14. COMMITMENTS AND CONTINGENCIES

Mining Industry

The Company is engaged in the exploration and development of mineral properties. At present, the Company is in the process of preparing, but does not have, feasibility studies establishing proven and probable reserves.

Although the minerals exploration and mining industries are inherently speculative and subject to complex environmental regulations, the Company is unaware of any pending litigation or of any specific past or prospective matters which could impair the value of its mining claims.

Lease Agreement

On November 1, 2005, the Company leased office space in Reno, Nevada to provide for corporate offices. This lease was for a term of three years, requiring monthly minimum lease payments of $2,215. The lease was renewable for three one-year renewal periods at a 5% increase in base rent to $2,326 per month and $2,558 in the third year. The Company closed the Reno corporate office in June 2006 and the Company’s obligations were terminated by way of an assignment and assumption of lease agreement dated July 5, 2006.

Contract with the County Sanitation District of Los Angeles

During its ownership of the Mesquite Mine, Hanson Natural Resources, a prior operator of the mine, entered into an agreement with the County Sanitation District of Los Angeles County, which then developed and permitted a plan to create a 100 year landfill at the Mesquite Mine that when completed is expected to be the largest residential waste disposal in the United States.

Waste is expected to be dumped on lined pads on the pediment commencing in an area to the southwest of the Mesquite pits, ultimately including the southern sections of the leach pads. The waste dumps can utilize much of the material mined at Mesquite as liner and seal. Each cell of the landfill is expected to be sealed as it is completed.

Under the agreement with the County Sanitation District of Los Angeles County, the Company has the right to explore, mine, extract, process, market and sell ore, and otherwise conduct mining and processing activities, anywhere on the property for an initial period through 2024 with automatic extensions until 2078. Much of the infrastructure at the property is likely to be retained by the landfill after mining operations are completed and the Company has met certain reclamation standards. Landfill operations are not expected to begin until 2008.

15.  CORRECTION OF ERROR

Subsequent to release of its audited financial statements for the year ended December 31, 2005, the Company has determined that the conversion option of its Series A Preferred stock (see Note 10) constitutes a contingent “beneficial conversion feature” in terms of EITF 98-5. Previously, the Company had not recognized any conversion benefit arising to holders of the Series A Preferred stock when the Company granted an option to Romarco Minerals Inc. on August 25, 2005. The Company has valued the conversion benefit arising to holders of the Series A Preferred stock and warrants as $1,700,000 and has accounted for this as a deemed dividend as at the date of the trigger event, August 25, 2005. The Company has revised its financial statements for the year ended December 31, 2005 to reflect this error correction.

	December 31, 2005
	As Originally
	Reported	As Restated
Financial Position;
Additional paid-in capital preferred	$475,000	$2,175,000
Accumulated deficit	$(12,377,989)	$(14,077,989)

16.  SUBSEQUENT EVENT

On August 9, 2006, the Company announced the results of the feasibility study initiated in March 2006 for the re-commencement of production at the Mesquite Mine. Key findings of the study are a) that proven reserves and probable reserves are 1.23 and 1.13 million ounces of gold, respectively, and that b) after tax returns of 41% are projected at a gold selling price of $700 per ounce; 30% at a selling price of $600 per ounce, and 16% at a gold selling price of $500 per ounce. Based on the feasibility study, the Company announced that it expects to make its first gold pour at Mesquite Mine in less than 19 months.

We have not authorized any dealer, salesperson or any other person to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information in this prospectus is current as of the date hereof.
WESTERN GOLDFIELDS, INC. 49,638,450 SHARES OF COMMON STOCK PROSPECTUS ______________, 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification Of Directors And Officers.

Under the Idaho Business Corporation Act, an Idaho corporation:

(1) shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding;

(2) may indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if the officer or director conducted himself in good faith and reasonably believed, in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation, and in all cases, that his conduct was at least not opposed to the best interests of the corporation; and in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or he engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation, as authorized by section 30-1-202(2)(e), Idaho Code; and

(3) may indemnify and advance expenses under this part to an officer of the corporation who is a party to a proceeding because he is an officer of the corporation to the same extent as a director; and if he is an officer but not a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract except for liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding; or liability arising out of conduct that constitutes receipt by him of a financial benefit to which he is not entitled, an intentional infliction of harm on the corporation or the shareholders, or an intentional violation of criminal law.

We have purchased an insurance policy covering our officers and directors, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits, or proceedings and certain liabilities which might be imposed as a result of such actions, suits, or proceedings, to which they are parties by reason of being or having been our directors or officers. Our premium for the policy was $51,613 plus taxes and fees.

        On August 9, 2006, we entered into Indemnification Agreements with our directors and officers.  The following summary of the Indemnification Agreements is qualified in its entirety by reference to the full text of the Indemnification Agreement, a copy of which is attached to this Report as Exhibit 10.2 All capitalized terms in the following paragraph shall have the meanings ascribed to them in Indemnification Agreement.

        Under the Indemnification Agreements, if the Indemnitee is a party to an Action or is threatened to be made party to an Action, or is a witness on our behalf or on behalf of our affiliate(s), because of his service to us as an officer, director, or another Entity in any capacity at our request, we are obligated to defend, indemnify, and hold harmless the Indemnitee against judgments, fines, settlement payments and expenses, reasonable attorneys’ fees, expenses and costs of investigation, and any related appeals.  Notwithstanding the foregoing, we are not obligated to indemnify the Indemnitee where a judgment or final adjudication adverse to the Indemnitee shows (1) his acts were committee in bad faith or by gross negligence, or were the result of his active and deliberate dishonesty, which was material to the cause of action, or (2) the Indemnitee personally gained, in fact, a financial profit or other advantage, illegally obtained.  If the Indemnitee is only partially successful, we will indemnify the Indemnitee to the extent he was successful.  We will advance funds to the Indemnitee to pay expenses incurred in defending an Action in advance of to its final disposition, however, the Indemnitee must repay such advances if a court determines that the Indemnitee was not entitled to such advances.  The Indemnification Agreement will continue until the later of (1) 6 years after the Indemnitee has ceased to serve as an officer, director, or another Entity in any capacity at our request, or (2) the final termination of all pending or threatened Actions involving the Indemnitee.

Insofar as indemnification for liabilities arising under the Act or the indemnification agreements may be permitted to directors, officers and controlling persons of Western Goldfields, Inc., we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities covered by this registration statement, other than underwriting discounts and commissions. All of the expenses will be borne by the company except as otherwise indicated.

Registration fee	$11,515.00
Fees and expenses of accountants	10,000.00
Fees and expenses of legal counsel	20,000.00
Printing and engraving expenses	0.00
Miscellaneous expenses	1,000.00
Total	$42,515.00

Item 26. Recent Sales of Unregistered Securities

In June 2003, October 2003, and March 2004, we issued 8,334, 12,000 and 9,000 shares of our common stock, respectively, to Proteus Capital Corp. in consideration for corporate advisory services with respect to our acquisition of the Mesquite Mine and negotiation of the credit facility with RMB Resources (Dublin) Ltd. The issuances were valued at $2,500, $7,920 and $7,200, respectively. Proteus Capital Corp. also received warrants to purchase 50,000 shares of our common stock with an exercise price of $1.70 per share exercisable for four years from the date of issuance, valued at $1,500. In addition, we issued to Proteus Capital Corp. 125,000 shares at $0.80 and warrants to purchase an additional 200,000 shares of our common stock an exercise price of $1.00 per share exercisable for four years from the date of the closing of our acquisition of the Mesquite Mine in consideration for corporate advisory services with respect to our acquisition of the Mesquite Mine and negotiation of the credit facility with RMB Resources (Dublin) Ltd. The total consideration paid for the services provided by Proteus Capital Corp. was valued at $253,186. These transactions did not involve any underwriters, underwriting discount or commissions, or any public offering, and we believe that the transactions were exempt from the registration by virtue of Section 4(2) of the Securities Act of 1933, as amended. The investor represented its intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof. The investor had adequate access, through their relationships with us, to information about us.

From August 2003 to October 2003, we issued an aggregate of 350,000 shares of our common stock to seven individual investors upon the exercise of warrants purchased in our December 2002 private placement. The warrant holders exercised the warrants at an exercise price of $0.45 per share. Although the registration rights associated with the underlying shares expired in June 2003, we agreed to register these shares under the Securities Act of 1933, as amended. These transactions did not involve any underwriters, underwriting discount or commissions, or any public offering, and we believe that the transactions were exempt from the registration by virtue of Section 4(2) of the Securities Act of 1933, as amended. The investors represented their intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof. The investors had adequate access, through their relationships with us, to information about us.

In July 2003, James Mancuso joined our board of directors. In connection with his joining our board of directors, we issued to Mr. Mancuso the following options to purchase shares of our common stock, in each case exercisable for a period of five years from the date of vesting:

•	200,000 shares exercisable immediately at an exercise price of $0.50 per share;

•	100,000 shares exercisable after six months from the date of grant at an exercise price of $0.75 per share;

•	75,000 shares exercisable after 15 months from the date of grant at an exercise price of $1.00 per share; and

•	75,000 shares exercisable after 20 months from the date of grant at an exercise price of $1.00 per share.

The options granted to Mr. Mancuso were valued at $121,500. Mr. Mancuso resigned in February 2006.

In August 2003, Kenneth A. Brunk joined our board of directors. Mr. Brunk resigned from our board of directors in July 2004. In connection with his joining our board of directors, we issued to Mr. Brunk the following options to purchase shares of our common stock, in each case exercisable for a period of five years from the date of vesting:

•	75,000 shares exercisable immediately at an exercise price of $0.50 per share;

•	75,000 shares exercisable after six months from the date of grant at an exercise price of $0.75 per share;

•	50,000 shares exercisable after 15 months from the date of grant at an exercise price of $1.00 per share; and

•	50,000 shares exercisable after 20 months from the date of grant at an exercise price of $1.00 per share.

The options granted to Mr. Brunk were valued at $83,000.

These transactions did not involve any underwriters, underwriting discount or commissions, or any public offering, and we believe that the transactions were exempt from the registration by virtue of Section 4(2) of the Securities Act of 1933, as amended. The investors represented their intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof. The investors had adequate access, through their relationships with us, to information about us.

In September 2003, we entered into a business consultant agreement with MGI Fund-Raising Consultants whereby MGI Fund-Raising Consultants would perform financial consulting and public relations services for us in Canada. In consideration for its services, we agreed to issue to MGI Fund-Raising Consultants warrants to purchase 75,000 shares of our common stock at a price per share equal to the prevail market price at the time of the agreement. The warrants are exercisable for three years from the date of issuance. The warrants were valued at $10,500. In addition, we agreed to register under the Securities Act of 1933, as amended, the shares issuable upon exercise of the warrants upon the demand of MGI Fund-Raising Consultants or if we register other securities of ours. This transaction did not involve any underwriters, underwriting discount or commissions, or any public offering, and we believe that the transaction was exempt from the registration by virtue of Section 4(2) of the Securities Act of 1933, as amended. The investor represented its intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof. The investor had adequate access, through its relationship with us, to information about us.

In early 2003 we began exploring the possibility of acquiring the Mesquite Mine in Imperial County, California from Newmont Mining Corporation and a subsidiary of Newmont Mining Corporation. In July 2003, we issued 111,859 shares of our common stock to Newmont Mining Corporation for an exclusive option to purchase the Mesquite Mine. The option was valued at $57,958. In November 2003 we completed the purchase of the Mesquite Mine, and Newmont Mining Corporation now owns 3,454,468 shares of our common stock and warrants to purchase an additional 6,056,180 shares of our common stock. The transaction was valued at approximately $9.1 million, including the assumption of existing reclamation obligations. This transaction did not involve any underwriters, underwriting discount or commissions, or any public offering, and we believe that the transaction was exempt from the registration by virtue of Section 4(2) of the Securities Act of 1933, as amended. The investor represented its intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof. The investor had adequate access, through its relationship with us, to information about us.

In November 2003, Western Mesquite Mines, Inc., our wholly-owned subsidiary, entered into a facility agreement with RMB International (Dublin) Limited and RMB Resources Limited. In connection with the facility agreement, we issued warrants to purchase to purchase 780,000 shares of our common stock to RMB Resources Limited. The warrants are exercisable for a period of three years from the date of the facility agreement for a purchase price of $1.00 per share, subject to adjustments. The warrants were valued at $156,000. This transaction did not involve any underwriters, underwriting discount or commissions, or any public offering, and we believe that the transaction was exempt from the registration by virtue of Section 4(2) of the Securities Act of 1933, as amended. The investor represented its intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof. The investor had adequate access, through its relationship with us, to information about us.

In December 2003, we completed a private placement to third party individuals and institutional investors of 12,500,000 units at a price of $0.80 per unit pursuant to Regulation S, promulgated under the Securities Act of 1933, as amended. Units consist of one share of our common stock, a warrant to purchase one share of our common stock exercisable for two years at an exercise price of $1.00 per share and one share of our common stock issued in escrow. Each purchaser of a unit in the private placement was entitled to receive an additional share per unit purchased if we did not close a transaction with another company before February 28, 2004 which resulted in the listing of the resulting company’s securities on the Toronto Stock Exchange. The expiry date of the warrants was extend by one year on October 14, 2005. The escrow agent released the escrowed shares to the purchasers in March 2004. We also agreed to register under the Securities Act of 1933, as amended, the shares of common stock issued in the private placement, issued upon exercise of the warrant issued in the private placement and shares of any resulting entity in a merger transaction. In addition, we agreed under certain circumstances, upon the request of the holders, to include those shares of our common stock in a securities registration that we undertake on our behalf or on behalf of others. The aggregate proceeds to us from the private placement were approximately $9.1 million.

We furnished certain information about us to the investors and conducted the offering on a limited basis through IBK Capital Corp., as the placement agent for the offering. For its services as placement agent in the private placement, we agreed to pay to IBK Capital Corp. a commission of 10% of the proceeds of the private placement payable in warrants to purchase our common stock. The warrants are exercisable for a period of two years at an exercise price of $1.00 per share. We have issued to IBK Capital Corp. warrants to purchase 1,250,000 shares of common stock. The warrants are exercisable for a period of two years from the date of issuance for a purchase price of $1.00 per share, subject to anti-dilution adjustments.

In January 2004, we acquired certain properties in southern California from La Cuesta International in exchange for a payment of $10,000, reimbursement of $10,500 for prior lease payments, 25,000 shares of our common stock and a one-half percent net smelter return royalty on certain of the properties. The shares were valued at $20,000. This transaction did not involve any underwriters, underwriting discount or commissions, or any public offering, and we believe that the transaction was exempt from the registration by virtue of Section 4(2) of the Securities Act of 1933, as amended. The investor represented its intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof. The investor had adequate access, through its relationship with us, to information about us.

In January 2004 Douglas J. Newby joined our board of directors and in October 2005 he was appointed President and Chief Executive Officer. Mr. Newby resigned as President and Chief Executive Officer in February 2006 and from our board of directors in March 2006. In connection with joining our board of directors in January 2004, we issued Mr. Newby the following options to purchase shares of our common stock, in each case exercisable for a five year period from the date of vesting:

•	75,000 shares exercisable immediately at an exercise price of $0.50 per share;

•	75,000 shares exercisable after six months from the date of grant at an exercise price of $0.75 per share;

•	50,000 shares exercisable after 15 months from the date of grant at an exercise price of $1.00 per share; and

•	50,000 shares exercisable after 20 months from the date of grant at an exercise price of $1.00 per share

The options granted to Mr. Newby were valued at $140,000.

In January 2004, we hired Mark C. Shonnard as our Chief Financial Officer, Secretary and Treasurer. Mr. Shonnard subsequently left the Company in February 2005. In connection with his hiring, we issued to Mr. Shonnard the following options to purchase shares of our common stock, in each case exercisable for a three year period from the date of vesting:

•	50,000 shares exercisable immediately at an exercise price of $1.00 per share;

•	150,000 shares exercisable after six months from the date of grant at an exercise price at the then current market price per share; and

•	150,000 shares exercisable after 12 months from the date of grant at an exercise price of the then current market price per share.

The options granted to Mr. Shonnard were valued at $96,000.

Mr. Shonnard was also granted options to purchase shares of our common stock, exercisable for a five year period from the date of vesting, in the amount of 100,000 shares exercisable immediately at an exercise price of $1.00 per share. Mr. Shonnard resigned in February 2005.

The options granted to Mr. Shonnard were value at $36,000.

In January 2004, we hired Lawrence J. O’Connor as our Vice President of Operations. In connection with his hiring, we issued to Mr. O’Connor the following options to purchase shares of our common stock, in each case exercisable for a three year period from the date of vesting:

•	75,000 shares exercisable immediately at an exercise price of $1.00 per share;

•	150,000 shares exercisable after six months from the date of grant at an exercise price of the then current market price per share; and

•	150,000 shares exercisable after 12 months from the date of grant at an exercise price of the then current market price per share.

The options granted to Mr. O’Connor were valued at $102,750. Mr. O’Connor resigned in April 2006.

In January 2004, we issued options to purchase shares of our common stock, exercisable for a five year period from the date of vesting at an exercise price of $1.00 per share, in the amounts of 100,000 shares, 100,000 shares, 150,000 shares, 150,000 shares and 75,000 shares, respectively, to directors James Mancuso, Ken Brunk, Thomas K. Mancuso, Thomas Callicrate and John P. Ryan. Each of Messrs. James Mancuso, Brunk, Thomas Mancuso, Callicrate and Ryan have subsequently resigned from our board of directors.

These transactions did not involve any underwriters, underwriting discount or commissions, or any public offering, and we believe that the transactions were exempt from the registration by virtue of Section 4(2) of the Securities Act of 1933, as amended. The investors represented their intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof. The investors had adequate access, through their relationships with us, to information about us.

In March 2004, we issued 25,000 shares of common stock to Mountain Gold Exploration Inc. and 50,000 shares of common stock to Lane Griffin for work commitments required under the term of a mineral lease. These shares of common stock were valued at $60,000.

In April 2004, we issued warrants to purchase 150,000 shares of our common stock to Harrison Western Construction Company in connection with the management contract for the Mesquite Mine. The warrants are exercisable for $1.00 per share for a period of three years. Kenneth A. Brunk is the President and CEO of Harrison Western Construction Company. Mr. Brunk subsequently resigned from our board of directors. The warrants were valued at $22,500.

These transactions did not involve any underwriters, underwriting discount or commissions, or any public offering, and we believe that the transactions were exempt from the registration by virtue of Section 4(2) of the Securities Act of 1933, as amended. The investors represented their intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof. The investors had adequate access, through their relationships with us, to information about us.

In May 2004, Gerald B. Ruth joined our board of directors. In connection with his joining our board of directors, we issued to Mr. Ruth the following options to purchase shares of our common stock, in each case exercisable for a five year period from the date of vesting:

•	75,000 shares exercisable immediately at an exercise price of $0.50 per share;

•	75,000 shares exercisable after six months from the date of grant at an exercise price of $0.75 per share;

•	50,000 shares exercisable after 15 months from the date of grant at an exercise price of $1.00 per share; and

•	50,000 shares exercisable after 20 months from the date of grant at an exercise price of $1.00 per share.

The options granted to Mr. Ruth were valued at $48,000.

In July 2004, our board of directors ratified the granting of various options to a group of employees in connection with their employment. We issued to them the following options to purchase shares of our common stock:

•	35,000 shares exercisable immediately and until April 2007 at an exercise price of $0.80 per share;

•	30,000 shares exercisable immediately and until May 2007 at an exercise price of $0.80 per share;

•	70,000 shares exercisable from October 2004 until October 2007 at an exercise price of $0.80 per share;

•	60,000 shares exercisable from November 2004 until November 2007 at an exercise price of $0.80 per share;

•	75,000 shares exercisable from April 2005 until April 2008 at an exercise price of $0.80 per share; and

•	75,000 shares exercisable from May 2005 until May 2008 at an exercise price of $0.80 per share.

The options granted to these employees were valued at $69,000.

In July 2004, our board of directors approved the granting of various options to a group of employees and consultants in connection with their employment and consultancies. We issued to them the following options to purchase shares of our common stock:

•	10,000 shares exercisable immediately and until July 2007 at an exercise price of $0.80 per share;

•	40,000 shares exercisable immediately and until July 2007 at an exercise price of $0.65 per share;

•	5,000 shares exercisable from September 2004 until September 2007 at an exercise price of $0.80 per share;

•	10,000 shares exercisable from November 2004 until November 2007 at an exercise price of $0.80 per share;

•	15,000 shares exercisable from January 2005 until January 2008 at an exercise price of $0.80 per share; and

•	60,000 shares exercisable from January 2005 until January 2008 at an exercise price of $0.65 per share.

The options granted to these employees and consultants were valued at $25,000.

In September 2004, we issued options to purchase shares of our common stock to our directors and executive officers, in each case exercisable for a ten year period from the date of vesting at an exercise price of $0.75 per share:

Name	Option Shares	Vesting
Thomas K. Mancuso	100,000 75,000 75,000	Immediately 6 months after date of grant 12 months after date of grant
Thomas E. Callicrate	100,000 75,000 75,000	Immediately 6 months after date of grant 12 months after date of grant
James Mancuso	100,000 50,000 50,000	Immediately 6 months after date of grant 12 months after date of grant
Douglas J. Newby	100,000 50,000 50,000	Immediately 6 months after date of grant 12 months after date of grant
Gerald B. Ruth	100,000 50,000 50,000	Immediately 6 months after date of grant 12 months after date of grant
Mark C. Shonnard	100,000 50,000 50,000	Immediately 6 months after date of grant 12 months after date of grant
Lawrence J. O’Connor	100,000 50,000 50,000	Immediately 6 months after date of grant 12 months after date of grant

Each of Messrs. Mancuso, Callicrate, Mancuso, Newby, Shonnard and Mr. O’Connor are no longer officers or directors of the Company.

These options were valued at $495,000.

In November 2004, we issued to a group of employees options to purchase shares of our common stock, exercisable for a three year period from the date of vesting, at an exercise price of $0.50 per share totaling 64,750 shares. The options were valued at $8,228.

In December 2004, our board of directors ratified the granting of options to a consultant in connection with a consulting agreement. We issued thereunder the following options to purchase shares of our common stock:

•	20,000 shares exercisable immediately and until November 2007 at an exercise price of $0.60 per share;

•	15,000 shares exercisable May 2005 until May 2008 at an exercise price of $0.60 per share; and

•	15,000 shares exercisable from November 2005 until November 2008 at an exercise price of $0.60 per share.

The options granted to this consultant were valued at $4,400.

In December 2004, in conjunction with the hiring of two employees, we issued the following options to purchase shares of our common stock, in each case exercisable for a three year period from the date of vesting:

•	80,000 shares exercisable immediately at an exercise price of $0.50 per share;

•	80,000 shares exercisable after six months from the date of grant at an exercise price of $0.50 per share; and

•	80,000 shares exercisable after 12 months from the date of grant at an exercise price of $0.50 per share.

These options were valued at $19,200.

These transactions did not involve any underwriters, underwriting discount or commissions, or any public offering, and we believe that the transactions were exempt from the registration by virtue of Section 4(2) of the Securities Act of 1933, as amended. The investors represented their intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof. The investors had adequate access, through their relationships with us, to information about us.

On December 31, 2004, we entered into a subscription agreement with RAB Special Situations, LP. Pursuant to the subscription agreement, we issued and sold to RAB Special Situations, LP 1,000,000 shares of our series “A-1” convertible preferred stock and warrants to purchase up to 500,000 shares of our series “A-1” convertible preferred stock for an aggregate purchase price of $500,000. The warrants issued under the subscription agreement entitle the holder to purchase up to 500,000 shares of series “A-1” convertible preferred stock at an exercise price per share of $0.60. The warrants are exercisable for a period of two years at any time on or after December 31, 2004. The number of shares of series “A-1” convertible preferred stock and the purchase price per share of series “A-1” convertible preferred stock are subject to adjustment from time to time under certain circumstances. In 2005, we issued a convertible promissory note to Romarco Minerals Inc., convertible into shares of common stock at $0.17. The issuance of this convertible promissory note reduced the conversion price from $0.50 per share to $0.17 per share. In connection with the subscription agreement, we entered in a registration rights agreement, pursuant to which, we agreed under certain circumstances to register under the Securities Act of 1933, the shares of common stock issuable upon conversion or exercise of the securities sold in the transaction. This transaction did not involve any underwriters, underwriting discount or commissions, or any public offering, and we believe that the transaction was exempt from the registration by virtue of Section 4(2) of the Securities Act of 1933, as amended. The investor represented its intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof. The investor had adequate access, through its relationship with us, to information about us.

In February 2005, we issued 12,500 shares of common stock to Mountain Gold Exploration Inc. and 12,500 shares of common stock to IW Exploration Co. for work commitments required under the term of a mineral lease. These shares of common stock were valued at $12,000.

In February 2005, we cancelled warrants to acquire 50,000 shares of common stock at $1.70 and warrants to acquire 200,000 shares of common stock at $1.00, which had previously been issued to Proteus Capital Corp., a Company controlled by Douglas Newby, our former President, and replaced them with warrants to acquire 225,000 shares of common stock at $0.60.

In March 2005, we issued 25,000 shares of common stock to Mountain Gold Exploration Inc. and 25,000 shares of common stock to IW Exploration Co. for work commitments required under the term of a mineral lease. These shares of common stock were valued at $18,500.

These transactions did not involve any underwriters, underwriting discount or commissions, or any public offering, and we believe that the transactions were exempt from the registration by virtue of Section 4(2) of the Securities Act of 1933, as amended. The investors represented their intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof. The investors had adequate access, through their relationships with us, to information about us.

In March 2005, we hired Becky Corigliano as our Chief Financial Officer. In connection with her hiring, we issued to Ms. Corigliano the following options to purchase shares of our common stock, in each case exercisable for a five year period from the date of vesting:

•	50,000 shares exercisable immediately at an exercise price of $0.50 per share;

•	100,000 shares exercisable after six months from the date of grant at an exercise price of $0.50 per share; and

•	100,000 shares exercisable after 12 months from the date of grant at an exercise price of $0.50 per share.

Ms. Corigliano resigned in February 2005. These options were valued at $17,500.

This transaction did not involve any underwriters, underwriting discount or commissions, or any public offering, and we believe that the transactions were exempt from the registration by virtue of Section 4(2) of the Securities Act of 1933, as amended. The investors represented their intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof. The investors had adequate access, through their relationships with us, to information about us.

In April 2005, we issued 35,000 shares of common stock to Mountain Gold Exploration Inc. and 35,000 shares of common stock to Lane Griffith for work commitments required under the term of a mineral lease. On the same date, we issued 25,000 shares of common stock to Proteus Capital Corp. in consideration for the negotiation of a subscription agreement with RAB Special Situations, LP. These shares of common stock were valued at $38,000.

This transaction did not involve any underwriters, underwriting discount or commissions, or any public offering, and we believe that the transactions were exempt from the registration by virtue of Section 4(2) of the Securities Act of 1933, as amended. The investors represented their intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof. The investors had adequate access, through their relationships with us, to information about us.

In April 2005, we issued options to purchase shares of our common stock to our directors and executive officers, in each case exercisable for a five year period from the date of vesting at an exercise price of $0.40 per share:

Name	Option Shares	Vesting
Thomas K. Mancuso	100,000 100,000	Immediately 12 months after date of grant
Thomas E. Callicrate	100,000 100,000	Immediately 12 months after date of grant
James Mancuso	75,000 75,000	Immediately 12 months after date of grant
Douglas J. Newby	75,000 75,000	Immediately 12 months after date of grant
Gerald B. Ruth	75,000 75,000	Immediately 12 months after date of grant
Lawrence J. O’Connor	100,000 100,000	Immediately 12 months after date of grant
Becky Corigliano	100,000 100,000	Immediately 12 months after date of grant

Each of Messrs. Mancuso, Callicrate, Mancuso, Newby, O’Connor and Ms. Corigliano are no longer officers or directors of the Company. These options were valued at $131,250.

In April 2005, we issued to a group of employees the following options to purchase shares of our common stock, in each case exercisable for a five year period from the date of vesting:

•	86,750 shares exercisable immediately at an exercise price of $0.40 per share; and

•	86,750 shares exercisable after one year from the date of grant at an exercise price of $0.40 per share.

These options were valued at $18,218.

In November 2005, we issued to one employee the following options to purchase shares of our common stock, in each case exercisable for a five year period from the date of vesting:

•	75,000 shares exercisable immediately at an exercise price of $0.40 per share; and

•	75,000 shares exercisable after one year from the date of grant at an exercise price of $0.40 per share.

These options were valued at $36,000.

These transactions did not involve any underwriters, underwriting discount or commissions, or any public offering, and we believe that the transactions were exempt from the registration by virtue of Section 4(2) of the Securities Act of 1933, as amended. The investors represented their intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof. The investors had adequate access, through their relationships with us, to information about us.

In November 2005, we issued to Rand Merchant Bank 576,241 shares of common stock to extend the two remaining loan payments under the loan facility until April 26, 2006. These loan repayments were originally scheduled for repayment on July 31, 2005 and October 31, 2005. These shares of common stock were valued at $97,961.

This transaction did not involve any underwriters, underwriting discount or commissions, or any public offering, and we believe that the transactions were exempt from the registration by virtue of Section 4(2) of the Securities Act of 1933, as amended. The investors represented their intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof. The investors had adequate access, through their relationships with us, to information about us.

In January 2006, we issued 37,500 shares of common stock to Mountain Gold Exploration Inc. and 37,500 shares of common stock to IW Exploration Co. for work commitments required under the term of a mineral lease. These shares of common stock were valued at $16,500.

This transaction did not involve any underwriters, underwriting discount or commissions, or any public offering, and we believe that the transaction was exempt from the registration by virtue of Section 4(2) of the Securities Act of 1933, as amended. The investor represented its intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof. The investor had adequate access, through its relationship with us, to information about us.

In February 2006, we sold 20,000,000 units at the purchase price of $0.30 per unit to 28 accredited investors for an aggregate sales price of $6,000,000. Each unit consisted of one share of our common stock and one half of one warrant to purchase one share of our common stock, exercisable at $0.45 per share (the “February Private Placement”). The warrants become exercisable upon approval by our shareholders of an amendment to our articles of incorporation increasing the number of our authorized shares of common stock to a number in excess of 115,000,000. Each of the following officers and directors invested in the February Private Placement:

•	Investec Bank (UK) Limited, a new investor, purchased 7,500,000 units for an aggregate purchase price of $2,250,000;

•
Rockcliff Group Limited, a corporation of which our Chairman of the Board, Randall Oliphant, is the sole shareholder, Chairman and Chief Executive Officer, purchased 2,500,000 units for an aggregate purchase price of $750,000;

•	Martyn Konig, our Director, purchased 333,333 units for an aggregate purchase price of $100,000;

•	TerraNova Partners L.P., a limited partnership of which our Director, Vahan Kololian, is the founder and managing partner, purchased 833,334 for an aggregate purchase price of $250,000;

•	Raymond Threlkeld, our Chief Executive Officer, purchased 333,334 units for an aggregate purchase price of $100,000;

•	Brian Penny, our Chief Financial Officer, purchased 333,333 units for an aggregate purchase price of $100,000;

•	Sandra-Meddick-Ruth, the wife of our Director, Gerald Ruth, purchased 500,000 units for an aggregate purchase price of $150,000; and

•	Muriel A. Ruth, the mother of our Director, Gerald Ruth, purchased 133,334 units for an aggregate purchase price of $40,000.

This transaction did not involve any underwriters, underwriting discount or commissions, or any public offering, and we believe that the transaction was exempt from the registration by virtue of Section 4(2) of the Securities Act of 1933, as amended. The investor represented its intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof. The investor had adequate access, through its relationship with us, to information about us.

In February 2006, we issued warrants to purchase 1,000,000 shares of our common stock to a consulting firm at an exercise price of $0.30. These warrants were valued at $233,000. These transactions did not involve any underwriters, underwriting discount or commissions, or any public offering, and we believe that the transactions were exempt from the registration by virtue of Section 4(2) of the Securities Act of 1933, as amended. The consulting firm represented their intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof. The consulting firm had adequate access, through its relationship with us, to information about us

In February 2006, we issued options to purchase shares of our common stock to our directors and officers, in each case exercisable beginning June 14, 2006 (the “Effective Date”) and at an exercise price of $0.34.

Name	Option Shares	Vesting
Randall Oliphant	2,500,000	Three equal annual installments beginning on Effective Date
Martyn Konig	750,000	Three equal annual installments beginning on Effective Date
Vahan Kololian	750,000	Three equal annual installments beginning on Effective Date
Raymond Threlkeld	1,250,000	Three equal annual installments beginning on Effective Date
Brian Penny	1,000,000	Three equal annual installments beginning on Effective Date
Paul Semple	700,000	Three equal annual installments beginning on Effective Date
Graham Desson	500,000	Three equal annual installments beginning on Effective Date

These options were valued at $2,451,000.

In February 2006, we issued to a group of employees 150,000 options to purchase shares of our common stock exercisable beginning June 14, 2006 at an exercise price of $0.34. These options vest in three equal annual installments beginning on June 14, 2006. These options were valued at $49,000.

These transactions did not involve any underwriters, underwriting discount or commissions, or any public offering, and we believe that the transactions were exempt from the registration by virtue of Section 4(2) of the Securities Act of 1933, as amended. The investors represented their intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof. The investors had adequate access, through their relationships with us, to information about us.

In February, 2006, we issued 200,000 shares of common stock to the shareholders of Nevada Colca Gold Inc. under the terms of the Asset Purchase Agreement dated January 24, 2006. These shares of common stock were valued at $120,000.

Subsequent to March 31, 2006, we issued 3,350,250 shares of our common stock for $3,350,250 upon exercise of warrants.

The transaction did not involve any underwriters, underwriting discount or commissions, or any public offering, and we believe that the transaction was exempt from the registration by virtue of Section 4(2) of the Securities Act of 1933, as amended. The investors represented its intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof. The investors had adequate access, through its relationship with us, to information about us.

In April 2006, we issued to a group of consultants 320,000 options to purchase shares of our common stock exercisable on June 14, 2006 at an exercise price of $0.93. These options vest in three equal annual installments beginning on the effective date. These options were valued at $256,000.

In June 2006, we issued 500,000 options to purchase shares of our common stock to Wes Hanson, Vice President of Mine Development exercisable on June 14, 2006 at an exercise price of $2.03 per share. These options vest in three equal installments beginning on June 14, 2006. These options were valued at $885,000.

In August 2006, we issued 300,000 options to Cory Atiyeh, the Vice President and General Manager of the Mesquite Mine; 75,000 options to Donald Wagstaff, the Chief Geologist of Mesquite Mine, and 100,000 options to Julie Taylor, the Director of Regulatory Affairs and Investor Relations at an exercise price of $2.28 per share. These options vest in three equal installments beginning on August 19, 2006. These options were valued at $931,000.

On May 31, 2006, RAB Special Situations LP converted 1,000,000 shares of series “A-1” convertible preferred stock into 2,941,176 shares of our common stock and converted 500,000 shares of series “A-1” convertible preferred stock warrants into 500,000 shares of preferred stock which were converted into 1,440,588 shares of our common stock. On August 11, 2006, we issued to RAB an additional 183,824 shares of common stock after discovering a calculation error in the conversion price used in computing the preferred stock conversion. In addition, on August 11, 2006, we issued 91,912 shares of common stock to RAB after discovering the same calculation error in the conversion price used in computing the preferrred stock warrant conversion.

These transactions did not involve any underwriters, underwriting discount or commissions, or any public offering, and we believe that the transaction was exempt from the registration by virtue of Section 4(2) of the Securities Act of 1933, as amended. The investors represented its intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof. The investors had adequate access, through its relationship with us, to information about us.

Item 27. Exhibits.

Exhibit No.	Document Description
3.1(1)	Articles of Incorporation, as amended, of Western Goldfields, Inc.
3.1.1(4)	Articles of Amendment to the Articles of Incorporation of Western Goldfields, Inc. (Exhibit 3.1)
3.1.2(5)	Articles of Amendment to the Articles of Incorporation of Western Goldfields, Inc. (Exhibit 3.1)
3.1.3(9)	Articles of Amendment to the Articles of Incorporation of Western Goldfields, Inc. (Exhibit 3.1)
3.2(1)	Bylaws of Western Goldfields, Inc.
4.1(1)	Form of Stock Purchase Warrant by Western Goldfields, Inc. in favor of the Investors in the November-December 2003 Private Placement
4.2(1)	Warrant, dated November 5, 2003, by Western Goldfields, Inc. in favor of RMB Resources Limited (included in Schedule 5 to Exhibit 10.2)
4.3(1)	Warrant, dated November 7, 2003, by Western Goldfields, Inc. in favor of Hospah Coal Company
4.4(1)	Warrant, dated March 16, 2004, by Western Goldfields, Inc. in favor of Hospah Coal Company
4.5 (7)	Form of Warrant relating to the February 2006 private placement (Exhibit 10.2)
4.6 (8)	Form of Warrant relating to the February 2006 private placement (Exhibit 10.2)
5.1*	Opinion of Troutman Sanders LLP
10.1(1)	Registration Rights Agreement between Western Goldfields, Inc. and the Investors in the November-December 2003 Private Placement
10.2(1)	Facility Agreement, dated as of November 5, 2003, between Western Mesquite Mines, Inc., Each party listed in schedule 1 as a Guarantor, RMB International (Dublin) Limited and RMB Resources Limited
10.3(1)	Security Agreement, dated as of November 5, 2003, between Western Mesquite Mines, Inc., RMB International (Dublin) Limited and RMB Resources Limited
10.4(1)	Mortgage, Security Agreement, Assignment and Financing Statement, dated as of November 7, 2003, from Western Mesquite Mines, Inc. to RMB International (Dublin) Limited and RMB Resources Limited
10.5(1)	Pledge Agreement, dated as of November 5, 2003, between Western Goldfields, Inc., RMB International (Dublin) Limited and RMB Resources Limited
10.6(1)	Deposit Account Control Agreement, dated as of November 5, 2003, by and between RMB International (Dublin) Limited, RMB Resources Limited, Western Mesquite Mines, Inc. and Baker Boyer National Bank
10.7(1)	Deed of Guarantee and Indemnity, dated as of November 5, 2003, between RMB Resources Limited, RMB International (Dublin) Limited and The companies described in the schedule as Guarantors
10.8(1)	Management Side Agreement, dated as of November 5, 2003, between RMB Resources Limited, RMB International (Dublin) Limited, Western Mesquite Mines, Inc. and Harrison Western Construction Corporation
10.9(1)	Agreement, dated as of September 1, 2003, between Western Mesquite Mines, Inc. and Harrison Western Construction Corporation
10.10(1)	Asset Purchase Agreement, dated effective November 7, 2003, among Western Mesquite Mines, Inc., Western Goldfields, Inc., Hospah Coal Company, and Newmont USA Limited dba Newmont Mining Corporation
10.11(1)	Registration Rights Agreement, dated as of November 7, 2003, between Western Goldfields, Inc. and Hospah Coal Company
10.11.1(1)	Agreement Regarding Return of Shares, dated January 20, 2004, by and between Western Goldfields, Inc. and Hospah Coal Company
10.12(1)	Net Operating Cash Flow Royalty Agreement, dated November 7, 2003, between Western Mesquite Mines, Inc. and Hospah Coal Company
10.13(1)	Royalty Agreement, dated November 7, 2003, between Western Mesquite Mines, Inc. and Hospah Coal Company
10.14(1)	Guaranty, dated November 7, 2003, by Western Goldfields, Inc. in favor of Newmont USA Limited and Hospah Coal Company
10.15(1)	Exploration and Mining Lease Agreement, dated December 23, 2002, between Mountain Gold Exploration, Inc, Lane A. Griffin and Western Goldfields, Inc.
10.16(1)	Agreement, dated April 25, 2003, by and among Western Goldfields, Inc. and Electrum L.L.C.
10.17(1)	Business Consultant Agreement, dated September 28, 2003, between MGI Fund-Raising Consultants and Western Goldfields, Inc.
10.18(1)	Mineral Lease and Landfill Facilities Lease Agreement, dated as of June 11, 1993, by and between Hanson Natural Resources Company, Hospah Coal Company and Santa Fe Pacific Minerals Corporation
10.19(1)	Refining Agreement, dated December 1, 2003, by and between Western Goldfields, Inc. and Johnson Matthey Inc.

10.20.1(1)
Statement of Intent and Confidentiality Agreement, dated January 23, 2004, by and between the Selnek-is Tem-Al Corporation on behalf of the Torres Martinez Desert Cahuilla Indians and Western Goldfields, Inc.

10.20.2(1)	Letter Agreement, dated April 7, 2004, from Western Goldfields, Inc. and accepted and agreed to by the Torres Martinez Desert Cahuilla Indian Tribe
10.20.3(1)	Letter Agreement dated July 12, 2004, from Western Goldfields, Inc. and accepted and agreed to by Selnek-is Tem-Al Corp.
10.20.4(6)	Letter Agreement dated January 10, 2005 from Western Goldfields, Inc. and accepted and agreed to by Selnek-is Tem-Al Corporation
10.21(1)	Lease Agreement, dated April 1, 2004, between Matley Plaza Limited Partnership and Western Goldfields
10.22(1)	Letter Agreement, dated April 28, 2004 from Western Goldfields, Inc. and accepted and agreed to by 321Gold
10.23(1)	Letter Agreement, dated April 8, 2004, from Western Goldfields, Inc. and agreed and accepted by Coolcharm Ltd.
10.24.1(1)	Letter Agreement, dated January 7, 2004, by Western Goldfields, Inc. and La Cuesta International, Inc.
10.24.2(1)	Mining Lease, dated as of June 19, 2003, between Neil Johnson and La Cuesta International, Inc.
10.24.3(1)	Mining Lease, dated as of July 1, 2003, between Edwin C. Mealy and Mary C. Mealy and La Cuesta International, Inc.
10.25(2)	Exploration and Mining Lease Agreement, dated as of October 20, 2004, between Mountain Gold Exploration, Inc., IW Exploration Co. and Western Goldfields, Inc. (Exhibit 10.1)
10.26(3)	Mining Venture Agreement, dated November 28, 2004, between Western Goldfields, Inc. and 321Gold, Inc. (Exhibit 10.1)
10.27(5)	Subscription Agreement, dated December 31, 2004, between Western Goldfields, Inc. and RAB Special Situations, LP (Exhibit 10.1)
10.28(5)	Stock Purchase Warrant, dated December 31, 2004, by Western Goldfields, Inc. in favor of RAB Special Situations, LP (Exhibit 10.2)
10.29(5)	Registration Rights Agreement, dated December 31, 2004, by and among Western Goldfields, Inc. and RAB Special Situations, LP (Exhibit 10.3)
10.30(6)	Officer Employer Agreement, dated effective as of January 1, 2004, by and between Western Goldfields, Inc. and Thomas Mancuso
10.31(6)	Officer Employer Agreement, dated effective as of January 1, 2004, by and between Western Goldfields, Inc. and Thomas Callicrate
10.32(6)	Officer Employer Agreement, dated effective as of January 1, 2004, by and between Western Goldfields, Inc. and Lawrence O’Connor
10.33(7)	Form of Securities Purchase Agreement relating to the February 2006 private placement (Exhibit 10.1)
10.34(8)	Form of Securities Purchase Agreement relating to the February 2006 private placement (Exhibit 10.1)
10.35(10)	Form of Severance Agreement between us and our officers
10.36(10)	Form of Indemnification Agreement between us and our officers and directors
23.1*	Consent of Troutman Sanders LLP (included in Exhibit 5.1)
23.2*	Consent of HJ & Associates, LLC
23.3*	Consent of Micon International Limited
23.4*	Consent of Independent Mining Consultants Inc.

*	Filed herewith.
(1)	Incorporated by reference from the Registration Statement on Form SB-2, as amended, of Western Goldfields, Inc., Registration No. 333-112036
(2)	Incorporated by reference to the exhibit shown in parenthesis included in Western Goldfields, Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 12, 2004
(3)	Incorporated by reference to the exhibit shown in parenthesis included in Western Goldfields, Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 2, 2004
(4)	Incorporated by reference to the exhibit shown in parenthesis included in Western Goldfields, Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 16, 2004
(5)	Incorporated by reference to the exhibit shown in parenthesis included in Western Goldfields, Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 6, 2005
(6)	Incorporated by reference from the Registration Statement on Form SB-2 of Western Goldfields, Inc., Registration No. 333-122426
(7)	Incorporated by reference to the exhibit shown in parenthesis included in Western Goldfields, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 17, 2006
(8)	Incorporated by reference to the exhibit shown in parenthesis included in Western Goldfields, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 13, 2006
(9)	Incorporated by reference to the exhibit shown in parenthesis included in Western Goldfields, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 20, 2006
(10)	Incorporated by reference to our Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2006.

Item 28. Undertakings

(a).    The undersigned hereby undertakes:

1.    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)    To include any additional or changed material information on the plan of distribution.

2.    That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b).    Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c).    Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use. Recent Accounting Pronouncements.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Form SB-2 Registration Statement to be signed on its behalf by the undersigned, in the city of Brawley, California, on this 18th day of August, 2006.

WESTERN GOLDFIELDS, INC.

By:	/s/ RAYMOND THRELKELD

Name: Raymond Threlkeld Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Raymond Threlkeld	President Chief Executive Officer	August 18, 2006
Raymond Threlkeld	(Principal Executive Officer)

/s/ Brian Penny	Chief Financial Officer	August 18, 2006
Brian Penny	(Principal Financial and Accounting Officer)

/s/ Randall Oliphant	Chairman of the Board	August 18, 2006
Randall Oliphant

/s/ Vahan Kololian	Director	August 18, 2006
Vahan Kololian

/s/ Martyn Konig	Director	August 18, 2006
Martyn Konig

/s/ Gerald Ruth	Director	August 18, 2006
Gerald Ruth

EXHIBIT INDEX

Exhibit No.	Document Description
3.1(1)	Articles of Incorporation, as amended, of Western Goldfields, Inc.
3.1.1(4)	Articles of Amendment to the Articles of Incorporation of Western Goldfields, Inc. (Exhibit 3.1)
3.1.2(5)	Articles of Amendment to the Articles of Incorporation of Western Goldfields, Inc. (Exhibit 3.1)
3.1.3(9)	Articles of Amendment to the Articles of Incorporation of Western Goldfields, Inc. (Exhibit 3.1)
3.2(1)	Bylaws of Western Goldfields, Inc.
4.1(1)	Form of Stock Purchase Warrant by Western Goldfields, Inc. in favor of the Investors in the November-December 2003 Private Placement
4.2(1)	Warrant, dated November 5, 2003, by Western Goldfields, Inc. in favor of RMB Resources Limited (included in Schedule 5 to Exhibit 10.2)
4.3(1)	Warrant, dated November 7, 2003, by Western Goldfields, Inc. in favor of Hospah Coal Company
4.4(1)	Warrant, dated March 16, 2004, by Western Goldfields, Inc. in favor of Hospah Coal Company
4.5 (7)	Form of Warrant relating to the February 2006 private placement (Exhibit 10.2)
4.6 (8)	Form of Warrant relating to the February 2006 private placement (Exhibit 10.2)
5.1*	Opinion of Troutman Sanders LLP
10.1(1)	Registration Rights Agreement between Western Goldfields, Inc. and the Investors in the November-December 2003 Private Placement
10.2(1)	Facility Agreement, dated as of November 5, 2003, between Western Mesquite Mines, Inc., Each party listed in schedule 1 as a Guarantor, RMB International (Dublin) Limited and RMB Resources Limited
10.3(1)	Security Agreement, dated as of November 5, 2003, between Western Mesquite Mines, Inc., RMB International (Dublin) Limited and RMB Resources Limited
10.4(1)	Mortgage, Security Agreement, Assignment and Financing Statement, dated as of November 7, 2003, from Western Mesquite Mines, Inc. to RMB International (Dublin) Limited and RMB Resources Limited
10.5(1)	Pledge Agreement, dated as of November 5, 2003, between Western Goldfields, Inc., RMB International (Dublin) Limited and RMB Resources Limited
10.6(1)	Deposit Account Control Agreement, dated as of November 5, 2003, by and between RMB International (Dublin) Limited, RMB Resources Limited, Western Mesquite Mines, Inc. and Baker Boyer National Bank
10.7(1)	Deed of Guarantee and Indemnity, dated as of November 5, 2003, between RMB Resources Limited, RMB International (Dublin) Limited and The companies described in the schedule as Guarantors
10.8(1)	Management Side Agreement, dated as of November 5, 2003, between RMB Resources Limited, RMB International (Dublin) Limited, Western Mesquite Mines, Inc. and Harrison Western Construction Corporation
10.9(1)	Agreement, dated as of September 1, 2003, between Western Mesquite Mines, Inc. and Harrison Western Construction Corporation
10.10(1)	Asset Purchase Agreement, dated effective November 7, 2003, among Western Mesquite Mines, Inc., Western Goldfields, Inc., Hospah Coal Company, and Newmont USA Limited dba Newmont Mining Corporation
10.11(1)	Registration Rights Agreement, dated as of November 7, 2003, between Western Goldfields, Inc. and Hospah Coal Company
10.11.1(1)	Agreement Regarding Return of Shares, dated January 20, 2004, by and between Western Goldfields, Inc. and Hospah Coal Company
10.12(1)	Net Operating Cash Flow Royalty Agreement, dated November 7, 2003, between Western Mesquite Mines, Inc. and Hospah Coal Company
10.13(1)	Royalty Agreement, dated November 7, 2003, between Western Mesquite Mines, Inc. and Hospah Coal Company
10.14(1)	Guaranty, dated November 7, 2003, by Western Goldfields, Inc. in favor of Newmont USA Limited and Hospah Coal Company
10.15(1)	Exploration and Mining Lease Agreement, dated December 23, 2002, between Mountain Gold Exploration, Inc, Lane A. Griffin and Western Goldfields, Inc.
10.16(1)	Agreement, dated April 25, 2003, by and among Western Goldfields, Inc. and Electrum L.L.C.
10.17(1)	Business Consultant Agreement, dated September 28, 2003, between MGI Fund-Raising Consultants and Western Goldfields, Inc.
10.18(1)	Mineral Lease and Landfill Facilities Lease Agreement, dated as of June 11, 1993, by and between Hanson Natural Resources Company, Hospah Coal Company and Santa Fe Pacific Minerals Corporation
10.19(1)	Refining Agreement, dated December 1, 2003, by and between Western Goldfields, Inc. and Johnson Matthey Inc.

10.20.1(1)
Statement of Intent and Confidentiality Agreement, dated January 23, 2004, by and between the Selnek-is Tem-Al Corporation on behalf of the Torres Martinez Desert Cahuilla Indians and Western Goldfields, Inc.

10.20.2(1)	Letter Agreement, dated April 7, 2004, from Western Goldfields, Inc. and accepted and agreed to by the Torres Martinez Desert Cahuilla Indian Tribe
10.20.3(1)	Letter Agreement dated July 12, 2004, from Western Goldfields, Inc. and accepted and agreed to by Selnek-is Tem-Al Corp.
10.20.4(6)	Letter Agreement dated January 10, 2005 from Western Goldfields, Inc. and accepted and agreed to by Selnek-is Tem-Al Corporation
10.21(1)	Lease Agreement, dated April 1, 2004, between Matley Plaza Limited Partnership and Western Goldfields
10.22(1)	Letter Agreement, dated April 28, 2004 from Western Goldfields, Inc. and accepted and agreed to by 321gold
10.23(1)	Letter Agreement, dated April 8, 2004, from Western Goldfields, Inc. and agreed and accepted by Coolcharm Ltd.
10.24.1(1)	Letter Agreement, dated January 7, 2004, by Western Goldfields, Inc. and La Cuesta International, Inc.
10.24.2(1)	Mining Lease, dated as of June 19, 2003, between Neil Johnson and La Cuesta International, Inc.
10.24.3(1)	Mining Lease, dated as of July 1, 2003, between Edwin C. Mealy and Mary C. Mealy and La Cuesta International, Inc.
10.25(2)	Exploration and Mining Lease Agreement, dated as of October 20, 2004, between Mountain Gold Exploration, Inc., IW Exploration Co. and Western Goldfields, Inc. (Exhibit 10.1)
10.26(3)	Mining Venture Agreement, dated November 28, 2004, between Western Goldfields, Inc. and 321Gold, Inc. (Exhibit 10.1)
10.27(5)	Subscription Agreement, dated December 31, 2004, between Western Goldfields, Inc. and RAB Special Situations, LP (Exhibit 10.1)
10.28(5)	Stock Purchase Warrant, dated December 31, 2004, by Western Goldfields, Inc. in favor of RAB Special Situations, LP (Exhibit 10.2)
10.29(5)	Registration Rights Agreement, dated December 31, 2004, by and among Western Goldfields, Inc. and RAB Special Situations, LP (Exhibit 10.3)
10.30(6)	Officer Employer Agreement dated effective as of January 1, 2004, by and between Western Goldfields, Inc. and Thomas Mancuso
10.31(6)	Officer Employer Agreement dated effective as of January 1, 2004, by and between Western Goldfields, Inc. and Thomas Callicrate
10.32(6)	Officer Employer Agreement dated effective as of January 1, 2004, by and between Western Goldfields, Inc. and Lawrence O'Connor
10.33(7)	Form of Securities Purchase Agreement relating to the February 2006 private placement (Exhibit 10.1)
10.34(8)	Form of Securities Purchase Agreement relating to the February 2006 private placement (Exhibit 10.1)
10.35(10)	Form of Severance Agreement between us and our officers
10.36(10)	Form of Indemnification Agreement between us and our officers and directors
23.1*	Consent of Troutman Sanders LLP (included in Exhibit 5.1)
23.2*	Consent of HJ & Associates, LLC
23.3*	Consent of Micon International Limited
23.4*	Consent of Independent Mining Consultants Inc.

*	Filed herewith.
(1)	Incorporated by reference from the Registration Statement on Form SB-2, as amended, of Western Goldfields, Inc., Registration No. 333-112036
(2)	Incorporated by reference to the exhibit shown in parenthesis included in Western Goldfields, Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 12, 2004.
(3)	Incorporated by reference to the exhibit shown in parenthesis included in Western Goldfields, Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 2, 2004.
(4)	Incorporated by reference to the exhibit shown in parenthesis included in Western Goldfields, Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 16, 2004.

(5)	Incorporated by reference to the exhibit shown in parenthesis included in Western Goldfields, Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 6, 2005.
(6)	Incorporated by reference from the Registration Statement on Form SB-2 of Western Goldfields, Inc., Registration No. 333-122426
(7)	Incorporated by reference to the exhibit shown in parenthesis included in Western Goldfields, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 17, 2006.
(8)	Incorporated by reference to the exhibit shown in parenthesis included in Western Goldfields, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 13, 2006.
(9)	Incorporated by reference to the exhibit shown in parenthesis included in Western Goldfield, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 20, 2006.
(10)	Incorporated by reference to our Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2006.